                                              Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-59889

PROSPECTUS

                               PARK 'N VIEW, INC.

                               OFFER TO EXCHANGE
                      SERIES B 13% SENIOR NOTES DUE 2008,
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                          FOR ANY AND ALL OUTSTANDING
                       SERIES A 13% SENIOR NOTES DUE 2008

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 11,
                             1998, UNLESS EXTENDED.

     Park 'N View, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and such offer, the "Exchange Offer"), to exchange Series B 13% Senior Notes due 2008 of the Company (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus forms a part, for an equal principal amount of outstanding Series A 13% Senior Notes due 2008 of the Company (the "Old Notes"), of which $75,000,000 aggregate principal amount is outstanding as of the date hereof. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

     Any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires, which will be December 11, 1998 (20 business days following the commencement of the Exchange Offer) unless the Exchange Offer is extended (such date, including as extended, the "Expiration Date"), will be accepted for exchange. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company, and to the terms of the Registration Rights Agreement, dated as of May 27, 1998, by and among the Company and Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") (the "Registration Statement"). Old Notes may only be tendered in integral multiples of $1,000. See "The Exchange Offer."

     The New Notes will be entitled to the benefits of the Indenture that governs the Old Notes and that will govern the New Notes by and between the Company and State Street Bank and Trust Company (as trustee), dated as of May 27, 1998 (the "Indenture"). The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "The Exchange Offer" and "Description of the New Notes."

     The New Notes will be represented by permanent global notes (the "Global Notes") in fully registered form and will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants.

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993) (collectively, the "Exchange Offer No-Action Letters"), the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder (other than a broker-dealer who acquires such New Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does
                                                        (continued on next page)
                             ---------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                THE DATE OF THIS PROSPECTUS IS NOVEMBER 12, 1998

(cover page continued)

not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Company that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Company; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of New Notes or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from this offering. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.

     The Old Notes have been designated as eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. Prior to the Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchaser has previously made a market in the Old Notes, and the Company has been advised that the Initial Purchaser currently intends to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchaser is not obligated, however, to make a market in the Old Notes or the New Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchaser. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected. See "Risk Factors -- Lack of Public Market for the New Notes."

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     As a result of the filing of the Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. Pursuant to the Indenture, the Company has agreed to file with the Commission, to the extent permitted, and provide to the holders of the Notes, reports, information and documents which are required to be delivered pursuant to Sections 13 and 15(d) of the Exchange Act so long as the Notes are outstanding, whether or not the Company is subject to the informational requirements of the Exchange Act.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere, including statements regarding, among other items, the Company's anticipated strategies, installation of the integrated telecommunications and entertainment network originated and operated by the Company (the "PNV Network" or "Network") at a significant number of additional sites, expansion of the functionality and capacity of the PNV Network, additional telecommunications and other services to be offered through the PNV Network, cost savings, expenditures and cash requirements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; uncertainties inherent in proposed business strategies and development plans; future financial performance, including availability, terms and deployment of capital; inability to increase subscription sales or realize expected cost savings; market demand for the Company's current and planned telecommunications and entertainment services and products; technological developments; competitive developments in the telecommunications, cable and long-haul trucking industry; the ability of vendors to deliver required equipment; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; changes in the nature of key contractual relationships with truckstops and/or fleet trucking companies; market acceptance of the pricing of the Company's services and products; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
                             ---------------------

     Certain market data used throughout this Prospectus were obtained from industry and government sources. The Company has not independently verified this market data.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Prospectus. As used in this Prospectus unless otherwise indicated, references to the Company's fiscal year means the fiscal year ended June 30.

                                  THE COMPANY

     The Company originated and operates the PNV Network, the only currently integrated telecommunications and entertainment network currently capable of providing voice, data and cable television services to long-haul truck drivers in the convenience and privacy of their trucks while parked at truckstops. The Company markets and sells subscriptions to its Network to fleet trucking companies and individual long-haul truck drivers. Based on independent market research by Fletcher Spaght, Inc., which was commissioned by the Company to conduct the research, and industry data, the Company believes that there are between 800,000 and 1,000,000 long-haul truck drivers in the United States. During June 1998, the Company had over 25,000 active subscribers, an increase of over 166% from the approximately 9,400 subscribers it had in July 1997. The Company was formed in September 1995 and, as of June 30, 1998, had installed the PNV Network in 118 truckstops located in 38 states across the United States.

     The Company believes that both long-haul drivers and fleet trucking companies have a need for a more comprehensive, cost-effective and easily accessible voice and data communications and entertainment solution than currently available alternatives. The Company believes that this market need combined with the absence of an effective current solution provides the Company with the opportunity to become the leading provider of integrated telecommunications and entertainment services to the long-haul trucking industry. The Company plans to realize this opportunity by (i) increasing the number of locations served by its Network to a "critical mass" of truckstops (which the Company believes to be between 200 and 250 strategically located truckstops), and then to continue the build-out of the Network to approximately 650 sites in total, and (ii) significantly enhancing the functionality and capacity of its Network to create a broadband, cost competitive private telecommunications network for the long-haul trucking industry.

     The telecommunications services currently provided include: (i) local and long distance calling, in-coming calls, voice mail services and driver location;
(ii) data connectivity; (iii) access to the Internet; and (iv) other telecommunications services, including wake up calls and the ability to offer call waiting and call conferencing. The cable television service offers 18 cable viewing channels, including premium and local programming, a Pay-Per-View channel and a dedicated advertising channel.

     The long-haul trucking industry's operational characteristics require significant reliance on telecommunications. Based on industry data, Company research and data from the Company's switch, the Company believes that long-haul fleet trucking companies and drivers spend over $2.4 billion annually on long distance services (not including data, Internet and messaging). According to data generated from the Company's switch and Company research, the average long-haul truck driver that logs on to the Network uses approximately 1,200 minutes of long distance a month, spending approximately $250 per month.

     While on the road, drivers use full service truckstops for fueling, eating, showering, parking for rest periods (which are required by federal law), overnight stays and for layovers between hauls. These truckstops are the primary location at which drivers conduct their business while on the road. Currently, voice, data communication, Internet connectivity and entertainment options for the individual long-haul truck drivers and for the fleet trucking companies trying to communicate with their drivers at these truckstops are limited, relatively expensive and inaccessible.

     There are over 2,100 truckstops in the United States located on the interstate highway system, of which the Company believes approximately 1,100 are full service truckstops that provide more services than just fuel. The Company has entered into long-term contracts pursuant to which eight of the ten largest full service truckstop chains and associations in the United States, including TA Operating Corporation, Petro Stopping
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

Centers, Inc., Pilot Corporation, and Professional Transportation Partners, LLC, have granted the Company the exclusive right to provide telecommunications and entertainment services to drivers in their cabs at their truckstops. Of the approximately 751 full-service truckstops under contract as of June 30, 1998, approximately 413 are covered by contracts directly with the truckstop owner and approximately 338 are covered by contracts with associations which require the Company to enter into a contract directly with the truckstop owner to install the PNV Network. The Company also believes that these approximately 751 full-service truckstops are among the most heavily trafficked and are located along the busiest truck routes in the United States. The Company believes that the truckstop owners are highly incentivized to support the success of the Company as: (i) the contracts contain provisions for revenue and profit sharing with the Company; (ii) the PNV Network is a means for competitive differentiation; and (iii) the PNV Network is an amenity that many long-haul truck drivers have been requesting.

     The Company markets to fleet trucking companies through a direct sales force and plans to focus a significant portion of its marketing efforts on large and medium size fleet trucking companies. The Company recently signed contracts with five fleet trucking companies that have purchased monthly subscriptions for an aggregate of approximately 2,329 drivers for periods ranging from one to three years, subject to certain earlier termination rights.

     Since its formation in September 1995, the Company has received approximately $112.4 million in financing through the issuance of three classes of preferred stock, common stock and certain debt, in addition to the net proceeds of the sale by the Company of the Old Notes on May 27, 1998 to the Initial Purchaser pursuant to a purchase agreement dated May 20, 1998 (the "Purchase Agreement"), together with certain warrants (the "Warrants") to purchase shares of the Company's common stock, par value $.001 per share ("Common Stock"), in the form of units (the "Units") (such sale, the "Unit Offering"). The Company believes, based on its current estimates, that the net proceeds of the Unit Offering, together with existing cash and cash generated by operations, will be sufficient to finance the continued installation of the PNV Network and the expansion of services offered through the PNV Network through the first half of 2000. The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimates as a result of, among other things, the demand for the Company's telecommunications and cable television services and regulatory, technological and competitive developments in the telecommunications, cable and long-haul trucking industries. The Company also expects that it will require additional financing (or require financing sooner than anticipated) if the Company's development plans or projections change or prove to be inaccurate or the Company accelerates or delays the expansion of either the installation of the PNV Network or the services offered through the PNV Network. Sources of additional financing may include commercial bank borrowings, equipment leasing or private or public sale of equity or debt securities. There can be no assurance that such financing will be available on terms acceptable to the Company or at all. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company has experienced a net loss and negative cash flow from operations since it was incorporated and, as of June 30, 1998, had a common stockholders' deficit of $20.3 million and total long-term debt of $70.6 million. The future success of the Company depends upon, among other things, its ability to (i) satisfy its future capital requirements on terms satisfactory to the Company, (ii) significantly increase its revenues which, in turn, depends materially upon its ability to increase the number of subscribers to the PNV Network, (iii) install the PNV Network at a significant number of additional truckstops and add T-1 lines and certain additional equipment at all truckstops at which the PNV Network is available, all on a timely and cost-effective basis, and (iv) generate revenues from planned future services and recognize cost-savings from planned enhancements to the PNV Network. See "Risk Factors."

     The Company was incorporated in Delaware in September 1995. The Company's principal executive offices are located at 11711 NW 39th Street, Coral Springs, Florida 33065 and its telephone number is (954) 745-7800.

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

                                  RISK FACTORS

     Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific risk factors set forth under the caption "Risk Factors," beginning on page 10, for a discussion of certain risks involved with an investment in the New Notes including, without limitation, those risks associated with the Company's (i) limited history of operations, (ii) history of losses and negative cash flow,
(iii) future significant capital requirements, (iv) ability to significantly increase revenues and (v) substantial leverage and ability to service its indebtedness (including the Notes).

                             THE OLD NOTES OFFERING

Old Notes..................  The Old Notes were sold by the Company on May 27,
                             1998 to the Initial Purchaser pursuant to the Purchase Agreement together with the Warrants in the form of the Units. The Initial Purchaser subsequently resold the Units to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights
Agreement..................  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchaser entered into a Registration Rights Agreement dated May 27, 1998 (the "Registration Rights Agreement"), providing for, among other things, the Exchange Offer.

                         SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer.........  The New Notes are being offered in exchange for an equal principal amount of Old Notes. As of the date hereof, $75,000,000 aggregate principal amount of Old Notes is outstanding. Old Notes may be tendered only in integral multiples of $1,000.

Resale of New Notes........  Based on interpretations by the staff of the
                             Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Company that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Company; (iii) any New Notes to be received by it were acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit consummation of the Exchange Offer.

Consequences of Failure to
  Exchange Old Notes.......  Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk
                             Factors -- Consequences of Failure to Exchange" and "The Exchange Offer -- Terms of the Exchange Offer."

Expiration Date............  5:00 p.m., New York City time, on December 11, 1998
                             (20 business days following the commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange
  Offer....................  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may, under certain circumstances, be waived by the Company. See "The Exchange Offer -- Conditions." Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by the Company connection in with the Exchange Offer.

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent at the address set forth herein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering" and " -- Book-Entry Transfer."

Guaranteed Delivery........  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to certain conditions, any and all Old
                             Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Tax Considerations.........  A holder of Old Notes will not recognize any taxable gain or loss on the exchange of Old Notes for New Notes pursuant to the Exchange Offer. See "Federal Income Tax Considerations."

Exchange Agent.............  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Fees and Expenses..........  All expenses incident to consummation of the
                             Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. See "The Exchange Offer -- Fees and Expenses."

Use of Proceeds............  There will be no cash proceeds payable to the
                             Company from the issuance of the New Notes pursuant to the Exchange Offer. See "Use of Proceeds."

                       SUMMARY OF TERMS OF THE NEW NOTES

     The form and terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes will evidence the same debt as the New Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities thereunder. See "Description of the New Notes."

Securities Offered.........  $75,000,000 principal amount of Series B 13% Senior
                             Notes due 2008.

Maturity Date..............  May 15, 2008.

Interest...................  Interest on the New Notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 1998. The Company placed $19.2 million of the net proceeds of the Unit Offering into an escrow account (the "Escrow Account") that was used to purchase a portfolio of U.S. Government Obligations (the "Pledged Securities"). The Escrow Account and the Pledged Securities have been pledged as security for payment of the first four scheduled interest payments on the Notes and, under certain circumstances, as security for repayment of principal of the Note. See "Description of the New Notes -- Disbursement of Funds; Escrow Account."

Mandatory Redemption.......  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the New Notes.

Optional Redemption........  The New Notes will not be redeemable prior to May
                             15, 2003. Thereafter, the New Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and all liquidated damages then owing pursuant to the Registration Rights Agreement (the "Liquidated Damages"), if any, thereon to the applicable redemption date. See "Description of the New
                             Notes -- Optional Redemption." Notwithstanding the foregoing, prior to May 15, 2001, the Company, at its option may redeem up to 35% of the then outstanding New Notes with the net proceeds from an underwritten public offering of Common Stock of the Company pursuant to an effective registration statement filed under the Securities Act that results in $25.0 million or more of gross proceeds to the Company (the "Initial Public Equity Offering"), at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date; provided that at least 65% in aggregate principal amount of New Notes originally issued remain outstanding immediately after the occurrence of such redemption.

Original Issue Discount....  A holder of Old Notes will not recognize any taxable gain or loss on the exchange of Old Notes for New Notes pursuant to the Exchange Offer, as previously mentioned, and such holder's tax basis and holding period in the New Notes will be the same as in the Old Notes. A New Note will be issued with original issue discount for federal income tax purposes equal to the difference, if any, between the stated redemption price at maturity on the New Note (i.e., all payments thereon, other than payments of qualified stated interest) and the fair market value of the Old Note exchanged therefor, as determined on the first date that a substantial amount of New Notes are issued in exchange for Old Notes. Original issue discount on the New Notes will be included in gross income by a holder under a constant yield accrual method regardless of the holder's regular method of tax accounting, and thus this income generally will be included in a holder's gross income in advance of the receipt of cash payments to which the income relates. See "Certain Federal Income Tax Considerations."

Change of Control..........  Upon the occurrence of a Change of Control (as defined in "Description of the New
                             Notes -- Repurchase at the Option of Holders"), holders of the New Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. See "Risk Factors -- Risk of Inability to Repurchase Notes Upon a Change of Control."

Ranking....................  The New Notes will be general senior obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. As of September 10, 1998, the Company had no indebtedness ranking pari passu with the Notes.

Covenants..................  The Indenture contains covenants that, among other things: (i) limit the incurrence by the Company and its Subsidiaries of additional indebtedness; (ii) limit the issuance by the Company of Disqualified Stock (as defined); (iii) restrict the ability of the Company and its Subsidiaries to make dividends and other restricted payments or investments; (iv) limit the ability of the Company and its Subsidiaries to enter into sale-leaseback transactions; (v) limit transactions by the Company and its Subsidiaries with affiliates; (vi) limit the ability of the Company and its Subsidiaries to make asset sales; (vii) limit the ability of the Company and its Subsidiaries to incur certain liens; and (viii) limit the ability of the Company to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person.

                             SUMMARY FINANCIAL DATA

     The summary financial data for the Predecessor for the period from January 1, 1995 to November 2, 1995, and for the Successor for the period from September 18, 1995 (Successor's date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998 set forth below are derived from the audited financial statements of the Predecessor and the Successor for such periods included elsewhere in this Prospectus. The summary financial data set forth below for the Predecessor for the year ended December 31, 1994 are derived from audited financial information. These historical results are not necessarily indicative of the results that may be expected in the future. The summary financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and other financial data included elsewhere in this Prospectus.

                                                PREDECESSOR(1)                            SUCCESSOR(1)
                                          ---------------------------    -----------------------------------------------
                                                                           PERIOD FROM
                                                         PERIOD FROM      SEPTEMBER 18,
                                                          JANUARY 1,      1995 (DATE OF
                                           YEAR ENDED      1995 TO       INCORPORATION)      YEAR ENDED      YEAR ENDED
                                          DECEMBER 31,   NOVEMBER 2,       TO JUNE 30,        JUNE 30,        JUNE 30,
                                              1994           1995             1996              1997            1998
                                          ------------   ------------    ---------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
  Revenues..............................                                   $   149,755      $    888,397    $  3,503,776
  Cost of revenues(2)...................                                       436,829         2,077,689       6,598,993
  Selling, general and administrative
    expenses............................  $   287,782    $   475,891         1,576,209         5,026,580      10,413,622
                                          -----------    -----------       -----------      ------------    ------------
  Loss from operations..................     (287,782)      (475,891)       (1,863,283)       (6,215,872)    (13,508,839)
  Interest (expense) income and other,
    net.................................                                       (97,954)          170,852        (224,908)
                                          -----------    -----------       -----------      ------------    ------------
  Net loss..............................  $  (287,782)   $  (475,891)      $(1,961,237)     $ (6,045,020)   $(13,733,747)
                                          ===========    ===========       ===========      ============    ============
  Net loss attributable to common
    stockholders........................                                   $(1,982,607)     $ (6,962,402)   $(16,526,284)
OTHER OPERATING DATA:
  EBITDA (3)............................  $  (287,782)   $  (475,891)      $(1,778,942)     $ (5,572,556)   $(11,602,107)
  Capital expenditures..................      109,587            909         1,650,177         6,443,899      12,596,875
  Amount that earnings were insufficient
    to cover fixed charges (4)..........                                    (1,961,237)       (6,045,020)    (13,733,747)
  Amount that earnings were insufficient
    to cover fixed charges and preferred
    stock dividend requirements (4).....                                    (1,982,607)       (6,962,402)    (16,526,284)
  Net cash flows used in operating
    activities..........................     (254,311)      (398,809)       (1,452,706)       (3,400,128)     (9,375,071)
  Net cash flows used in investing
    activities..........................     (109,587)          (909)       (1,650,177)       (6,443,899)    (63,899,791)
  Net cash flows provided by financing
    activities..........................      369,449        380,070         3,468,614        14,197,690      88,368,124

                                                                                      SUCCESSOR(1)
                                              PREDECESSOR(1)          ---------------------------------------------
                                              --------------                            JUNE 30,
                                               DECEMBER 31,           ---------------------------------------------
                                                   1994                   1996             1997            1998
                                              --------------          -------------    ------------    ------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................     $  19,856             $   365,731     $  4,717,394    $ 19,810,656
  Working capital...........................         6,521                 (81,610)       2,813,544      66,652,141
  Total assets..............................       174,711               2,898,125       12,938,783      94,578,127
  Total long-term debt......................       216,667               3,387,934          425,430      70,604,740
  Total redeemable preferred stock..........                               721,370       19,131,466      39,133,924
  Partnership deficiency/common
    stockholders' deficit...................       (55,292)             (1,969,525)      (8,931,927)    (20,269,763)

---------------

(1) Park 'N View, Ltd. transferred certain of its assets, contractual rights and liabilities to Park 'N View, Inc. in exchange for 2,318,182 shares of common stock issued to the former partners of Park 'N View, Ltd. The net liabilities transferred were recorded by Park 'N View, Inc. at Park 'N View, Ltd.'s historical carrying amount of $84,446. The financial information identified herein as for the Predecessor is for Park 'N View, Ltd. as of and for the year ended December 31, 1994 and the period from January 1, 1995 to

    November 2, 1995, the date the net liabilities were transferred to Park 'N View, Inc. The financial information identified herein as for the Successor is for Park 'N View, Inc. as of June 30, 1996, 1997 and 1998 and for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and for the years ended June 30, 1997 and 1998.
(2) Includes service depreciation of $84,000, $643,000 and $1,907,000 for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998, respectively. Service depreciation consists of amortization of capitalized costs of the PNV Network.
(3) EBITDA is earnings (loss) from operations before interest, taxes, and service depreciation. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with generally accepted accounting principles ("GAAP") as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. EBITDA is an earnings calculation that is used by certain investors and in particular debt holders as one measure of an ability to service debt, pay taxes and provide for working capital and capital expenditure requirements. However, it does not reflect cash generated because it does not include changes in working capital or capital expenditures. It also is not an accounting measure that is in conformity with GAAP because it does not include interest, taxes, depreciation and amortization which are significant components in understanding and assessing the Company's financial performance. The trend in EBITDA must be evaluated by taking into consideration the trend in interest, taxes, depreciation and amortization expenses. If these expenses are considered, a trend in EBITDA may reflect the Company's utilization of financial debt and fixed asset resources. Also, management believes that in a capital intensive business that is highly leveraged, the earnings coverage for interest is important to debt holders and investors in the Company as an indicator of whether there may be a potential default to the debt holders because of the inability to cover interest and principal. The Company's computation of EBITDA may not be comparable to similarly titled measures reported by other companies.
(4) In calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividend requirements, "earnings" consist of net loss and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that is attributed to interest.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors in evaluating the Company and its business in addition to other information contained in this Prospectus prior to tendering their Old Notes in the Exchange Offer.

LIMITED HISTORY OF OPERATIONS

     The Company was incorporated in September 1995. Accordingly, prospective investors have limited financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the New Notes. Given the Company's limited operating history, there is no assurance that it will be able to generate sufficient cash flow to service its debt obligations (including the Notes) or to achieve its objectives.

HISTORY OF LOSSES, NEGATIVE CASH FLOW AND NEGATIVE GROSS MARGIN

     The Company has experienced a net loss and negative cash flow from operations in each quarter since it was incorporated. As of June 30, 1998, the Company had a common stockholders' deficit of $20.3 million. The Company expects to incur a significant net loss and negative cash flow from operations in the fiscal year ending June 30, 1999. There can be no assurance that the Company will ever be profitable. From September 1995 to date, the Company's cost of revenues has been substantially higher than its revenues, leading to a negative gross margin. There can be no assurance that the Company will generate significant revenue in the future, and even if it does so, that the Company's revenues will ever exceed its cost of revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company expects that it will have significant capital requirements in the future to fund the continued expansion of its business and for working capital purposes, and there can be no assurance that such capital requirements will be available on terms satisfactory to the Company, if at all. The Company's capital requirements will depend on numerous factors, including the growth of the Company's revenues, if any, and the rate of such growth. The Company expects that the net proceeds of the Offering, together with existing cash and anticipated cash generated from operations, will be sufficient to fund its planned expansion and operations at least through the first half of 2000. Thereafter, if the Company's cash flow from operations is not sufficient to provide funds for working capital and capital expenditures and if equity or debt or other financing is not available, the Company expects that it may experience insufficient liquidity which could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that additional financing will be available when needed, if at all, or, if available, on terms acceptable to the Company. If adequate funds are not available on acceptable terms, the Company will be required to delay or limit any further expansion of its business. Any inability to fund its future capital requirements would have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ABILITY TO SUSTAIN AND INCREASE SUBSCRIPTION SALES; RETENTION

     The future success of the Company depends upon its ability to significantly increase its revenues which, in turn, depends materially upon its ability to increase the number of subscribers to the PNV Network. During June 1998, the Company had approximately 25,000 active subscribers of whom approximately 17,100 had subscribed on a monthly basis (including subscription sales at the Company's vending machines at truckstops, pursuant to a monthly subscription program referred to as the "Power Plan Program" and pursuant to the Company's contracts with fleet trucking companies) and 8,100 were daily subscribers. To date, the Company's average revenue per subscriber has been lower than expected which the Company believes is due primarily to a larger number of daily subscribers as compared to monthly subscribers. Market research and the Company's experience indicate that, in order to provide a benefit to truck drivers sufficient to justify the monthly subscription fee, the PNV Network must be available nationally at a minimum threshold number of sites so that truck drivers can rely on access to the PNV Network as they travel their routes. The Company believes that this number of sites ranges between 200 and 250, depending on site location, size and other factors. As of June 30, 1998, the PNV Network was installed and operating at 118 truckstops.

     Even if truck drivers initially subscribe to the PNV Network, there can be no assurance that they will renew their subscriptions. Of those subscribers who purchased a subscription in April 1998 Company data indicates that approximately 70% renewed their subscriptions at least once between such subscription and July 1998. In October 1997, the Company implemented the Power Plan Program, which was designed to increase monthly subscription renewals. See "Business -- Marketing." Pursuant to this program, a subscriber's monthly subscription is automatically renewed and the monthly fee is automatically drafted from or charged to the subscriber's checking account or credit card until the subscriber cancels the subscription. As of June 30, 1998, the Company had 9,500 monthly subscribers pursuant to the Power Plan Program, however, there can be no assurance that the number of such subscribers will continue to grow. There are many factors that could cause a subscriber not to renew a subscription, including dissatisfaction with the PNV Network and the services offered or with the number and location of the truckstops at which the PNV Network is available.

     The Company's ability to increase subscriptions to the PNV Network depends significantly upon its ability to increase sales to fleets. See
"Business -- Marketing." As of June 30, 1998, the Company has entered into contracts with five fleet trucking companies for a minimum of 2,329 subscriptions for terms ranging from one to three years, subject to certain earlier termination rights by the fleet trucking companies. There can be no assurance, however, that the fleets having earlier termination rights will not terminate their contracts prior to the expiration of their stated terms, existing contracts will be renewed or the Company will be able to increase its subscription sales to fleets.

     The ability of the Company to attract and retain subscribers will also depend in part on the ability of such subscribers to access a stall at a truckstop served by the PNV Network and, with regard to the use of the Company's telephone services, to access one of the local telephone lines maintained by the Company in connection with the telephone service offered. Subscribers may on occasion be unable to utilize the PNV Network due to a lack of open stalls at some of the busier truckstops. In addition, users of the PNV Network's telephone service at a particular truckstop cannot exceed the number of local lines available. The Company presently maintains an average of 12 local telephone lines at each truckstop served by the PNV Network. In connection with the proposed enhancements to the PNV Network to increase its capacity and functionality to allow the Company to offer additional telecommunications services, the Company intends, among other things, to install and maintain a T-1 line, and to reduce the number of local lines, at each truckstop. See
"Business -- Network and Technology." Although this installation will increase the number of users that may access the PNV Network's telecommunications services simultaneously, this number will still be limited. In addition, truck drivers may find that the truckstops served by the PNV Network are not conveniently located. If truck drivers find that the truckstops served by the PNV Network are not conveniently located, it is unlikely that they will purchase or renew subscriptions. The Company's inability to attract and retain subscribers and to significantly increase revenues from sales of subscriptions, including subscription sales to fleets, for any reason, would have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to make payments on the Notes.

SUBSTANTIAL LEVERAGE; POSSIBLE INABILITY TO SERVICE INDEBTEDNESS

     As a result of the Unit Offering, the Company is highly leveraged. At June 30, 1998, the Company had total long-term debt of $70.6 million and a common stockholders' deficit of $20.3 million. The Company's earnings were insufficient to cover its fixed charges and preferred stock dividend requirements by approximately $7.0 and $16.5 million for fiscal 1997 and 1998, respectively. See "Capitalization" and "Selected Financial Data." The Company will be permitted to incur additional indebtedness in the future under the Indenture, subject to the restrictions set forth therein. See " -- Restrictive Covenants" and "Description of the New Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     The Company's ability to make scheduled payments of principal of, or to pay interest or Liquidated Damages, if any, on its indebtedness (including the Notes) will depend on the Company's future performance which, to a certain extent is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated revenue growth, management believes that the net proceeds of the Offering, together with existing cash and anticipated cash generated by operations, will be adequate to meet the Company's future liquidity needs at least through the first half of 2000. There can be no assurance that the Company's business will generate sufficient cash flow from operations and that anticipated revenue growth will be realized in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to continue the installation of the PNV Network and the payment of the costs associated with the provision of telecommunications and entertainment services and its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company is leveraged could have important consequences to the holders of the Notes and the Company's future prospects, including the following: (i) limiting the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) the Company's vulnerability to the effects of general economic downturns or to delays or increases in the costs of installing the PNV Network or planned subsequent improvements thereto or providing planned telecommunications services in addition to those currently provided may be increased; (iii) limiting the flexibility of the Company in planning for, or reacting to, changes in its business; (iv) leveraging the Company more highly than some of its potential competitors, which may place it at a competitive disadvantage; (v) increasing its vulnerability in the event of a downturn in its business or the economy generally; and (vi) requiring that a substantial portion of the Company's cash flow from operations be dedicated to the payment of principal and interest on the Notes and not be available for other purposes.

     There can be no assurance that the Company will be able to meet its obligations under the Notes. The Company expects to generate significant negative cash flow over the next several years. If the Company does not ultimately generate sufficient cash flow to meet its debt service and capital requirements, the Company may need to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness, the sale of assets or seeking additional equity, debt or other financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all.

EXPANSION OF PNV NETWORK INSTALLATION

     The Company's ability to achieve its objectives will depend in large part on the timely and cost-effective installation of the PNV Network at a significant number of additional truckstops and the addition of T-1 lines and certain additional equipment at all the truckstops at which the PNV Network is available. The success of the Company in installing the PNV Network will depend on, among other things, timely performance by the third parties of their contractual obligations. The Company intends to increase its truckstop installation rate to approximately 15 to 20 per month by the first quarter of 1999. During August 1998, the Company installed the PNV Network at approximately 14 truckstops. There can be no assurance that the Company will be able to achieve its build-out rate after the consummation of the Offering as planned and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is presently utilizing the services of four contractors, three of which the Company believes operate on a national basis and one of which the Company believes operates on a regional basis. To date, the installation of the PNV Network at truckstops by outside contractors has been completed substantially on the Company's schedule and within its budget, and the installation services performed by such contractors have been satisfactory to the Company. Although management believes that there are a number of contractors that could perform the required installation services or that the Company could employ sufficient persons to perform such services, there can be no assurance that it will be able to obtain the services of outside contractors that can install the PNV Network on a timely basis and at a cost acceptable to the Company.

     In connection with planned enhancements to the PNV Network, the Company intends to install T-1 lines, in addition to local telephone lines, at each truckstop served by the PNV Network. The Company has recently entered into contracts with AT&T for the lease of T-1 lines. See "Business -- Products and Services -- Future Products and Services." Any delay in the installation of the T-1 lines or adverse weather or other complications could significantly delay the Company's planned increase in the number of truckstops served by the PNV Network. Such delay or an increase in the cost associated with the installation of the PNV Network could adversely affect the Company's planned build-out of the PNV Network which in turn could adversely affect the Company's ability to create substantial demand for its services and increase subscription sales and, as a result, the Company's business, financial condition and results of operations, including its ability to make payments on the Notes.

MINIMUM REQUIREMENTS CONTRACTS

     The Company has recently entered into contracts with AT&T for the lease of T-1 lines and the purchase of long distance and other telephone services. These contracts require the Company to pay a specified minimum dollar amount of lease payments and to purchase a specified minimum dollar amount of long distance telephone services, each of which amounts is subject to certain discounts based on the T-1 lines leased and the telephone services purchased. See
"Business -- Products and Services -- Future Products and Services." The Company's ability to achieve its objectives depends in significant part on its ability to obtain these discounts. Any failure to obtain the available discounts with regard to its T-1 line lease payments and its long distance telephone service rates could have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to make payments on the Notes.

FUTURE REVENUE STREAMS; COST SAVINGS

     The Company's ability to achieve its objectives depends significantly on its ability to generate revenues from planned future services and recognize cost-savings from planned enhancements to the PNV Network. See
"Business -- Future Products and Services." The PNV Network as currently designed does not have the capacity to provide certain of these planned future services and the capacity of the proposed PNV Network architecture to provide such services is untested and the market for such services is undetermined. Any inability of the Company to generate revenue from such planned future services or realize anticipated cost-savings could have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to make payments on the Notes.

POTENTIAL UNAVAILABILITY OF EQUIPMENT

     The Company purchases its satellite equipment, head-end equipment, telephone and cable switching equipment, computer hardware and cable programming from outside suppliers. The Company has no purchase agreements with any such supplier other than its cable programming supplier, Echostar Communications Corporation ("Echostar"). The Company presently purchases its satellite equipment and computer hardware from a sole supplier and management believes that limited alternative sources for such items exist. The Company believes that its relationships with the suppliers of these items are good. However, if the Company were required to purchase telephone switching alternative equipment from another source, it would require reprogramming of certain of the Company's software or if the Company were required to purchase any alternative equipment from another source, it would require that the Company modify and redesign the PNV Network in certain respects which, in each case, could result in service delays and expense to the Company. In addition, the Company purchases the cable programming offered through the PNV Network from Echostar. Although management believes that limited alternative sources for cable programming exist, utilizing an alternative source could require retrofitting certain equipment at each truckstop site and could result in an interruption in the Company's ability to offer cable television services through the PNV Network for a limited period of time. Any failure of the Company to obtain any of the foregoing equipment, particularly its cable and telephone switching equipment, or cable programming, could have a material adverse effect on the Company's ability to expand its business in a timely fashion and, as a result, on its results of operations and financial condition, including its ability to make payments on the Notes.

DEPENDENCE ON CONTRACTUAL RELATIONSHIPS WITH TRUCKSTOPS

     All of the Company's current revenues are generated from its operation of the PNV Network at truckstops. The Company expects that the provision of telecommunications and entertainment services, including planned future services, through the PNV Network will continue to be the sole source of the Company's revenues for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Network Buildout; Truckstop Relationships and Contracts" for a discussion of the Company's contractual relationships with truckstop owners and associations. The Company is dependent on its ability to continue to install the PNV Network for its future expansion.

     The Company has contracted with truckstop chains and independent truckstop owners located throughout the United States. See "Business -- Network Buildout; Truckstop Relationships and Contracts." While most independent truckstop owners who own a single truckstop execute a standard contract, the contracts executed by truckstop chains that operate multiple truckstops vary significantly. The contracts generally provide that the truckstop chains and independent truckstop owners may terminate the contract, and the Company's exclusive rights under the contract, if the Company fails in any material respect to perform any of its obligations under the contract and fails to remedy the breach within 30 days after the Company receives notice of the breach. For example, if the Company fails to install the PNV Network in accordance with the build-out schedule in certain of its contracts, truckstop owners owning over one-third of the Company's proposed truckstop locations may terminate the exclusivity provisions contained in such contracts. Any failure by the Company to meet its contractual obligations that results in the termination of contracts, including the loss of the Company's exclusive rights under such contracts, would have a material adverse effect on the Company's financial condition and results of operations, including its ability to make payments on the Notes.

     In addition, as of June 30, 1998, the Company had contracts to install the PNV Network at approximately 338 truckstops through trucking associations whose members consist of smaller truckstop chains generally having fewer than 10 truckstops. These associations act as purchasing agents for their members. The Company entered into contracts with these associations as an efficient manner in which to gain access to and establish a relationship with numerous small to medium size truckstops. These associations do not have authority to legally bind their members. Therefore, while each association has granted the Company the exclusive right to provide cable television and telephone services to its members, this contractual right is not binding on each member. Prior to installation of the PNV Network at an association member's truckstop, the Company enters into a contract with the association member granting the Company the exclusive right to install the PNV Network at the member's truckstops. Accordingly, there can be no assurance that the Company's contracts with truckstop associations will result in the Company installing the PNV Network at additional truckstop locations. See "Business -- Network Buildout; Truckstop Relationships and Contracts."

MANAGEMENT OF GROWTH

     The Company has expanded its operations significantly over the past 12 months, placing significant demands on its financial, marketing and sales, administrative and operational personnel and systems. The Company has also experienced rapid growth in its management and staff, including the addition of three executive officers during the last 12 months. As of June 30, 1998, the number of the Company's full-time employees had increased to 174 from 74 as of June 30, 1997. In addition, the Company expects to add approximately 100 persons to its sales force over the next 12 months. The growth in the size and scope of the Company's business activities have placed, and are expected to continue to place, a strain on the Company's management and operations. In connection with its planned expansion of the PNV Network locations and services, management has been and in the future will be required to recruit, organize, train and manage additional personnel to perform, among other things (i) the planning and engineering activity associated with the installation of the PNV Network at each truckstop, (ii) the assembly at the Company's headquarters of the electronics and other equipment comprising the PNV Network and the loading of such equipment for delivery to each site, (iii) the inspection of each site upon completion of the installation, (iv) the training of the truckstop employees and (v) the marketing and promotion of the PNV Network at each site. The Company's success in managing the expansion of its business will depend to a large extent on the Company's ability to hire, train and supervise such additional personnel. There can be no assurance that the Company will be able to attract, train, supervise and retain an adequate number of such personnel. The failure of the Company to effectively manage the growth in its business and to develop the additional personnel, systems, resources, procedures and controls necessary to support that growth in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to make payments on the Notes.

COMPETITION

     In the voice and data communication and entertainment arenas, the Company competes with various elements of other providers' offerings based on ease of access, functionality and cost. These industries are highly competitive, and the Company expects to face strong competition from existing and potential competitors. The Company's competitors comprise a broad range of companies engaged in telecommunications and entertainment, including but not limited to, public pay telephone operators, cellular telephone companies, long distance telephone companies, cable operators, direct broadcast satellite companies, as well as companies developing new technologies. Certain of these competitors and potential competitors are well established companies and have significantly greater financial, marketing and programming resources than the Company.

     The Company's telecommunication services compete with cellular telephones, pay telephones and providers of long distance cards and prepaid cards. Cellular service is widely available and, although it is currently more expensive than the PNV Network, it is becoming more affordable. The Company believes that drivers currently use pay telephones located at truckstops for a significant number of the calls they make and there can be no assurance that the Company will successfully attract customers who predominately use these pay telephones. The Company understands that one company, HighwayMaster, resells cellular telephone service to provide both voice and data communication to the truck cab. The Company's long distance services compete with providers of long distance cards and pre-paid cards such as AT&T and MCI and with providers of toll free (800 and 888) numbers that fleets or even individuals use to call fleet headquarters or home. Qualcomm's OmniTRACS service, another competitor, is used primarily for mobile vehicle location and two-way text messaging and it addresses the trucking fleets' need for real-time mobile text communication. Based on publicly available data, the OmniTRACS service has an installed base of approximately 210,000 units in 32 countries worldwide, of which the Company believes that over 150,000 units are installed in the United States which would compete with certain of the Company's services. In addition, the Company believes that there is a company that has begun installing Internet/e-mail kiosks in truckstops. There can be no assurance that the Company will be able to effectively compete against these or future telecommunications competitors, many of which have large customer bases and significantly more resources than the Company.

     With respect to entertainment, the Company's competition currently consists of entertainment alternatives located outside the truck cab and primarily in the truckstop. Community television and game rooms inside the truckstop are the most readily available entertainment alternatives for long-haul truck drivers. The Company believes that a small number of professional truck drivers have purchased direct broadcast satellite dishes to receive television programming in their cab. Cable providers to such users as residential apartment buildings could seek to compete by offering programming to truckstops. There can be no assurance that the Company will be able to compete successfully against the providers of cable and digital satellite programming services, most of which will have access to greater resources and provide more programming than the PNV Network. See "Business -- Competition."

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

     The success of the Company is dependent to a significant extent on the personal efforts and abilities of its senior management. The Company has no employment agreement with any members of its senior management. The Company believes that the loss of services of any member of its senior management could have a material adverse effect on the Company. The Company maintains key man term life insurance on the life of Mr. Williams, the Chief Executive Officer, in the amount of $1.0 million, payable to the Company. There can be no assurance that the Company will be able to retain its senior management or that it will be able to attract or retain other skilled personnel in the future.

REGULATORY MATTERS

     The FCC and relevant state regulatory authorities ("PSC's") have the authority to regulate interstate and intrastate telephone rates, respectively, ownership of transmission facilities and the terms and conditions under which certain of the Company's telephone service offerings are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on the Company and its ability to compete. There can be no assurance that changes in current or future Federal or State regulations or future judicial changes would not have a material adverse effect on the Company's business, financial condition or results of operations.

     Interstate telecommunications carriers are subject to a number of other federal regulatory obligations and reporting requirements, including obligations to contribute to universal service and other subsidy funds, to permit resale of their services by other carriers, and to take certain steps to protect consumers. While the Company does not believe the burdens imposed by federal regulations will be onerous, failure to comply with applicable regulations could result in fines or other penalties, including loss of authority to provide interstate service.

     The intrastate operations of the Company may be subject to various state laws and regulations. Most states require the Company to apply for certification to provide long distance telecommunications services, operator services, pay phones or competitive local exchange services, or to register or be found exempt from regulation, before commencing intrastate services. Most states also require the Company to file and maintain detailed tariffs listing their rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, assignment of carrier assets, including customer bases, carrier stock offerings, incurrence by carriers of significant debt obligations and acquisitions of telecommunications operations. Other regulatory requirements may mandate that the Company permit resale of its services by other companies, make payments to intrastate universal service and similar funds, and take certain steps to protect consumers. Certificates of authority can generally be conditioned, modified, canceled, terminated and revoked by state regulatory authorities for failure to comply with state law and/or rules, regulations and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. Any delay by the Company in complying with these state laws and regulations would limit the Company's ability to provide telecommunications services to the long-haul trucking industry. In addition, if the Company were not to be in compliance with relevant state laws and regulations, the appropriate state regulatory body may force the Company to suspend offering its telecommunications services in such state. Such an event could have a material adverse effect on the Company's business, financial condition and results of operations.

     Although the Company has not determined whether its current and anticipated telephone service offerings are subject to regulation by all state and federal regulatory authorities, the Company is currently in the process of obtaining authority, pursuant to regulation, certification, tariffs, notifications, or on an unregulated basis, to provide intrastate interexchange service in the 48 contiguous states and Hawaii. The interpretation and enforcement of such laws and regulations in relation to the Company's current and future service offering may vary, and there can be no assurance that the Company will be in compliance with all such laws and regulations at any one point in time.

     Various state and federal regulatory factors may have an impact on the Company's ability to service customers. Many of the rights and obligations created by statute and regulation are subject to ongoing regulatory implementation proceedings and review by the courts, and are subject to change. Changes to some regulations could benefit the Company, while other changes could make it more difficult for the Company to compete.

     Cable television companies are subject to extensive governmental regulation. The Company does not believe that it is subject to such regulations. However, in the event the Company is required to comply with such regulations, the expense, potential delay and management distraction potentially resulting from the compliance process could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Regulatory Matters."

TRUCKING INDUSTRY; TARGET MARKET

     The Company's business is dependent upon the trucking industry in general and upon long-haul trucking activity in particular. In turn, the trucking industry is dependent on economic factors, such as the level of domestic economic activity and interest rates, as well as operating factors such as fuel prices and fuel taxes over which the Company has no control and which could contribute to a decline in truck travel. The long-haul trucking business is also a mature industry that has grown slowly in recent years and has, in the past, been susceptible to recessionary downturns.

     The current target market for the PNV Network is comprised primarily of the long-haul truck drivers in the United States (including Canadian drivers crossing the U.S.-Canadian border to deliver and/or pick up loads) that spend material amounts of time in truckstops. There is no consensus as to the number of long-haul truck drivers that comprise the Company's target market, and there can be no assurance that the Company's estimate of the size of its target market is accurate. Although a number of sources, including government agencies, trade associations, industry publications and the Company's own independently retained market research consulting firm have published estimates based on one or more of the following: freight taxes, diesel fuel usage, number of trucks, number of truck drivers, commercial drivers licenses or other data relating to the trucking industry, these estimates vary widely. Accordingly, there can be no assurance that the Company's estimate of its target market is not materially inaccurate, which could increase the penetration level that the Company must achieve in order to successfully implement its business plan.

RAPID TECHNOLOGICAL CHANGES

     The telecommunications and cable industries are subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of the Company's technology or the current or planned design, functionality or capacity of the PNV Network or the telecommunications and cable services offered nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

PROPRIETARY RIGHTS

     The Company believes that recognition of its products and services is an important competitive factor in its industry. Accordingly, it promotes (or intends to promote) the following in connection with its marketing activities and holds or has filed an application for a United States trademark registration for the following: "PARK 'N VIEW," "INCAB PNV," "PNV USA," "YOUR CAB. YOUR CABLE. YOUR CALL.," "PARK 'N VIEW" (with design), "DEN" (with design), and "WHERE SMART DRIVERS STAY CONNECTED."

     The Company also regards the software developed by the Company (the "PNV Software") as proprietary and attempts to protect it as a trade secret. The Company holds no patents or copyrights on its software technology. If the Company decides to seek either a copyright or a patent for the PNV Software, there can be no assurance that the Company will be able to obtain such a copyright or a patent. The intellectual property protections employed by the Company, however, may not afford complete protection and there can be no assurance that third parties will not independently develop such know-how or obtain access to its know-how, ideas, concepts and documentation.

IMPACT OF YEAR 2000 ISSUE

     A potential problem exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company is in the process of conducting a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing a plan to address the issue. The Company will utilize both internal and, if needed, external resources to reprogram or replace and test all of its software for Year 2000 compliance and the Company expects to complete the project during the second half of 1999. The Company has a preliminary estimate of $300,000 as the maximum cost of evaluating, testing, reprogramming, and modifying its software. This estimate is based on the belief that no major problems will be encountered in becoming Year 2000 compliant. Based on its preliminary internal review, the Company believes that the PNV Software is Year 2000 compliant. However, the Company plans to do more extensive testing of its PNV Software during the next year which may require the use of independent consultants to assist in the Company's evaluation to assure a correct assessment of cost and risk. In addition, the Company relies on third party vendors which must also become Year 2000 compliant. The Company has a significant reliance on outside vendors such as telephone companies, satellite system providers, electrical providers and the wide area network supplier. These services are critical in the Company's ability to generate revenue. The ability of third parties with whom the Company transacts business to adequately address their 2000 issue is outside the Company's control. The Company is planning to create a comprehensive list of all internal and external software to assure that a full review of such software is completed. However, if any necessary modifications to the PNV Software are not completed in a timely manner or if the Company's vendors are not Year 2000 compliant, the Year 2000 problem could have a material adverse impact on the operations of the Company. The Company has not made any progress in assessing its non-information technology systems. These types of systems are more difficult to assess and repair than information technology systems and the Company may have to replace the non-information technology systems that cannot be repaired. The Company will begin reviewing its non-information technology systems in second half of 1999. The Company presently has no basis on which to estimate the costs of assessing and repairing or replacing its non-information technology systems or to determine whether such costs will have a material adverse effect on the Company's operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

RISK OF INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any portion of such holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. Further, the provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of Notes, if such transaction does not result in a Change of Control. Any future credit agreements or other agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to repurchase Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowing, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under certain of the Company's existing debt agreements and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. See "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control."

RESTRICTIVE COVENANTS

     The Indenture contains a number of covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends and make other distributions, prepay subordinated indebtedness, make investments and other distributions, enter into sale and leaseback transactions, create liens, sell assets, and engage in certain transactions with affiliates. A failure to comply with the covenants and restrictions contained in the Indenture, or other agreements relating to any subsequent financing, could result in an event of default under such agreements which could permit acceleration of the related debt and acceleration of debt under other debt agreements that may contain cross-acceleration or cross-default provisions. See "Description of the Notes."

LACK OF PUBLIC MARKET FOR THE NEW NOTES

     The Old Notes have been designated as eligible for trading in the PORTAL market. Prior to this Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchaser has previously made a market in the Old Notes, and the Company has been advised that the Initial Purchaser currently intends to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchaser is not obligated, however, to make a market in the Old Notes or the New Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchaser. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected.

ORIGINAL ISSUE DISCOUNT

     The New Notes will be issued with original issue discount equal to the difference, if any, between their stated redemption price at maturity and their issue price. Original issue discount will be included in gross income by a holder under an economic accrual method generally in advance of the receipt of cash attributable to this income. See "Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax considerations relevant to holders of New Notes.

CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT

     As of June 15, 1998, (i) the beneficial owners of 5% or more of the outstanding shares of Common Stock beneficially owned an aggregate of approximately 80.0% of the outstanding shares of Common Stock and (ii) the Company's directors and officers (including members of the Board of Directors designated by the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) beneficially owned an aggregate of approximately 50.7% of the outstanding shares of Common Stock. See "Principal Stockholders." Accordingly, all such stockholders acting together effectively could control the Company and certain of such stockholders acting together could exert substantial influence with regard to matters requiring stockholder approval. In addition, the Company and substantially all of the stockholders of the Company are parties to an agreement that provides for the designation of all the Company's directors and restricts the Company's ability to increase the number of directors. See "Description of Capital Stock
-- Certain Appointments to the Board of Directors." The Company's Certificates of Designations creating the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock also include certain provisions that restrict the Company's ability to enter into certain transactions or take certain actions without the approval of the holders of two-thirds of the outstanding shares of each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock. See "Description of Capital Stock." This concentration of ownership and the terms of such agreements and Certificates of Designations may have the effect of delaying or preventing a change in control of the Company.

     The holders of the Series B Preferred Stock, voting together as a class, are entitled to elect one director of the Company prior to the occurrence of certain events. Furthermore, the holders of the Series C Preferred Stock, voting together as a class, are entitled to elect one director of the Company prior to the occurrence of certain events. Under certain circumstances, the holders of a majority of the shares of Common Stock issued upon conversion of the Series B Preferred Stock and the holders of a majority of the shares of Common Stock issued upon conversion of the Series C Preferred Stock each have the right to nominate a person for election as a director of the Company. See "Description of Capital Stock -- Preferred Stock." In the event of the conversion of all of the Series B Preferred Stock and the Series C Preferred Stock, the holders of the Common Stock issued upon conversion of the Series B Preferred Stock and the Series C Preferred Stock would control approximately 49.3% of the issued and outstanding shares of the Common Stock and could, with the other holders of a relatively small number of shares of Common Stock or due to absences at meetings by the holders of a relatively small number of shares of Common Stock, elect a majority of the Company's Board of Directors. Accordingly, all such stockholders acting together effectively could control the Company and certain of such stockholders acting together could exert substantial influence with regard to the election of directors.

     Adjustment of the conversion price of the Series B Preferred Stock or the Series C Preferred Stock could result in the issuance of a greater number of shares of Common Stock upon such conversion than would result upon a conversion of the Series B Preferred Stock or the Series C Preferred Stock at the conversion price that may be in effect from time to time. In the event of such an adjustment and subsequent conversion, then the holders of Common Stock could be diluted. See "Description of Capital Stock -- Preferred Stock."

ANTI-TAKEOVER PROVISIONS

     The Company's Bylaws and the Delaware General Corporation Law (the "DGCL") contain certain provisions that may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors. In addition, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are redeemable upon certain changes in control. The existence of these provisions may have a negative impact on the price of the Common Stock and may discourage third-party bidders from making a bid for the Company or may reduce any premiums paid to stockholders for their Common Stock. Furthermore, the Company is subject to
Section 203 of the DGCL, which could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Certain Provisions of the Certificate of Designations, Bylaws and Delaware Law."

BANKRUPTCY RISKS RELATED TO ESCROW ACCOUNT

     The right of the Trustee under the Indenture and the escrow agreement, dated as of May 27, 1998, among the Company, the Trustee and State Street Bank and Trust Company, as Escrow Agent (the "Escrow Agreement") to foreclose upon and sell Pledged Securities upon the occurrence of an Event of Default (as defined in "Description of the New Notes -- Certain Covenants -- Events of Default and Remedies") on the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against the Company or one or more of its subsidiaries. Under applicable bankruptcy law, secured creditors such as the holders of the Notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. See "Description of the Notes -- Disbursement of Funds; Escrow Account."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer. The net proceeds to the Company from the Unit Offering were approximately $71.5 million. The Company placed $19.2 million of such net proceeds in the Escrow Account that was used to purchase a portfolio of U.S. Government Obligations (the "Pledged Securities"). The Escrow Account and the Pledged Securities were pledged as security for payment of the first four scheduled interest payments on the Notes through May 15, 2000 and, under certain circumstances, as security for repayment of principal of the Notes. See "Description of the New Notes -- Disbursement of Funds; Escrow Account." The Company intends to use the remainder of the net proceeds from the Unit Offering of approximately $52.3 million principally in connection with the installation of the PNV Network at additional truckstops, the addition of certain equipment to the PNV Network, marketing and sales efforts, working capital and other general corporate purposes, including possible acquisitions of companies engaged in similar or complementary businesses. The Company has no present agreements, arrangements or commitments and has not engaged in any negotiations or evaluations with respect to any such transaction. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                 CAPITALIZATION

     The following table sets forth the cash, cash equivalents and short-term and restricted investments and capitalization of the Company as of June 30, 1998. The following table should be read in conjunction with the financial statements and notes thereto of the Company included elsewhere herein.

                                                              JUNE 30, 1998
                                                              -------------
Cash, cash equivalents and short term and restricted
  investments(1)............................................  $ 71,113,572
                                                              ============
Long-term debt:
  13% Senior Notes due 2008.................................  $ 70,419,566
  Other long-term debt, less current portion................       185,174
                                                              ------------
          Total long-term debt, excluding current portion...    70,604,740
                                                              ------------
Series A Redeemable Preferred Stock (including accrued
  dividends of $542,538), par value $.01 per share; 627,630
  shares authorized; 388,075 shares issued and
  outstanding...............................................     4,301,345
Series B Redeemable 7% Cumulative Convertible Preferred
  Stock (including accrued dividends of $1,712,083), par
  value $.01 per share; 1,372,370 shares authorized, issued
  and outstanding...........................................    16,316,432
Series C Redeemable 7% Cumulative Convertible Preferred
  Stock (including accrued dividends of $1,115,631), par
  value $.01 per share; 3,750,000 shares authorized;
  2,328,543 shares issued and outstanding...................    18,516,147
Common Stockholders' Deficit:
  Common stock, par value $.001 per share; 12,000,000 shares
     authorized; 4,318,182 shares issued and outstanding....         4,318
  Additional paid-in capital................................     1,465,923
  Accumulated deficit.......................................   (21,740,004)
                                                              ------------
Total common stockholders' deficit..........................   (20,269,763)
                                                              ------------
          Total capitalization..............................  $ 89,468,901
                                                              ============

---------------

(1) Includes the aggregate principal amount of the Pledged Securities of approximately $19.3 million. See "Description of the Notes."

                            SELECTED FINANCIAL DATA

     The selected financial data for the Predecessor for the period from January 1, 1995 to November 2, 1995, and for the Successor for the period from September 18, 1995 (Successor's date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998 set forth below are derived from the audited financial statements of the Predecessor and the Successor for such periods included elsewhere in this Prospectus. The selected financial data set forth below for the Predecessor for the period from November 19, 1993 (date of inception) to December 31, 1993 and the year ended December 31, 1994 are derived from audited financial information. These historical results are not necessarily indicative of the results that may be expected in the future. The selected financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and other financial data included elsewhere in this Prospectus.

                                                PREDECESSOR(1)                                    SUCCESSOR(1)
                                 ---------------------------------------------    ---------------------------------------------
                                  PERIOD FROM                        PERIOD        PERIOD FROM
                                 NOVEMBER 19,                         FROM        SEPTEMBER 18,
                                 1993(DATE OF                      JANUARY 1,      1995(DATE OF
                                 INCEPTION) TO     YEAR ENDED       1995 TO       INCORPORATION)    YEAR ENDED      YEAR ENDED
                                 DECEMBER 31,     DECEMBER 31,    NOVEMBER 2,      TO JUNE 30,       JUNE 30,        JUNE 30,
                                     1993             1994            1995             1996            1997            1998
                                 -------------    ------------    ------------    --------------    -----------    ------------
STATEMENT OF OPERATIONS DATA:
  Revenues......................                                                   $   149,755      $   888,397    $  3,503,776
  Cost of revenues(2)...........                                                       436,829        2,077,689       6,598,993
                                                                                   -----------      -----------    ------------
  Gross margin..................                                                      (287,074)      (1,189,292)     (3,095,217)
  Selling, general and
    administrative expenses.....   $  7,792        $ 287,782       $ 475,891         1,576,209        4,431,889      10,378,471
  Write-down of equipment.......                                                                        594,691          35,151
                                   --------        ---------       ---------       -----------      -----------    ------------
  Loss from operations..........     (7,792)        (287,782)       (475,891)       (1,863,283)      (6,215,872)    (13,508,839)
  Interest expense..............                                                       103,079          157,416       1,030,594
  Interest income and other.....                                                        (5,125)        (328,268)       (805,686)
                                   --------        ---------       ---------       -----------      -----------    ------------
  Net loss......................   $ (7,792)       $(287,782)      $(475,891)      $(1,961,237)     $(6,045,020)   $(13,733,747)
                                   ========        =========       =========       ===========      ===========    ============
  Net loss attributable to
    common stockholders.........                                                   $(1,982,607)     $(6,962,402)   $(16,526,284)
OTHER OPERATING DATA:
  EBITDA(3).....................   $ (7,792)       $(287,782)      $(475,891)      $(1,778,942)     $(5,572,556)   $(11,602,107)
  Capital expenditures..........     65,404          109,587             909         1,650,177        6,443,899      12,596,875
  Amount that earnings were
    insufficient to cover fixed
    charges(4)..................                                                    (1,961,237)      (6,045,020)    (13,733,747)
  Amount that earnings were
    insufficient to cover fixed
    charges and preferred stock
    dividend requirements(4)....                                                    (1,982,607)      (6,962,402)    (16,526,284)
  Net cash flows used in
    operating activities........     (7,792)        (254,311)       (389,809)       (1,452,706)      (3,400,128)     (9,375,071)
  Net cash flows used in
    investing activities........    (65,404)        (109,587)           (909)       (1,650,177)      (6,443,899)    (63,899,791)
  Net cash flows provided by
    financing activities........     87,500          369,449         380,070         3,468,614       14,197,690      88,368,124

                                                    PREDECESSOR(1)                           SUCCESSOR(1)
                                            ------------------------------    ------------------------------------------
                                                  AS OF DECEMBER 31,                        AS OF JUNE 30,
                                            ------------------------------    ------------------------------------------
                                             1993                 1994           1996           1997            1998
                                            -------           ------------    -----------    -----------    ------------
BALANCE SHEET DATA:
  Cash and cash equivalents...............  $14,304             $ 19,856      $   365,731    $ 4,717,394    $ 19,810,656
  Working capital.........................   14,304                6,521          (81,610)     2,813,544      66,652,141
  Total assets............................   79,708              174,711        2,898,125     12,938,783      94,578,127
  Total long-term debt....................   87,500              216,667        3,387,934        425,430      70,604,740
  Total redeemable preferred stock........       --                   --          721,370     19,131,466      39,133,924
  Partnership deficiency/common
    stockholders' deficit.................   (7,792)             (55,292)      (1,969,525)    (8,931,927)    (20,269,763)

---------------

(1) Park 'N View, Ltd. transferred certain of its assets, contractual rights and liabilities to Park 'N View, Inc. in exchange for 2,318,182 shares of common stock issued to the former partners of Park 'N View, Ltd. The net liabilities transferred were recorded by Park 'N View, Inc. at Park 'N View, Ltd.'s historical carrying amount of $84,446. The financial information identified herein as for the Predecessor is for Park 'N View, Ltd. as of December 31, 1993 and 1994 and for period from November 19, 1993 (date of inception) to December 31, 1993, the year ended December 31, 1994 and the period from January 1, 1995 to November 2, 1995, the date the net liabilities were transferred to Park 'N View, Inc. The financial information identified herein as for the Successor is for Park 'N View, Inc. as of June 30, 1996, 1997 and 1998 and for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and for the years ended June 30, 1997 and 1998.
(2) Includes service depreciation of $84,000, $643,000, and $1,907,000 for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998, respectively. Service depreciation consists of amortization of capitalized costs of the PNV Network.
(3) EBITDA is earnings (loss) from operations before interest, taxes, and service depreciation. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. EBITDA is an earnings calculation that is used by certain investors and in particular debt holders as one measure of an ability to service debt, pay taxes and provide for working capital and capital expenditure requirements. However, it does not reflect cash generated because it does not include changes in working capital or capital expenditures. It also is not an accounting measure that is in conformity with GAAP because it does not include interest, taxes, depreciation and amortization which are significant components in understanding and assessing the Company's financial performance. The trend in EBITDA must be evaluated by taking into consideration the trend in interest, taxes, depreciation, and amortization expenses. If these expenses are considered, a trend in EBITDA may reflect the Company's utilization of financial debt and fixed asset resources. Also, management believes that in a capital intensive business that is highly leveraged, the earnings coverage for interest is important to debt holders and investors in the Company as an indicator of whether there may be a potential default to the debt holders because of the inability to cover interest and principal. The Company's computation of EBITDA may not be comparable to similarly titled measures reported by other companies.
(4) In calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividend requirements, "earnings" consist of net loss and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that is attributed to interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements and other financial information included elsewhere in this Prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including, but not limited to the fact that there can be no assurance that the Company's results of operations will not be adversely affected by one or more of these factors, that the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and other factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

OVERVIEW

     Background. From November 1993 to November 1995, Park 'N View, Ltd. developed the PNV Network and installed and operated the PNV Network at one truckstop as a field test. There were no revenues or significant selling expenses generated by Park 'N View, Ltd. during this period. Following the formation of the Company in September 1995, and the transfer to the Company of the business and net liabilities of Park 'N View, Ltd., the Company began the build-out of the PNV Network utilizing principally proceeds from sales of its securities. See "Certain Transactions." As of June 30, 1998, the PNV Network was available at 118 full-service truckstops. During June 1998, the Company had over 25,000 subscribers (including approximately 2,329 drivers sponsored by five fleets under contracts with the Company), an increase of over 166% from the 9,400 subscribers the Company had in July 1997. The telecommunications and entertainment services currently offered by the Company through the PNV Network consist principally of local and long-distance telephone access, incoming calls, voice messaging and driver location, data, Internet connectivity, cable television and a Pay-Per-View channel. See "Business -- Products and Services."

     Because a substantial number of the Company's subscriptions have historically been sold through its vending machines and due to the limited availability of the PNV Network, subscriptions do not follow the typical pattern exhibited by a mature subscriber-based business with recurring and automatically renewing subscriptions. During June 1998, the Company had approximately 17,055 monthly subscribers and approximately 8,100 daily subscribers; during June 1997, the Company had approximately 6,466 monthly subscribers and approximately 2,934 daily subscribers and during June 1996, the Company had approximately 1,548 monthly subscribers and no daily subscribers. Of the Company's monthly subscribers, during June 1998, 9,500 were under the Company's Power Plan Program and 2,685 were fleet trucking company subscriptions. During June 1997 and 1996, all the Company's monthly subscriptions were purchased at vending machines at truckstops at which the PNV Network was available. The Company implemented the Power Plan Program in October 1997. Prior to such implementation, subscriptions could only be purchased at vending machines at truckstops at which the PNV Network was available. Currently, all purchases of daily subscriptions are limited to vending machines at such truckstops.

  Components of Revenues

     To date, the Company's service revenues have been generated principally from sales of new member, monthly and daily subscriptions to the PNV Network, as well as daily access subscription to a Pay-Per-View channel and, to a lesser extent, sales of long distance telephone time to long haul truck drivers. The Company's equipment sales have been generated from the sale of extender kits to truckstops. Advertising sales represent the sale of advertising time to outside vendors on the PNV Network. Other revenue encompasses nonrecurring events such as miscellaneous sale of inventory to outside individuals. The Company markets the PNV Network to both long-haul fleet trucking companies who sponsor their drivers and to the individual long-haul truck drivers. Subscribers first purchase a membership card and starter kit for $10 (which fee is waived for fleet and Power Plan subscribers). Subscribers then sign-up for $30 per month or purchase a monthly or daily card for $30 or $5, respectively, from vending machines at the truckstop. Fleets purchase a guaranteed minimum number of $30 monthly subscriptions for a period of one year or more. Monthly subscribers currently receive 60 minutes of free long distance telephone time. The Company's sales to truck drivers at the

Company's vending machines are cash transactions completed at the point of sale. Under the Power Plan Program, a subscriber's monthly subscription is automatically renewed and the monthly fee is automatically drafted from or charged to the subscriber's checking account or credit card. In connection with initially subscribing under the Power Plan Program, a subscriber receives a two-month subscription for $30, paid in advance. See "Business -- Marketing." Power Plan subscribers may cancel their subscriptions at any time. The Company currently has one Pay-Per-View channel, The Playboy Channel (which as of June 30, 1998 was available at approximately 52% of the truckstops as permitted by the truckstop owner) for which it charges $5 for daily access. As of June 30, 1998, the Company has experienced a 16% penetration rate for this service.

     The Company currently sells extender kits (containing coaxial and telephone cable, a telephone adapter and a cable connector) at a price of $9.99 directly to the truckstop for sale to the truck driver. All sales are final with no price protection or right of return.

     In January 1998, the Company ran a promotional test of the resale of long distance minutes to a select group of subscribers that was very successful. The Company now offers all Power Plan subscribers the ability to purchase additional long distance minutes from the convenience of their truck cab. The Company plans to roll-out the opportunity for all subscribers to purchase long distance minutes by the end of 1998.

     By December 1998, the Company plans to deploy a $20 value card at selected truckstops. This card, which will be available for purchase in vending machines located at such truckstops will serve as an additional method of payment for both long distance minutes and Pay-Per-View programming.

     In the future, the Company anticipates that sales of subscriptions to the PNV Network, resale of long distance minutes, and Pay-Per-View purchases will generate the majority of the Company's revenues. To a lesser extent, the Company anticipates that providing Internet Service Provider (ISP) services and selling advertising on its dedicated cable advertising channel will become sources of revenue for the Company.

     The Company plans to offer the following products and services, among others:

        ISP Service -- Expansion of the PNV Network to include the T-1 lines and frame relay network will enable the Company to become an ISP. The Company intends to charge subscribers to the ISP service a competitive monthly access fee.

        Advertising -- The current PNV Network allows the Company the ability to carry dedicated advertising and programming channels on a contract basis.

     The Company generally recognizes service revenue in the period earned. Prepaid service revenues are recorded as deferred revenue until earned. Fees received relating to Power Plan Program and monthly subscription sales are recorded as revenue ratably over the subscription period.

  Cost of Revenues

     Current Network. The Company's fixed operating expenses currently consist principally of amortization of capitalized costs of the PNV Network (service depreciation), cable programming (which is purchased by the Company on a per parking stall basis) and leased POTS lines at truckstops (the Company presently maintains an average of 12 POTS lines at each truckstop).

     The Company's variable operating expenses consist principally of long distance telephone service, revenue and profit sharing commissions paid to certain truckstop owners which have entered into long-term contracts with the Company and the starter kit equipment. Variable telephone service costs, until the Company recently began to resell long distance minutes, were comprised of the cost of providing 60 free minutes of long distance together with a monthly subscription.

     Pursuant to the terms of the contracts with the truckstop owners' commission expenses are comprised of commissions payable in an amount equal to
(a) 35% of revenues after deducting promotions and sales tax of approximately $8.60 from sales from on-site vending machines for the first five years and 40% for the second five years, and (b) with regard to a Power Plan subscription, 35% of revenue after deducting promotions and sales tax of approximately $8.60 for the first month of service and 10% of revenues thereafter. The contracts further provide that the Company will pay an additional commission to truckstop owners equal to 10% of its revenues from subscription sales to fleets pro rata based on the number of their stalls.

     The direct costs, such as video editing and film time, associated with advertising services available through the PNV Network are amortized throughout the period the service is provided.

     Equipment sales cost are comprised of component and labor costs of building extension and starter kits. Extension kits are expensed when sold to the truck stop. Starter kits are expensed when new members subscribe to the network.

     Future Network. The Company has recently entered into contracts with AT&T for the lease of T-1 lines and the purchase of long distance and other telephone services. Under these contracts, for the periods specified therein, the Company is required to pay a specified minimum dollar amount of lease payments and to purchase a specified minimum dollar amount of long distance telephone services, each of which amounts is subject to certain discounts based on the T-1 lines leased and the telephone services purchased. See "Business -- Products and Services -- Future Products and Services" and "Risk Factors -- Expansion of the PNV Network Installation and Services; Future Revenue Streams; Minimum Requirements Contracts; Cost-Savings." The Company believes that the addition of the T-1 lines to the PNV Network will reduce the Company's telephone backbone cost and reduce its per minute long distance costs. The Company believes that fixed costs related to these Network enhancements will increase but variable costs will decrease.

  Selling Expenses

     The Company markets to fleet trucking companies through a direct sales force and intends to increase this sales force. Selling expenses have therefore consisted principally of salaries, benefits, travel and marketing expenses. In addition, the Company sells subscriptions at truckstops through its vending machines and has marketed subscriptions through point-of-sale merchandising materials and in addition, at larger sites, through field sales representatives. The Company expects to add approximately 100 persons to its sales force over the next 12 months.

  General and Administrative Expenses

     The Company has significantly increased the size of its management team and the number of its full-time employees has increased to 174 as of June 30, 1998 from 74 as of June 30, 1997, all of which resulted in a significant increase in general and administrative expenses. The Company expects that general and administrative expenses will increase substantially as it expands its marketing and sales programs, operations and administrative staff to accommodate the growth in new sites and memberships. Such expenses will be incurred in advance of anticipated related revenues.

RESULTS OF OPERATIONS

  YEAR ENDED JUNE 30, 1998 COMPARED TO THE YEAR ENDED JUNE 30, 1997

     Revenues. The Company's net revenues increased 294% to $3,504,000 for the year ended June 30, 1998 from $888,000 for the year ended June 30, 1997. The amount of service revenue increased 342% to $3,334,000 for the year ended June 30, 1998 from $755,000 for the year ended June 30, 1997. Equipment sales increased 87% to $97,000 for the year ended June 30, 1998 from $52,000 for the year ended June 30, 1997. The increase in service revenues and equipment sales was primarily due to additional subscription membership to the PNV Network. Other revenues increased 24% to $73,000 for the year ended June 30, 1998 from $59,000 for the year ended June 30, 1997 reflecting an increase in sales of surplus cable equipment. For the year ended June 30, 1998, the Company did not have any advertising revenue as compared to $23,000 for the year ended June 30, 1997. The Company is in the process of promoting the PNV Network to various potential advertisers (i.e. trucking fleets, insurance companies, etc.).

     Cost of Revenues. Cost of revenues, excluding service depreciation, increased 227% to $4,692,000 for the year ended June 30, 1998 from $1,434,000 for the year ended June 30, 1997 principally due to increased sales volume. Cost of revenues includes commissions payable to truckstops, cable programming, leased telephone lines, equipment and freight. As the Company increases the number of truckstops at which it installs the PNV Network per month, and the aggregate number of truckstop stalls, the Company believes that cost of revenues will increase significantly.

     Selling Expenses. Total selling expenses increased 281% to $5,200,000 for the year ended June 30, 1998 from $1,365,000 for the year ended June 30, 1997. The increase was primarily attributable to an increase in salaries, travel, and marketing expenses. Salaries increased 318% to $2,816,000 for the year ended June 30, 1998 from $674,000 for the year ended June 30, 1997. Travel expenses increased 360% to $1,077,000 for the year ended June 30, 1998 from $234,000 for the year ended June 30, 1997. Marketing expenses increased 205% to $1,105,000 for the year ended June 30, 1998 from $362,000 for the year ended June 30, 1997. The increase in salaries, travel and marketing expenses reflects additional sales personnel and marketing efforts for new sites.

     General and Administrative Expenses. Total general and administrative expenses increased 69% to $5,178,000 for the year ended June 30, 1998 from $3,067,000 for the year ended June 30, 1997. The increase was primarily attributable to an increase in salaries, travel, professional fees and rent. Salaries increased 71% to $2,295,000 for the year ended June 30, 1998 from $1,344,000 for the year ended June 30, 1997. Travel expenses increased 21% to $438,000 for the year ended June 30, 1998 from $363,000 for the year ended June 30, 1997. The increase was due to additional administrative personnel to support additional sites. Professional fees increased 161% to $360,000 for the year ended June 30, 1998 from $138,000 for the year ended June 30, 1997 primarily due to the Company's need for accounting and legal assistance. Building rent increased 168% to $356,000 for the year ended June 30, 1998 from $133,000 for the year ended June 30, 1997 due to the increase in office and warehouse space.

     Service Depreciation. Service depreciation increased 197% to $1,907,000 for the year ended June 30, 1998 from $643,000 for the year ended June 30, 1997 resulting primarily from the Company's increased build-out of the Network.

     Interest Income (Expense) and Other-Net. Interest income (expense) and other-net decreased $396,000 to $(225,000) for the year ended June 30, 1998 from $171,000 for the year ended June 30, 1997, reflecting an increase in interest income of $477,000 from investment of cash in short-term investments and an increase in interest expense of $873,000. The increase in interest expense is primarily related to interest on the Notes. See Note 5 to the financial statements.

     Net Loss. The Company's net loss increased 127% to $13,734,000 for the year ended June 30, 1998 from $6,045,000 for the year ended June 30, 1997 primarily as a result of the foregoing factors.

  YEAR ENDED JUNE 30, 1997 COMPARED TO PERIOD FROM SEPTEMBER 18, 1995 (DATE OF INCORPORATION) TO JUNE 30, 1996

     Revenues. The Company's net revenues increased $738,000 to $888,000 for the year ended June 30, 1997 from $150,000 for the period from September 18, 1995 to June 30, 1996 (the "fiscal 1996 period"). Service revenue increased $687,000 to $755,000 for the year ended June 30, 1997 from $68,000 for the fiscal 1996 period. Equipment sales decreased in the amount of $25,000 for the year ended June 30, 1997 to $52,000 from $77,000 for the fiscal 1996 period. Advertising revenue increased $19,000 for the year ended June 30, 1997 to $23,000 from $4,000 for the fiscal 1996 period. Other revenues increased $58,700 for the year ended June 30, 1997 to $59,000 from $300 for the fiscal 1996 period. The increase in service revenue reflects additional subscription membership to the PNV Network and the decrease in equipment sales is the result of the Company discontinuing the selling of telephone kits to the truckstop. The increase in advertising revenue was principally due to a contract for advertising on the PNV Network. The increase in other revenues was due to the sale of surplus cable equipment.

     Cost of Revenues. Cost of revenues, excluding service depreciation, increased $1,082,000 to $1,434,000 for the year ended June 30, 1997 from $352,000 for the fiscal 1996 period principally due to increased subscription sales volume.

     Selling Expenses. Total selling expenses increased $868,000 to $1,365,000 for the year ended June 30, 1997 from $497,000 for the fiscal 1996 period. Salaries increased $535,000 for the year ended June 30, 1997 to $674,000 from $139,000 for the fiscal 1996 period. Travel expenses increased $63,000 for the year ended June 30, 1997 to $234,000 from $171,000 for the fiscal 1996 period. Marketing expenses increased $175,000 for the year ended June 30, 1997 to $362,000 from $187,000 for the fiscal 1996 period. The increase in salaries, travel and marketing expenses was primarily due to additional sales personnel and marketing efforts to support the new sites built during the year.

     General and Administrative Expenses. Total general and administrative expenses increased $1,988,000 to $3,067,000 for the year ended June 30, 1997 from $1,079,000 for the fiscal 1996 period. Salaries increased $896,000 for the year ended June 30, 1997 to $1,344,000 from $448,000 for the fiscal 1996 period. Travel expenses increased $294,000 for the year ended June 30, 1997 to $363,000 from $69,000 for the fiscal 1996 period. The increase reflects the addition of administrative personnel to support sites built throughout the year.

     Service Depreciation. Service depreciation increased $559,000 to $643,000 for the year ended June 30, 1997 from $84,000 for the fiscal 1996 period resulting primarily from the Company's increased build-out of the Network.

     Interest Income (Expense) and Other-Net. Interest income (expense) and other-net increased $269,000 to $171,000 for the year ended June 30, 1997 from ($98,000) for the fiscal 1996 period reflecting an increase in interest income of $297,000 from investment of cash in short-term investments and a gain on a sale of fixed assets of $26,000, which was partially offset by an increase in interest expense of $54,000. The principal amount of the related debt securities, together with interest accrued thereon, was converted by the holders thereof into shares of Series A Preferred Stock. See "Certain Transactions" and
Note 5 to the financial statements.

     Net Loss. The Company's net loss increased $4,084,000 to $6,045,000 for the year ended June 30, 1997 from $1,961,000 for the fiscal 1996 period primarily as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

     Since the Company's incorporation in September 1995, the Company has satisfied its cash requirements through the proceeds of issuances of three classes of preferred stock, Common Stock, certain debt securities and the Units (an aggregate of $112.4 million) and cash generated from operations.

     From November 1995 to November 1996, in connection with the capitalization of the Company, certain investment limited partnerships managed by Patricof & Co. Ventures, Inc. (the "Patricof Managed Funds") invested $3.8 million in the Company, purchasing shares of the Company's Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock") and the Company's common stock, par value $.001 per share (the "Common Stock") as well as debt securities of the Company. In November 1996, a group of investors comprised of the Patricof Managed Funds and certain partners in such funds made an additional $15.0 million investment in the Company, purchasing shares of the Company's Series B 7% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). In August 1997, a group of investors, including the Patricof Managed Funds, invested $18.6 million in the Company, purchasing shares of the Company's Series C 7% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"). See Notes 1 and 6 to the financial statements.

     On May 27, 1998, the Company sold 75,000 Units, consisting of an aggregate $75,000,000 of its 13% Senior Notes due 2008 and 75,000 Warrants, for net proceeds after commissions, but before offering expenses, of $72,375,000. See "Use of Proceeds."

     The Indenture does not contain any financial ratios or tests that the Company is required to satisfy.

     Net cash used in operating activities was $9,375,000 and $3,400,000 for the years ended June 30, 1998 and 1997, respectively, and $1,453,000 for the fiscal 1996 period. The $5,975,000 increase in net cash used in operating activities for the year ended June 30, 1998 as compared to the year ended June 30, 1997 resulted primarily from increased marketing and additional staff to support the larger number of sites and subscribers.

The $1,947,000 increase in net cash used in operating activities for the year ended June 30, 1997 as compared to the fiscal 1996 period resulted principally from additional administrative needs to support the Company's build-out schedule.

     Net cash used in investing activities was $63,900,000 and $6,444,000 and for the years ended June 30, 1998 and 1997, respectively, and $1,650,000 for the fiscal 1996 period. The $57,456,000 increase in net cash used in investing activities for the year ended June 30, 1998 as compared to the year ended June 30, 1997 resulted primarily from the additional buildout of the PNV Network and the purchase of short-term investment securities. The $4,794,000 increase in net cash used in investing activities for the year ended June 30, 1997 as compared to the fiscal 1996 period resulted principally from the additional build-out of the PNV Network.

     Net cash provided by financing activities was $88,368,000 and $14,198,000 for the year ended June 30, 1998 and 1997, respectively, and $3,469,000 for the fiscal 1996 period. The $74,170,000 increase in net cash provided by financing activities for the year ended June 30, 1998 as compared to the year ended June 30, 1997 resulted primarily from the issuance of Series C Preferred Stock and the Unit Offering. The $10,729,000 increase in net cash provided by financing activities for the year ended June 30, 1997 as compared to the fiscal 1996 period resulted principally from the issuance of the Series B Preferred Stock. See "Certain Transactions" and Note 6 to the financial statements.

     The Company installed the PNV Network at approximately 89 truckstops during the year ended June 30, 1998 at total capital expenditures of $12,597,000 or an average capital expenditure per site of $141,000. It is anticipated that the average capital expenditure per site will continue to be approximately $141,000. The Company anticipates increasing the number of truckstops at which the PNV Network is available by up to 150 by June 30, 1999, which at an average cost of $141,000 would result in aggregate capital expenditures of up to $21,150,000. In addition, component inventory has increased to $3,574,000 as of June 30, 1998 and it is anticipated that such amount will increase further in the near term to support the increased number of monthly installations of the PNV Network. Component inventory is temporarily staged at the Company's warehouse until all equipment for a site is received, certain assembly operations are complete and the site is ready to accept the equipment for installation. The period of time that the component inventory is staged at the Company's warehouse is approximately 45 days and the construction period at the site is approximately 30 days. Accordingly the time period between the date of acquisition of the component inventory and the completion date for the installation at the site is approximately 75 days. The level of component inventory at any point of time will be dependent upon the anticipated number of truckstops at which the PNV Network will be installed during the next 75 days. An increase in component inventory will adversely affect liquidity by the amount of such increase.

     The Company's capital commitments consist primarily of capital leases and noncancellable operating leases for office space, furnishings, equipment and T-1 lines. In addition, the Company recently entered into a contract for the purchase of long distance and other telephone services that contains minimum purchase requirements for a two-year period. Pursuant to the contract for the lease of T-1 lines, the Company is required to lease approximately (i) 200 T-1 lines having minimum payments, before available discounts, of $5.1 million during the first year following the start-up period, and (ii) 300 T-1 lines having minimum payments, before available discounts, of $7.7 million during the second and third years following the start-up period. The start-up period ends in February 1999 or such earlier date as to which the Company gives AT&T notice. In addition, the Company's contract with AT&T for long distance and other telephone services requires the Company for a term of two years to purchase each month, at minimum, services having an undiscounted price of $40,000 based upon standard AT&T rates. Discounts are available under each contract. The Company may terminate the contracts with AT&T at any time, but, upon termination, the Company generally would become obligated to pay to AT&T the remaining aggregate undiscounted required minimum amounts under each contract. See
"Business -- Product and Services -- Future Products and Services" and "Risk Factors -- Minimum Requirements Contracts." At June 30, 1998, the Company's minimum commitments under capital leases and noncancellable operating leases with terms in excess of one year, which do not include commitments under contracts relating to the lease of T-1 lines and the purchase of long distance and other telephone services, totaled $632,913, $422,639, $316,541, $188,637 and
$28,962 for the five years ending

June 30, 1999 through 2003, respectively. See Note 4 to the financial statements. In addition, the Company currently plans to lease certain routing and switching equipment at each truckstop at which the PNV Network is available estimated at an aggregate expenditure of $3.8 million ($15,000 per site) through June 1999. Such installation, together with the installation of the T-1 lines, will substantially complete the Company's planned enhancements to the PNV Network. See "Business -- Network and Technology."

     The Company expects that it will have significant capital requirements in the future to fund the continued expansion of its business and for working capital purposes, and there can be no assurance that such capital requirements will be available on terms satisfactory to the Company, if at all. The Company's capital requirements will depend on numerous factors, including the growth of the Company's revenues, if any, and the rate of such growth. The Company expects that existing cash and anticipated cash generated by operations, will be sufficient to fund its planned expansion and operations to at least the first half of 2000. Thereafter, if the Company's cash flow from operations is not sufficient to provide funds for working capital and capital expenditures and if equity, debt or other financing is not available, the Company expects that it may experience insufficient liquidity which could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that additional financing will be available when needed, if at all, or, if available, on terms acceptable to the Company. If adequate funds are not available on acceptable terms, the Company will be required to delay or limit any further expansion of its business. Any inability to fund its future capital requirements could have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors -- Future Capital Requirements; Uncertainty of Additional Funding."

YEAR 2000

     A potential problem exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice could result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company is in the process of conducting a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing a plan to address the issue. The Company will utilize both internal and, if needed, external resources to reprogram or replace and test all of its software for Year 2000 compliance, and the Company expects to complete the project during the second half of 1999. The Company has a preliminary estimate of $300,000 as the maximum cost of evaluating, testing, reprogramming, and modifying its software. This estimate is based on the belief that no major problems will be encountered in becoming Year 2000 compliant. Based on its preliminary internal review, the Company believes that the Company-developed software is Year 2000 compliant. However, the Company plans to do more extensive testing of its PNV Software during the next year which may require the use of independent consultants to assist in the Company's evaluation to assure a correct assessment of cost and risk. In addition, the Company relies on third party vendors which must also become Year 2000 compliant. The Company has a significant reliance on outside vendors such as telephone companies, satellite system providers, electrical providers and the wide area network supplier. These services are critical in the Company's ability to generate revenue. The ability of third parties with whom the Company transacts business to adequately address their 2000 issue is outside of the Company's control. The Company is planning to create a comprehensive list of all internal and external software programs to assure that a full review of such software is completed. However, if any necessary modifications to the PNV Software are not completed in a timely manner or if the Company's vendors are not Year 2000 compliant, the Year 2000 problem may have a material adverse impact on the operations of the Company. The Company has not made any progress in assessing its non-information technology systems. These types of systems are more difficult to assess and repair than information technology systems and the Company may have to replace the non-information technology systems that cannot be repaired. The Company will begin reviewing its non-information technology systems in second half of 1999. The Company presently has no basis on which to estimate the costs of assessing and repairing or replacing its non-information technology systems or to determine whether such costs will have a material adverse effect on the Company's operations or financial condition.

                                    BUSINESS

OVERVIEW

     The Company originated and operates the only currently integrated telecommunications and entertainment network (the "PNV Network" or "Network") currently capable of providing voice, data and cable television services to long-haul truck drivers in the convenience and privacy of their trucks while parked at truckstops. The Company markets and sells subscriptions to its Network to fleet trucking companies and individual long-haul truck drivers. Based on independent market research commissioned by the Company and industry data, the Company believes that there are between 800,000 and 1,000,000 long-haul truck drivers in the United States. During June 1998, the Company had over 25,000 active subscribers, an increase of over 166% from the approximately 9,400 subscribers it had in July 1997. The Company was formed in September 1995 and, as of June 30, 1998, had installed the PNV Network in 118 truckstops located in 38 states across the United States.

     The Company believes that both long-haul drivers and fleet trucking companies have a need for a more comprehensive, cost-effective and easily accessible voice and data communications and entertainment solution than currently available alternatives. The Company believes that this market need combined with the absence of an effective current solution provides the Company with the opportunity to become the leading provider of integrated telecommunications and entertainment services to the long-haul trucking industry. The Company plans to realize this opportunity by (i) increasing the number of locations served by its Network to a "critical mass" of truckstops (which the Company believes to be between 200 and 250 strategically located truckstops), and then to continue the build-out of the Network to approximately 650 sites in total, and (ii) significantly enhancing the functionality and capacity of its Network to create a broadband, cost competitive private telecommunications network for the long-haul trucking industry.

     The PNV Network provides a full range of high quality, cost-effective telecommunications and cable television services over land-based lines. Users connect to the Network by attaching standard telephone and coaxial television cables (which the Company provides to each new subscriber) to outlets, called "Bollards," installed in the ground at each parking stall at a truckstop. The telecommunications services currently provided include: (i) local and long distance calling, in-coming calls, voice mail services and driver location; (ii) data connectivity; (iii) access to the Internet; and (iv) other telecommunications services, including wake up calls and the ability to offer call waiting and call conferencing. The cable television service offers 18 cable viewing channels, including premium and local programming, a Pay-Per-View channel and a dedicated advertising channel.

     The long-haul trucking industry's operational characteristics require significant reliance on telecommunications. Based on industry data, Company research and data from the Company's switch, the Company believes that long-haul fleet trucking companies and drivers spend over $2.4 billion annually on long distance services (not including data, Internet and messaging). The Company believes that the level of telephone usage at truckstops is second only to that of airports. According to data generated from the Company's switch and Company research, the average long-haul truck driver that logs on to the Network uses approximately 1,200 minutes of long distance a month, spending approximately $250 per month. The Company believes that this level of usage is a result of:
(i) the long periods most drivers spend on the road each month, 21 days or more;
(ii) the operational need for drivers to be in regular contact with their dispatchers and customers concerning load pick-up, deliveries and routes; and
(iii) the drivers' personal communication needs. Drivers and fleet trucking companies must also regularly exchange data pertaining to proof of delivery, employee pay information, load availability and permits. The Company believes that the Internet will increasingly become the preferred method for transmitting and receiving this type of data.

     While on the road, drivers use full service truckstops for fueling, eating, showering, parking for rest periods (which are required by federal law), overnight stays and for layovers between hauls. These truckstops are the primary location at which drivers conduct their business while on the road. Currently, voice, data communication, Internet connectivity and entertainment options for the individual long-haul truck drivers and for the fleet trucking companies trying to communicate with their drivers at these truckstops are limited, relatively expensive and inaccessible.

     There are over 2,100 truckstops in the United States located on the interstate highway system, of which the Company believes approximately 1,100 are full service truckstops that provide more services than just fuel. The Company has entered into long-term contracts pursuant to which eight of the ten largest full service truckstop chains and associations in the United States, including TA Operating Corporation, Petro Stopping Centers, Inc., Pilot Corporation, and Professional Transportation Partners, LLC, have granted the Company the exclusive right to provide telecommunications and entertainment services to drivers in their cabs at their truckstops. Of the approximately 751 full-service truckstops under contract as of June 30, 1998, approximately 413 are covered by contracts directly with the truckstop owner and approximately 338 are covered by contracts with associations which require the Company to enter into a contract directly with the truckstop owner to install the PNV Network. The Company also believes that these approximately 751 full-service truckstops are among the most heavily trafficked and are located along the busiest truck routes in the United States. The Company believes that the truckstop owners are highly incentivized to support the success of the Company as: (i) the contracts contain provisions for revenue and profit sharing with the Company; (ii) the PNV Network is a means for competitive differentiation; and (iii) the PNV Network is an amenity that many long-haul truck drivers have been requesting.

     The Company believes that its most significant competitive advantages over competing telecommunications and entertainment providers include:

     - Only provider and first to market. The Company is currently the only provider with the capability to deliver integrated telecommunications, access to the Internet and cable entertainment services in the privacy and convenience of the truck cab.

     - Significant barriers to entry. As of June 30, 1998, the Company has entered into long-term contracts to provide telecommunications and entertainment services to long-haul drivers at approximately 751 of the approximately 1,100 full service truckstops across the country. These contracts are generally for terms of ten years and the Company believes that they pose a significant barrier to entry to other current or potential competitive telecommunications and entertainment providers.

     - Compelling value to drivers, fleets and truckstops. The Company believes that the PNV Network represents a compelling value to long-haul drivers, long-haul fleet trucking companies and truckstops. For drivers, the PNV Network currently provides cost-effective telephone and cable television access in the privacy and convenience of their cab. For fleets, the PNV Network currently provides high levels of accessibility to their drivers with cost efficiency and, once enhanced, will offer a cost competitive high capacity voice and data network designed to address their unique geographic and access needs. For truckstops, the PNV Network provides a means for competitive differentiation and generating additional revenue.

     - Broadband and cost competitive network. The Company has developed the PNV Network so that it is flexible and upgradable. This foundation will allow the Company to expand the functionality and capacity of the PNV Network to provide a broadband, cost competitive voice, data, Internet and cable television platform. This network will allow the Company to become, in effect, a private full-service telecommunications network for the long-haul trucking industry.

     The Company provides its telecommunication and entertainment services on a subscriber basis. Subscribers first pay a $10 membership fee for which they receive a membership card and a starter kit. The starter kit contains a telephone, 25 feet of telephone cord, 25 feet of coaxial cable, an owner's manual, location guide and driver referral cards. They can then sign up for an on-going subscription deducted automatically from their credit card or checking account for $30 per month, or purchase a monthly or daily usage card for $30 or $5, respectively, from vending machines located at each truckstop. Each subscription plan has various benefits associated with it. Extender kits are available and sold separately at a price of $9.99 to the truckstop for resale to the truck drivers at a suggested retail price of $19.99. An extender kit contains fifty feet of coaxial cable, fifty feet of telephone cable, a telephone adapter and a cable connector. See "Business -- Products and Services."

     The Company markets to fleet trucking companies through a direct sales force and plans to focus a significant portion of its marketing efforts on large and medium size fleet trucking companies. The Company strives to negotiate contracts with fleet trucking companies that contain minimum term and number of subscriber commitments. Fleet trucking companies are billed for their entire subscriber group on a monthly basis. The Company recently signed contracts with five fleet trucking companies that have purchased monthly subscriptions for an aggregate of approximately 2,329 drivers for periods ranging from one to three years, subject to certain earlier termination rights. The Company also plans to pursue co-marketing arrangements with certain strategic partners to market the PNV Network to fleet trucking companies. These partners may include truckstop chains, other communications services providers, or other providers of services to the long-haul trucking industry which can help facilitate the marketing and sales process. The Company markets subscriptions to the PNV Network to individual truck drivers through field sales representatives working principally at the larger truckstops and signage, brochures, vending machines and other merchandising materials posted and distributed at each truckstop. The Company is developing incentives to encourage sales to truck drivers by truckstop employees and is also considering additional marketing strategies, promotional products and contests.

     The architecture of the current PNV Network uses existing proven technology which includes a PC-based communications server installed at each truckstop location which is connected by a WAN to the Host Server. The Company plans to enhance the current capabilities and functionality of the PNV Network by replacing the POTS lines currently used with T-1 lines which, with certain additional equipment, will allow for dedicated long distance and a frame relay network. This will reduce the Company's cost of providing long distance, provide greater bandwidth for voice and data transmission and result in a design that continues to be flexible and upgradable. The Company also plans to become an ISP and develop voice over IP capability. The Company believes that it will be able to offer highly competitive long distance rates available to large fleet trucking companies by installing T-1 lines between truckstops and fleet operation centers. To allow greater access to the PNV Network, the Company plans to install member-only telephones, which may include both wired and 900 MHz wireless, inside selected truckstops.

INDUSTRY OVERVIEW

     Based on independent market research commissioned by the Company and industry data, the Company believes that there are between 800,000 and 1,000,000 long-haul truck drivers in the United States. The Company believes that there are over 19,000 trucking fleets in the United States that operate a total of approximately 630,000 long-haul trucks. There are approximately 50 fleets that operate over 1,000 trucks, more than 850 fleets that operate between 100 to 1,000 trucks, and approximately 18,400 fleets that operate fewer than 100 trucks. In addition, there are approximately 140,000 independent long-haul truck drivers that are not affiliated with any fleet. The Company believes that there are an additional 30,000 trucks associated with private fleets and 40,000 Canadian-based long-haul drivers who primarily service the United States which fall within its target market. The trucking industry has been stable over the last several years and has experienced an increase in intercity ton-miles every year from 1985 through 1995 and a compounded annual average growth rate of approximately 4% over this 10-year period.

     There are over 2,100 truckstops in the United States along the interstate highway system, of which the Company believes that approximately 1,100 are full-service truckstops that provide more than just fuel. A large number of truckstops are affiliated with or owned by chains that maintain centralized control over operations. Full service truckstops, generally located on major interstate highways, offer a full range of services for drivers and fleets including fueling facilities, certified scales, repair facilities, restaurants, community television and game rooms, public telephones and showers. These truckstops are the primary location at which long-haul truck drivers stop to fuel, eat, shower, park for their rest periods, overnight stays and for layovers between hauls. This is due to the range of services that these truckstops offer, their location and the obvious limitations that a large truck has in stopping at other venues such as regular gas stations, fast food restaurants, malls and motels. As such, truckstops are the primary location at which drivers conduct business with fleets and customers, communicate with family and friends, and seek entertainment.

     Industry data, Company research and data collected from the Company's telephone switch indicates that the long-haul trucking industry is telecommunications intensive. The Company believes that long-haul drivers and fleet trucking companies spend over $2.4 billion on long distance services (not including data, Internet and messaging) annually. According to data generated from the Company's switch and Company research, long-haul drivers that log on to the Network on average use approximately 1,200 minutes of long distance a month and have monthly expenditures of approximately $250 for long distance telephone usage.

     The high degree of telecommunications usage by long-haul trucking fleets and drivers is a result of several operational characteristics of the industry. The nature of the routes and operations of long-haul trucking require that drivers be on the road for long periods of time. Company research and industry data indicates that most long-haul truck drivers spend at least 21 days a month on the road and earn an average of approximately $35,000 per year. Long-haul trucking requires frequent communication between drivers, fleets and customers. Long-haul drivers must stay in regular contact with customers and fleet dispatchers to coordinate load pickup, delivery, and routes. At the same time, drivers and fleets must exchange administrative paperwork, such as proof of delivery, permits and employee payroll information (for which they currently use regular or express mail services). Truck drivers also use telephones for personal communications purposes to stay in touch with family and friends.

     A significant issue facing the long-haul trucking industry is employee turnover. The Company believes that many fleet trucking companies attempt to reduce high driver turnover costs (approximately $3,000 per driver) and to mitigate the high levels of driver turnover which are prevalent in the industry by seeking ways to improve the quality of life for long-haul truck drivers on the road.

     Voice communication options available to fleets and drivers are either cellular telephones or pay telephones inside the truckstop. Cellular telephones are currently particularly costly since these drivers are away from home and typically incur roaming charges. Pay telephones inside the truckstop are inconvenient, lack privacy and are not capable of handling data transmission or Internet connectivity services. Also, drivers generally cannot receive incoming calls at these pay telephones, making it very difficult to make contact with their dispatchers or customers. The options available to fleets for data communications and Internet access also are limited. While other companies provide mobile text-messaging using satellite and cellular telephone networks, these services are limited in capability, costly and do not allow the transmission of large amounts of data such as bills of lading, proof of delivery, and pay check stubs. Drivers currently send these documents back to their fleets by regular or express mail services. Express mail services are expensive and regular mail services are slow. Facsimile services at truckstops are not universally available and are costly. The ability to fax or electronically transmit bills of lading and delivery information directly to and from the truck allows fleets to reduce their billing cycle. At the same time, the Company's research indicates that fleets have great difficulty providing drivers with timely payroll information which frequently results in numerous telephone communications between drivers and fleets. The Company believes that this can be avoided if the detailed pay information is provided directly to the driver in his cab through the Internet or other data network. As a result of these and other factors, the Company believes that, increasingly, the Internet will develop into a major data communications pipeline for fleets and their drivers.

     Drivers' options for entertainment while on the road are generally limited to community television and video game rooms at truckstops. These facilities are typically crowded, afford drivers little programming choice or privacy, and are uncomfortable. Drivers can purchase satellite television systems for their cabs, however, such systems have relatively high up front costs and monthly subscription fees.

BUSINESS STRATEGY

     The Company's objective is to become the leading provider of telephony, data, Internet and entertainment services to the long-haul trucking industry. The Company believes that the current lack of accessible and cost effective telecommunications and entertainment options for fleets and drivers is a significant opportunity and that the Company is well positioned to take advantage of this opportunity.

     The Company plans to achieve its objective by:

     - Continuing the build-out of the PNV Network from 118 sites as of June 30, 1998 to a total of approximately 650 truckstop sites (see "-- Network Build-Out; Truckstop Relationships and Contracts");

     - Expanding its current products and services offering (see "-- Products and Services -- Future Products and Services");

     - Enhancing the PNV Network by increasing its capacity and functionality (see "-- Network and Technology -- Proposed Enhanced PNV Network Design); and

     - Expanding its marketing and sales program to further penetrate the fleet and individual driver segments as the number of sites at which the PNV Network is available increases and in connection with the Company's expansion of its products and services and enhancement of the capacity and functionality of the PNV Network (see "-- Marketing").

PRODUCTS AND SERVICES

  Current Products and Services

     The Company is currently providing drivers and fleet trucking companies with the following services over the PNV Network:

       TELEPHONE ACCESS            INTERNET ACCESS AND DATA            CABLE TELEVISION
- Full landline quality and     - Full landline quality and     - Full access and cable
  capability from inside the      capability from inside the      quality reception from inside
  truck cab.                      truck cab.                      the truck cab.
- Full local and long distance  - Ability to use the telephone  - 18 channels of programming.
  calling.                        system to connect to the      - Pay-Per-View channel
- Ability to purchase             Internet and to                 available for an incremental
  incremental long distance       transmit/receive data           $5.00 per day at certain
  minutes.                        through a regular modem.        locations.
- Ability to receive calls.                                     - Availability of dedicated
- Location service to find                                        advertising channels.
  members logged on to the                                      - The Driver entertainment
  Network.                                                        Network.
- Voicemail.
- Wake-up calls.

     The following table sets forth certain information regarding prices and services currently associated with each type of subscription offered by the
Company:

                                   "POWER PLAN"
                                   SUBSCRIPTION
                                 (PAID FOR BY THE
 FLEET SPONSORED SUBSCRIPTION   INDIVIDUAL DRIVER)     MONTHLY USAGE CARD      DAILY USAGE CARD
 - On-going subscription at    - On-going             - 30 days of usage     - 24 hours of usage
   $30 per month.                subscription at $30    from time of first     from time of first
                                 per month.             activation at $30      activation at $5
 - $10 initial membership fee                           per month.             per day.
   waived.                     - $10 initial
                                 membership fee       - $10 initial          - $10 initial
 - Local and long distance       waived.                membership fee.        membership fee.
   access.
                               - Local and long       - Local and long       - Local and long
 - 60 minutes of long            distance access.       distance access.       distance access.
   distance included per
   month with subscription.    - 60 minutes of long   - 60 minutes of long   - Purchased with cash
                                 distance included      distance included      at a vending
 - One to three year             per month with         per month with         machine at the
   contracts with minimum        subscription.          subscription.          truckstop.
   commitments.
                               - Second month of      - Purchased with cash  - Unlimited daily
 - Billed to the fleet each      service is free.       at a vending           access to cable
   month.                                               machine at the         television services
                               - Charged every month    truckstop.             during the 24 hours
 - Unlimited monthly access      to a credit card or                           following initial
   to cable television           checking account     - Unlimited monthly      activation.
   services.                     provided by the        access to cable
                                 subscriber.            television services
                                                        during the month
                               - Unlimited monthly      following initial
                                 access to cable        activation.
                                 television
                                 services.

     As part of a subscription, the user obtains a membership card and kit that includes a telephone, 25 foot coaxial and telephone cable and an owner's manual for a $10 fee (the fee is waived for fleet and Power Plan members). A subscriber accesses the PNV Network by plugging the coaxial and telephone cable into the Bollard at the parking stall at a truckstop. The subscriber then dials * and logs on to the PNV Network. A computerized voice response prompts the subscriber to enter the subscriber's membership number. If the subscriber is a daily or monthly user, the computer prompts the user to enter the subscriber's daily or monthly card number. If the subscriber is in good standing, service is activated.

     The Company's services currently consist of the following local and long-distance telephone, voice messaging and cable television services:

     Telephone services. Telephone service includes long distance, incoming calls and free outside access (0+, 800 and local calls), as well as amenities such as computerized wake-up calls. In January 1998, the Company successfully started reselling incremental long distance minutes, beyond the free 60 minutes per month included in the monthly subscription, to a select group of subscribers. The promotional tests were successful. As of February 1998, Power Plan members could purchase long distance telephone time by charging directly to their existing accounts. By September 1998, the Company expects that all subscribers will be able to charge the purchase of long distance time to credit cards. By the end of 1998, the Company plans to deploy a $20 "value card" to serve as an additional method of payment for both long distance and other Network services, such as the Pay-Per-View channel. The value card will be available at the vending machine located at each truckstop. The Company is also pursuing a payment plan that will allow fleet drivers to purchase long distance minutes for personal use through payroll deductions.

     Voice Messaging and Location Services. Voice messaging and location determination services are provided on a no-fee basis to subscribers. These services are keyed to the subscriber's membership number utilizing the driver location service. If a subscriber is logged on to the PNV Network anywhere in the country, a third party can telephone the subscriber directly. The driver location service also is useful to fleet trucking companies in tracking their drivers. If a subscriber is not logged onto the PNV Network or is unavailable, the third party can leave a voice message. Drivers can access the voice mail system and retrieve their messages from any telephone by calling into the PNV Network.

     Data Communications and Internet Access. Basic data communications and access to the Internet are available through the use of modems. For access to the Internet, subscribers must have an existing ISP. Subscribers can access the ISP by calling either a local number (if their ISP has a local number available at the location where the subscriber is) or by calling a long distance number.

     Cable Television. The basic cable television service features 18 channels, including HBO1, HBO2, HBO3, ESPN, ESPN2, The Weather Channel, Discovery, A&E, TNN, TNT, CNN Headline News, ABC, CBS, NBC and Fox. The Company also offers The Playboy Channel (which as of March 31, 1998 was available at approximately 40% of the truckstops as permitted by the truckstop owners) as a premium Pay-Per-View service for an additional charge of $5.00 per day. As of March 31, 1998, the Company had experienced a 19% penetration rate for this service.

     The Driver's Entertainment Network (DEN). The PNV Network has excess capacity over which dedicated channels can be created so that advertisers and others can broadcast information. In December 1997, the Company launched the Driver's Entertainment Network (DEN), its music-based channel. The current programming format consists of a two hour video loop. The Company plans to gradually expand programming content to include informational programming and other programming targeted at professional drivers. The Company intends to market the DEN to advertisers such as automotive products manufacturers and fleet trucking companies wishing to use the medium for driver recruitment or education, and other companies doing business in the trucking industry. To date the revenues generated by the Company through sales of advertising on the DEN have been insignificant. However, the Company believes that the DEN offers advertisers a highly efficient medium for penetrating an otherwise difficult to reach market segment.

  Future Products and Services

     The Company plans to substantially complete the expansion of its voice and data communication services by the second half of 1999 by increasing the network functionality and capacity through the installation of T-1 lines and switching and routing equipment throughout the PNV Network. Expansion of the functionality of the PNV Network will allow the Company to offer drivers and fleet trucking companies voice and data communications and Internet access at competitive rates. See "Risk Factors -- Expansion of PNV Network Installation and Services; Future Revenue Streams; Minimum Requirements Contracts; Cost-Savings."

     Creation of High Capacity, Low Cost Voice and Data Network. The Company plans to create a high capacity, low cost voice and data network which will be established in two steps. First, the Company plans to install T-1 lines at each truckstop which will provide for more voice and data transmission capacity compared to the current POTS and allow for dedicated long distance and frame relay services. Use of T-1 lines will allow the Company to (i) bypass the local exchange carrier ("LEC") and associated LEC access charges and (ii) obtain favorable pricing from long distance carriers, essentially creating a private network. Secondly, the Company plans to offer this private network to major fleet trucking companies. The Company anticipates that it will be able to connect truckstop and certain fleet terminal locations through a frame relay link that will allow the Company to transmit voice over IP. This will allow the Company to offer major fleet trucking companies highly effective and competitive pricing for voice and data communications with their drivers.

     Internet Access as Internet Service Provider. Expansion of the PNV Network to include T-1 lines and frame relay will allow the Company to become an ISP. With the increased use of the Internet for all types of commerce, the Company believes that Internet access will become a major data communication pipeline for fleet trucking companies and drivers and, as a result, plans to become an ISP. As such, providing reliable low cost access from inside the truck will be a valuable service to the fleet trucking companies and drivers. The Company plans to make this service available for a monthly fee.

     T-1 Line Leases, Long Distance Services and Internet Access Contracts. The Company recently entered into contracts with AT&T to lease T-1 lines and related frame relay services and to purchase long distance, local and related voice telephone services. The Company also recently entered into a contract with AT&T pursuant to which it may purchase Internet access services in the future.

     Pursuant to the contract for the lease of T-1 lines, the Company is required to lease for a three-year term beginning after the start-up period, approximately (i) 200 T-1 lines having minimum payments, before available discounts, of $5.1 million during the first year following the start-up period and (ii) 300 T-1 lines having minimum payments, before available discounts, of $7.7 million during the second and third years following the start-up period. The start-up period ends in February 1999 or such earlier date as to which the Company gives AT&T notice. Lease payments by the Company for T-1 lines during the start-up period will not be counted in determining satisfaction of the required minimum dollar amounts. Discounts are available to the Company if it satisfies the foregoing undiscounted minimum requirements. Discounts are also available for lease payments during the start-up period. If the Company is not able to satisfy its minimum requirements under the contract due to lower than expected use of T-1 lines or otherwise, then the Company is obligated to pay AT&T the difference between the minimum requirement for the applicable period and the lease payments related to the T-1 lines actually leased by the Company for the applicable period, both before available discounts. AT&T has waived the installation fee for each T-1 line, but, upon disconnection of a T-1 line, the Company must pay such fee for any T-1 line not in service for a period of at least 18 months. See "Risk Factors -- Expansion of PNV Network Installation and Services; Future Revenue Streams; Minimum Requirements Contracts; Cost-Savings."

     The Company may terminate the contract for the lease of T-1 lines at any time. Upon any such termination prior to the third anniversary of the completion of the start-up period, the Company must pay to AT&T 35% of the remaining aggregate undiscounted required minimum lease payments. However, in the event of a business downturn beyond the Company's control, a restructuring of the PNV Network that results in the use of other AT&T services, or certain limited circumstances that significantly reduce the volume of telecommunications services required by the Company and that will make the Company unable to meet its commitment under the contract, AT&T has agreed to cooperate with the Company to develop a mutually agreeable alternative that will satisfy the needs of the Company and AT&T and will comply with all applicable legal and regulatory requirements.

     Pursuant to the contract for long distance and other telephone services, the Company will purchase long distance, local (in those states where available) and voice telephone services, including incoming toll-free 800 lines, from AT&T for a two year term. While the total amount payable pursuant to the contract will vary with usage, the contract requires the Company to purchase each month, at minimum, services having an undiscounted price of $40,000 based upon standard AT&T rates. The Company has negotiated discounts off the standard AT&T rates based upon certain usage levels. While the Company may terminate this contract for any reason, the Company is obligated to pay to AT&T upon termination the remaining aggregate undiscounted required minimum amount. See "Risk
Factors -- Expansion of PNV Network Installation and Services; Future Revenue Streams; Minimum Requirements Contracts; Cost-Savings."

     Pursuant to the Internet access services contract, for a term of three years the Company may purchase certain standard AT&T Internet access services. No services will be provided, and the Company will have no obligation to make payments to AT&T, unless and until the Company submits a purchase order, agreed to by AT&T, for particular services.

NETWORK BUILD-OUT; TRUCKSTOP RELATIONSHIPS AND CONTRACTS

     The Company intends to continue to install the PNV Network from 118 sites as of June 30, 1998 to a total of approximately 650 full-service truckstop sites. Approximately half of these locations will have an average of 100 to 150 parking stalls per truckstop and approximately half will have fewer than 100 parking stalls. In order to achieve contractual milestones, the Company will initially focus its build program on the larger truckstops. The Company believes that its ability to significantly increase subscription sales to drivers and fleet trucking companies is dependent on the availability of the PNV Network at a critical mass of truckstops so that drivers can access the PNV Network at least seven or more times during a month. The Company currently believes that it will achieve "critical mass," once it has installed the PNV Network at approximately 100 to 150 additional truckstops (making the PNV Network available at between approximately 200 and 250 sites). At such time, the Company believes that the number of subscribers that will purchase monthly subscriptions, renewal rates and sales to fleet trucking companies will increase substantially. The Company believes that installations at the next 100 to 150 additional sites will be complete by June 1999. The Company believes that the installation of the PNV Network at approximately 650 full-service sites will not be complete until after 2001. Such installation will be subject to, among other things, the Company's ability to satisfy significant capital requirements associated with such installation. See "Risk Factors -- Expansion of PNV Network Installation and Services" and "-- Future Capital Requirements; Uncertainty of Additional Financing."

     There are over 2,100 truckstops in the United States located on the interstate highway system of which the Company believes there are approximately 1,100 full service truckstops (providing more services than just fuel). The Company currently has long-term contracts to install the PNV Network at approximately 751 of such truckstops. The Company has entered into these long-term contracts pursuant to which eight of the 10 largest full-service truckstop chains and associations in the United States, including TA Operating Corporation, Petro Stopping Centers, Inc., Pilot Corporation, and Professional Transportation Partners, LLC, as well as with several other associations representing independent truckstops have agreed to permit the Company to offer its services to their members on an exclusive basis. The Company's contracts to install the PNV Network at approximately 338 truckstops are with associations whose members consist of smaller truckstop chains generally having fewer than 10 truckstops. These associations act as purchasing agents for their members. The Company entered into contracts with these associations as an efficient manner in which to gain access to and establish a relationship with numerous small to medium size truckstops. These associations do not have authority to legally bind their members. Therefore, while each association has granted the Company the exclusive right to provide cable television and telephone services to its members, this contractual right is not binding on each member. Prior to installation of the PNV Network at an association member's truckstop, the Company enters into a contract with the association member granting the Company the exclusive right to install the PNV Network at the member's truckstops.

     The Company has contracted with truckstop chains, independent truckstop owners and associations of truckstop owners. While most independent truckstop owners who own a single truckstop execute a standard contract, the contracts executed by truckstop chains that operate multiple truckstops vary significantly. The Company offers a standard contract to the truckstop owners and associations generally consisting of a term ranging from five to ten years with an automatic five year renewal. Pursuant to the terms of the standard contract, the Company is granted the exclusive right to provide telecommunications and entertainment services to all of the owners' truckstops for a mutually agreed period of time which, if the Company achieves its contractual build-out milestones, generally extend for 10 years. Two owners of a total of less than 15 truckstops did not grant the Company the exclusive right to install the PNV Network at all of their truckstops. The Company pays commissions to truckstop owners/operators based upon a percentage of its revenues less specified costs on a negotiated basis. See "Risk
Factors -- Dependence on Contractual Relationships with Truckstops" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     A significant portion of the 21 or more days per month a driver spends on the road is spent at truckstops as (i) there frequently are restrictions on the roads and streets on which a long-haul truck can travel; (ii) many truckstops have fueling agreements with fleet trucking companies that require refueling at certain specified truckstops; and (iii) many full service truckstops provide a variety of services to long-haul truck drivers, including showers, pay telephones, television rooms and stalls for parking trucks. The Company believes that the average truckstop represents a substantial capital investment. Despite the amount of capital invested in the parking lot, the typical truckstop does not generate any revenue from that asset (other than a limited number of truckstops which charge for parking). At the same time, margins on fuel have been under pressure, forcing truckstop operators to differentiate their truckstops from their competitors and find other sources of revenue. The Company believes that the PNV Network offers truckstops: (i) an amenity for long-haul truck driver customers; (ii) a means for competitive differentiation; and (iii) the ability to generate incremental revenue through the revenue and profit-sharing provisions of the contracts.

     The table below summarizes the Company's current contracts with truckstop owners and operators, and truckstop associations as of June 30, 1998.

                                                                   TOTAL         NO. OF LOCATIONS
                                                              NO. OF LOCATIONS      INSTALLED
                                                              ----------------   ----------------
TRUCKSTOP CHAINS AND OWNERS
TA Operating Corporation....................................        121                 21
Pilot Corporation...........................................        119                 31
Kiel Brothers Oil Co........................................          2                  0
Petro Stopping Centers, Inc.................................         44                  6
Travelports of America, Inc.................................         16                  8
All American Travel Plaza's, Inc............................          9                  5
MAPCO Marketing, Inc........................................          3                  1
Sapp Brothers Truckstops, Inc...............................          7                  6
Bosselman's Travel Plazas...................................          4                  3
Hamburg Enterprises, Inc....................................          5                  2
Bruce's Truckstops, Inc.....................................          4                  1
Highway Service Ventures, Inc...............................          4                  4
Welsh Oil, Inc..............................................          4                  4
Tewel Corporation...........................................          4                  1
Smithton Interstate Corporation.............................          3                  0
Stony Ridge Travel Plazas...................................          2                  0
Baggett's Travel Plaza......................................          2                  1
Burns Brother Travel Plaza..................................         18                  0
Additional Owners of a Single Truckstop.....................         42                 24
                                                                    ---                ---
          Subtotal..........................................        413                118
TRUCKSTOP ASSOCIATIONS
Professional Transportation Partners, LLC...................        127                 29(1)
North American Truckstop Network, Inc.......................        109                  8(1)
Ambest, Inc.................................................        102                 28(1)
                                                                    ---
          Subtotal..........................................        338                -0-
          Total.............................................        751
                                                                    ===

---------------

(1) Pursuant to the Company's contract with the association, the Company has contracted directly with the specified number of truckstop owners to install the PNV Network. Accordingly, these truckstop association locations are also included under the appropriate truckstop chain referenced in the section of this table entitled "Truckstop Chains and Owners."

     As of June 30, 1998, the Company is in negotiations to enter into additional exclusive contracts with several truckstop chains and independent owners that collectively own more than 130 truckstops.

MARKETING

     The Company believes that providing a cost effective, accessible telecommunications and entertainment network that is deployed at a large number of truckstops throughout the country will be a valuable service to long-haul drivers and long-haul fleet trucking companies. The Company's marketing efforts seek to communicate appropriate elements of this value proposition to each segment of the target market and the Company's distribution strategy is designed to reach each segment of the market efficiently. As the functionality and size of the PNV Network grows, the Company plans to adjust its marketing and distribution methods to emphasize its strengths. While the Company believes that its primary target market consists of 800,000 to 1,000,000 long-haul drivers, the Company has divided this target market into two broad segments, individual drivers and fleet trucking companies. The fleet segment is further divided into three segments based on fleet size. The Companies marketing strategies to each segment of the target market are as follows.

     Marketing to Fleets. The Company believes that as the functionality and size of the PNV Network expands, selling to medium and large fleet trucking companies will increasingly become the most efficient means to add new subscribers and to increase revenues from new services as they come on line. In selling to fleet trucking companies, the Company plans to negotiate for contracts of at least one year in length containing minimum subscription commitments. The Company has successfully used this model and recently entered into contracts with five fleet trucking companies that have committed to a minimum of 2,329 drivers for terms ranging from one to three years, subject to certain earlier termination rights. See "Risk Factors -- Ability to Sustain and Increase Subscription Sales; Retention."

     LARGE FLEETS (OVER 1,000 TRUCKS). Company research indicates that there are approximately 50 fleet trucking companies in this segment that operate, in the aggregate, 140,000 trucks. The marketing message to this segment is based on long-term partnerships and the fact that the Company is developing a telecommunications network designed to meet the needs of the fleet. Specifically, improvement in driver retention by enhancing drivers' on-road lifestyle with in-cab voice, data and cable entertainment, as well as telephone access inside the truck cab to reach the driver efficiently and effectively, are identified as immediate benefits to the fleet. Equal weight is given to the future expansion and capability of the enhanced PNV Network. The potential for building high capacity, low cost voice and data links between fleet centers and a large number of truckstops is highlighted, as well as the fact that this network is also a viable gateway onto the Internet from inside the truck. The distribution method for reaching this segment involves multi-level selling and relationship building at various organizational levels of the fleet trucking company account. A senior-level major account representative coordinates sales efforts. The Company currently has one such person on staff. The Company's senior management, including the President and COO, are also actively involved in contacting their counterparts at the target account. One of the Company's five fleet contracts is with a large fleet.

     MEDIUM SIZE FLEETS (100 TO 1,000 TRUCKS). Company research indicates that there are approximately 892 fleet trucking companies in this segment who operate, in the aggregate, over 212,000 trucks. The marketing message to this segment is the same as to large fleet trucking companies and is aimed at senior management and/or owners. Commercial sales representatives are the primary channel for reaching this segment. The Company currently has three such representatives on staff. The Company also may contract with independent sales agents to sell to this segment. Company representatives are compensated with a base salary plus commissions based on sales performance. Independent representatives will be compensated on a commission basis. Four of the Company's five fleet contracts are with medium size fleets.

     SMALL FLEETS (UNDER 100 TRUCKS). Company research indicates that there are over 18,000 fleet trucking companies in this segment who operate, in the aggregate, over 280,000 trucks. This segment represents a very large but highly fragmented sector of the target market. The marketing message to this segment is aimed at the owner of the business. The primary distribution channel for reaching this segment will be telemarketing and direct mail. The Company believes that this segment is too fragmented and each individual company is too small to warrant sales representatives salaries and travel costs. Telemarketing leads will be generated through contact lists of targets in this segment, working with independent telemarketers who have had prior experience selling communication and technology services into the trucking and trade advertising markets.

     Marketing to Individual Drivers. The key marketing message to this segment of the market is the benefits of telecommunications and cable television service in the privacy and comfort of the truck cab at a very low cost. For approximately $1 per day, typically significantly cheaper than the cost at home for cable and telephone, a driver can obtain telecommunications and cable television service while parked at a truckstop. The distribution channels for reaching this segment are: (i) vending machines at the truckstops which dispense daily and monthly memberships; (ii) field sales representatives at the larger stops who sell Power Plan subscriptions; and (iii) telemarketing representatives who sell Power Plan memberships to potential subscribers who call in to the numbers provided on brochures and other advertising materials. The field sales organization has three objectives: (i) generate Power Plan and machine sales;
(ii) maintain strong relationships with local truckstop personnel; and (iii) ensure the PNV Network is fully operational at each truckstop.

     As a result of its marketing programs to date, the Company believes that the best method of advertising to truck drivers is at the truckstop through point of sale merchandising, signage, brochures and similar materials. The Company has developed extensive materials to support this program and has successfully deployed it in the field. Call volume into the telemarketing center has increased and was over 1,800 calls during the first quarter of 1998. The Company is also working with truckstop operators, particularly the large national chains, to institute standardized merchandising programs including incentives for truckstop employees to sell Power Plan subscriptions or to direct potential customers to telemarketing.

     Field Sales Force. The field sales organization consists of Regional Managers (RM) that oversee the Eastern and Western areas, Area Sales Managers
(ASM) and site representatives that report to the ASM at select truckstops. As of June 30, 1998, the Company has two RMs, 12 ASMs and approximately 68 sales representatives. Each RM has overall sales and maintenance responsibility for approximately 50 locations. The ASM's operate as area general managers, leading site representatives who are responsible for generating sales and helping to maintain strong truckstop relationships, and a technical support person that makes sure that the PNV Network is fully operational. Sales representatives are deployed at large high traffic truckstops to directly sell Power Plan subscriptions. They strategically set up a podium at the truckstop with prominent Company signage and market and sell to drivers as they pass from the lot into the truckstop. The sales representatives report to an ASM who generally has control over eight to ten locations. The ASM has overall responsibility for ensuring that all sites under their control are properly manned and have proper sales and marketing material. Each ASM also has responsibility for ensuring technical maintenance of the PNV Network at their sites. A maintenance person is assigned to each ASM and travels with them to each site to perform routine inspections and repairs. Sales representatives and ASMs are compensated with a base salary plus commissions for sales. The Company plans to hire additional RMs, ASMs and sales representatives as the size of the PNV Network grows.

     Telemarketing. The Company currently uses telemarketing to sell on-going Power Plan subscriptions. Leads for telemarketing are generated through advertising in trade magazines, sales materials distributed at the truckstops and through an upselling program aimed at current monthly/daily users. As part of the upselling program, monthly/daily users are diverted to a telemarketing representative when they log on to the network. The representative welcomes them to the PNV Network and attempts to upsell them to Power Plan. The Company plans to expand its telemarketing effort to small fleet trucking companies. Leads will be generated through direct mail campaigns and trade advertising. As part of its efforts, the Company may utilize independent agents who have had prior experience selling communications and technology services into the trucking and trade advertising markets.

     Voice Response Unit. The Company believes that the voice response unit, which all users interact with when they log on to the PNV Network, is a highly effective marketing tool. When a user logs on the PNV Network, an audio message is played that informs the user of options to purchase long distance services. Users will hear a message every time they activate service. The Company has complete flexibility in targeting specific messages to selected groups of users. For example, a subset of all subscribers can be targeted for a campaign to market a high usage long distance package and a special message can be played only for that group. This model has already been successfully used to sell long distance minutes to Power Plan subscribers.

     Driver Referral Programs. The Company believes that word of mouth is a major element in increasing product awareness among drivers. The Company recently launched a driver referral program that awards 60 minutes of long distance to existing subscribers who refer a friend or colleague who signs up for the Power Plan. The Company plans to run various programs and contests that reward referrals by drivers.

NETWORK AND TECHNOLOGY

     Current PNV Network Design. The current architecture of the PNV Network consists of a Site Server at each truckstop connected to the Host Server. The Site Server controls and manages all interaction with the subscriber, telephone communications, cable television activation and communications with the Host Server. The following diagram depicts the current architecture of the PNV Network:

                          CURRENT SYSTEM ARCHITECTURE

[There appears here a diagram depicting the current architecture of the PNV Network. The diagram depicts lines drawn from an irregularly shaped box containing the letters "PSTN": (1) to the left to an illustration labeled "Host Server" and to a second illustration labeled "VoiceMail/Driver Tracking Server," each of which is contained in a rectangle labeled "Park 'N View Headquarters,"
(2) to the right to an illustration labeled "PBX" which is contained in a rectangle labeled "Fleet Headquarters," and (3) down to an illustration labeled "Site Server" and to a second illustration labeled "Authorization Modem," each of which is contained in a rectangle labeled "Truckstop." In the rectangle labeled "Truckstop," there are lines drawn to the left from the illustration labeled "Site Server" to a rectangle labeled "66 Block," from which there is a line drawn to the left to a rectangle labeled "PED Box." There also are lines drawn up from the illustration labeled "Site Server" to an illustration labeled "Authorization Model" and to the right to an illustration labeled "Video Control Unit." The illustration labeled "Video Control Unit" also is connected by a line to the left to a rectangle labeled "PED Box" and by a line to the right to an illustration labeled "Modulators." The illustration labeled "Modulators" is connected by a line to the left to a rectangle labeled "PED Box" and by a line up to an illustration labeled "Receivers," which is in turn connected by a line up to an illustration labeled "Digital Satellite Dish." There also are two lines to the left from the rectangle labeled "PED Box" to a semicircular illustration labeled "Bollard," which is connected by four lines to a rectangle labeled "Driver Truck Cab." The rectangle labeled "Driver Truck Cab" includes the words "Telephone," "Laptop Computer," "Fax," and "TV," each with an appropriate illustration.]

     The current architecture of the various components of the PNV Network and related services are described below.

     PC Based Communications Server. The Site Server located at each truckstop is both the controlling computer and intelligent private branch exchange (PBX). Using off-the-shelf telephony boards, each telephone extension and outside telephone line is connected and controlled by the Site Server. Although the hardware architecture utilizes off the shelf components, the real power of the system comes from the PNV Software, which controls all aspects of user interaction. Unlike a standard PBX, once a user picks up their telephone, all interaction with the user is controlled by the PNV Software which is more fully described below.

     Host Server. The Host Server located in Coral Springs, Florida maintains control of all membership information and determines individual membership privileges. The Site Server communicates by dial-up modem to the Host Server each time a member attempts to log on to or log off of the PNV Network. The membership number is checked in the database and specific information about the user such as their membership expiration date, number of long distance minutes available and voice mail messages is downloaded to the Site Server for subsequent interaction with and access by the user.

     Proprietary Software. The PNV Software was developed in-house by the Company and performs numerous functions including: (i) subscriber log on entry;
(ii) subscriber log on host server validation; (iii) membership information maintenance, including membership cards and renewal card tracking; (iv) log on information communicated to subscribers such as expiration date, stall number, and call back number; (v) wake-up call notification; (vi) cable television system control including activation of standard cable and activation of premium channels; (vii) outbound call control and tracking; (viii) least cost call routing; (ix) prepaid long distance call control and tracking including account balance maintenance; (x) extension to extension call control and tracking; (xi) call detail record storage and reporting; (xii) inbound call control and tracking; (xiii) subscriber location tracking and voice mail services; (xiv) subscriber voice messaging with broadcast capability; and (xv) stall maintenance tracking. Unlike a standard PBX system with computer interfaces, all aspects of the PNV Network are programmable, allowing for full upgradability and flexibility as new capabilities are needed or made available in the future.

     Telephone Wiring. The telephone jack in each Bollard connects by twisted pair wiring to a pedestal box ("PED Box") that in turn is connected to the telephone switch and Site Server inside the truckstop. The Site Server is connected via trunk interface cards to the Public Switched Telephone Network
(PSTN) through POTS lines. These POTS lines are used to connect all local and long distance calls. Although there is no limit on the number of extension to extension calls within the truckstop, the number of outside calls is limited to the number of POTS lines available at each site which currently averages 12 per truckstop. Additional POTS lines can be added to meet telephone usage demand at a particular truckstop.

     Billable Long Distance Call Management. Unlike prepaid long distance card companies, the Company has the advantage of having an intelligent switch controlling each call at the place of origination and can thereby reduce their cost per call. Prepaid calling card vendors require the user to dial an 800 number, enter their card and access numbers and then dial the number they wish to dial. Thus, they are actually making two calls each time. An inbound call to the calling switch and then an outbound call from the calling switch to the applicable number. All completed calls have double costs associated with them. If all calls are busy or not answered, the calling card company must absorb the costs of the inbound call.

     The Company believes that its long distance service uses a unique approach by having the equivalent of a prepaid calling card switch at each site. All call management functions including adding new minutes, deducting minutes for each call and terminating a call when all minutes have been used are performed by the Site Server. Since call management is performed locally at each site, the user can simply make long distance calls by dialing 9,1 + number. The call is originated from the truckstop directly to the applicable number as a single call. Therefore, if there is no answer or the line is busy, the user is not billed and the Company does not incur the cost of an incoming call. This feature greatly reduces the cost per call for the Company as compared to other prepaid calling card vendors.

     Cable Television Wiring. The television plug-in terminal in each Bollard is connected through a single coaxial cable to the PED Box. The PED Box is connected through a single coaxial cable to the cable head end system inside the truckstop.

     Cable Television Head End and Wiring. The cable head end system is comprised of a satellite dish connected to an individual receiver. Other conventional methods of Off-Air antennas and C-Band technologies are also used in supplying channels to the user. An encrypted control unit is used to control which users have access to Pay-Per-View services.

     Proposed Enhanced PNV Network Design. The Company plans to significantly enhance the functionality and capacity of the PNV Network by the second half of 1999 to expand the scope of services offered and reduce operational costs. See "Risk Factors -- Expansion of PNV Network Installation and Services" and
"-- Future Revenue Streams; Cost-Savings." In connection with these enhancements, although the basic architecture currently in place will remain the same, certain additional components will be added. The following diagram depicts the proposed enhanced PNV Network:

                          PROPOSED SYSTEM ARCHITECTURE

[There appears here a diagram depicting the proposed architecture of the PNV Network. In the top center of the diagram is the word "Internet" in an irregularly shaped box connected by a line labeled "Gateway" to an irregularly shaped box labeled "Frame Relay Network," which has three lines from it, each going to a different rectangle labeled "IXC." Each of the three rectangles labeled "IXC" is connected to an irregularly shaped box labeled "PSTN." The rectangle labeled "IXC" that appears at the left is connected by a line to the left to an illustration labeled "DSU/Router/VOIP," which appears in a rectangle labeled "Park 'N View Headquarters." The rectangle labeled "IXC" that appears at the right is connected by a line to the right labeled "T-1" to an illustration labeled "DSU/Router/Modems/VOIP," which appears in a rectangle labeled "Fleet Headquarters." The rectangle labeled "IXC" at the bottom is connected by a line down labeled "T-1" to an illustration labeled "DSU/Router/Modems/VOIP" in a rectangle labeled "Truckstop." In the rectangle labeled "Park 'N View Headquarters," the illustration labeled "DSU/Router/VOIP" is connected by a line to the left to an illustration labeled "Host Server" and by a second line to the left to an illustration labeled "Voice Mail/Driver Tracking Server." In the rectangle labeled "Fleet Headquarters," the illustration labeled

"DSU/Router/Modems/VOIP" is connected by a line to the right to an illustration labeled "PC Based Communications Server," which is then connected by a line up to an illustration labeled "PBX." In the rectangle labeled "Truckstop," there is a line from the illustration labeled "DSU/Router/Modems/VOIP" down to an illustration labeled "Site Server." There are lines drawn to the left from the illustration labeled "Site Server" to a rectangle labeled "66 Block," from which there is a line drawn to the left to a rectangle labeled "PED Box." There also is a line drawn to the right from the illustration labeled "Site Server" to an illustration labeled "Video Control Unit." The illustration labeled "Video Control Unit" also is connected by a line to the left to a rectangle labeled "PED Box" and by a line to the right to an illustration labeled "Modulators." The illustration labeled "Modulators" is connected by a line to the left to a rectangle labeled "PED Box" and by a line up to an illustration labeled "Receivers," which is in turn connected by a line up to an illustration labeled "Digital Satellite Dish." There also are two lines to the left from the rectangle labeled "PED Box" to a semicircular illustration labeled "Bollard," which is connected by four lines to a rectangle labeled "Driver Truck Cab." The rectangle labeled "Driver Truck Cab" includes the words "Telephone," "Laptop Computer," "Fax," and "TV," each with an appropriate illustration.]

     The planned architecture of the additional components of the enhanced PNV Network and related services are described below.

     Dedicated T-1 Access at Truckstop. The planned addition of a T-1 line at each truckstop affords additional telecommunications capacity and reduced operational costs. Each T-1 line offers 24 channels of long distance voice or data capability at a fixed cost. All 24 channels can be designated as voice channels for a flat monthly fee. Any number of the 24 channels can be designated for data at an additional cost. The ability to designate between voice or data channels allows flexibility as requirements change.

     Dedicated Long Distance Access at Truckstops. Dedicated long-distance service offers distinct advantages over existing switched services. First, the cost of long distance minutes will be reduced from current rates because a dedicated T-1 bypasses the LEC and the associated LEC access charges. In addition, the Company believes that it will be able to obtain more favorable pricing available from long distance carriers. This more favorable pricing is only available when either the originating or terminating numbers have dedicated T-1 access from the carrier. Finally, transmission of long distance calls over the T-1 reduces the need for POTS lines and therefore reduces costs per site.

     Frame Relay Network. The Company plans to connect each truckstop via frame relay in a hub and spoke configuration and to increase the bandwidth to each truckstop as traffic warrants. Although frame relay will be the transport method, the Company currently expects that the network protocol will be Transmit Control Protocol/Internet Protocol. The Company plans to replace the current dial-up access to the Host Server with real-time transactions over the PNV Network. This will speed up user access to the system and greatly increase system flexibility. Additionally, the Company plans to perform site system monitoring and remote access over the frame network, greatly enhancing site manageability.

     Dedicated Long Distance and Data Transmission to Fleets. The Company plans to offer installation of network nodes at select large fleet locations. These network nodes will consist of a frame relay connection to a communication server developed by the Company. The communication server will in turn connect to the fleet's PBX. When a driver calls their fleet from any telephone connected to the PNV Network, the driver will simply enter a four-digit extension. The system will route the call to the fleet PBX and it will be like any other incoming call. Additionally, if the fleet wishes to contact a driver, the fleet can simply call an extension that connects to the Site Server and enter the drivers membership number. If the driver is currently logged on to the PNV Network, the call will be routed over the frame network to the drivers personal telephone in their cab. If they are not connected to the PNV Network at that time, the fleet can leave a voice mail message.

     Internet Access. As part of the Company's plan to become an ISP, the Company intends to equip each truckstop with a modem bank for locally terminating Internet access calls. This will give the Company the ability to offer local Internet access at all truckstops. Once a user connects to a local modem, the data will travel over the frame relay network and then to the Internet. The Company expects that this feature will generate additional revenues through monthly fees and reduce operational costs if the Company succeeds in its plan to become an ISP. Since connections between the member and the on site modems are via the local wiring, no POTS lines will be used. The user only ties up bandwidth on the frame network when active. Idle users have no effect on the frame network bandwidth.

     Voice Over IP. The Company intends to equip each site additionally with a voice compression/de-compression capability allowing the transfer of point to point voice calls over the frame relay network. The Company intends to use industry standard voice compression allowing near toll quality voice to travel over the network. The Company plans to initially use this system for calls between truckstops and the Company's offices, as well as for log-on and voice response units. Subscriber service calls will transfer over the data network and calls to drivers from the voice mail/driver locator system will be routed directly to the drivers telephone rather than the user having to hang up and dial the callback number. The advantage of this type of call is that the cost of usage is flat. The existing data network carries the call as additional traffic on the network. If network bandwidth is unavailable at the time, such as during peak hours, the call can be routed as a voice call over the T-1. This allows the Company the ability to build network capacity based on normal usage patterns instead of over-engineering capacity to handle peak times.

     Access Telephones Inside Truckstop. To offer greater access to the PNV Network, the Company intends to install telephones inside the truckstop at certain locations that are connected to the PNV Network. Most drivers stop several times a day, but may only be off the road an hour each time. This hour is spent inside the truckstop at the restaurant or other areas. Therefore, to allow members to use the PNV Network as often as possible, the Company plans to install member-only telephones, both wired and 900 MHz wireless, throughout the inside of the truckstop. The member would simply log on to the PNV Network via these telephones just like the telephone in the cab. All calling features will be available, including local calls, 800 calls, billable fleet calls, billable personal long distance calls and inbound calls.

COMPETITION

  General

     The Company believes competitive entry in its target market is already difficult and will become even more difficult as the Company: (i) enters into additional exclusive long-term contracts with truckstop owners and operators;
(ii) builds out additional sites; and (iii) increases its market penetration and signs additional fleets to contracts. The Company believes that deploying an integrated voice, data, Internet and cable network designed to address the needs of the long-haul trucking industry will be difficult to duplicate and will place the Company in a position to become the leading provider of voice, data, Internet and entertainment access to the long-haul trucking industry.

  Telecommunications

     In the voice and data communication arena, the Company competes with various elements of other providers' offerings based on ease of access, functionality and cost. The Company's competitive advantage with respect to each provider varies and is outlined below.

     Public pay telephones. The Company believes that drivers currently use pay telephones located at truckstops for a significant number of the calls they make. The Company believes that the ability to offer telephone access at a comparable cost to pay telephones in the privacy and convenience of the truck cab is a significant competitive advantage when compared to public pay telephone access which is generally in an environment that lacks privacy, consistent availability, Internet and data connectivity or a means to receive calls.

     Cellular telephones. The Company believes that it can successfully compete with cellular telephones. Cellular service is not always available in more remote truckstop locations. Even when cellular service is available at a truckstop, the Company's in-cab access provides comparable convenience and more robust functionality at a much lower cost and higher sound quality. Cellular telephones are expensive to use for drivers, particularly due to the roaming charges that drivers usually incur when they are away from home and with higher cost per minute charges than either pay telephones or the Company's service. Also, cellular telephones have limited data transmission capability and are not cost efficient for transmission of large volumes of data. The Company understands that one company, HighwayMaster, resells cellular telephone service to provide both voice and data communication to the cab. According to HighwayMaster's Annual Report on Form 10-K for the year ended December 31, 1997, approximately 33,000 units were installed and each unit requires an initial payment of approximately $1,995 and costs $41 per month plus $0.53 per minute for voice and $0.48 per minute for data to operate. The Company believes that one of the fleets with which it has a contract utilizes the HighwayMaster service as well as the PNV Network.

     Long distance service cards, pre-paid cards, and toll free numbers. The Company's long distance services compete with providers of long distance cards and pre-paid cards such as AT&T and MCI. The Company believes that it currently sells long distance telephone time to individual drivers at competitive rates. The Company also competes with providers of toll free (800 and 888) numbers that fleets or even individuals use to call fleet headquarters or home. The Company believes that it can successfully compete with these providers since its dedicated long distance T-1 network will allow very competitive rates to both fleets and drivers. The Company believes that by: (i) providing competitive rates; (ii) allowing purchases through the voice response unit in the truck; and
(iii) providing multiple payment options, the Company can increase the amount of long distance services sold. The Company has already successfully sold long distance minutes to a select group of Power Plan members.

     Qualcomm OmniTRACS. Qualcomm's OmniTRACS service, a satellite based system, is used primarily for mobile vehicle location and two-way text messaging. Based on publicly available data, the OmniTRACS service has an installed base of approximately 210,000 units in 32 countries worldwide, of which the Company believes that over 150,000 units are installed in the United States. This service addresses the trucking fleets' need for real-time mobile text communication. The Company believes that the PNV Network and OmniTRACS service are complementary to each other. The Company believes that Qualcomm's subscribers may find it cost efficient to also subscribe to the PNV Network to:
(i) transmit certain large amounts of data over the PNV Network rather than transmitting all data by satellite over the Qualcomm service, (ii) have Internet access, and (iii) have personal communication capabilities. The Company believes that one of the fleets with which it has a contract utilizes the OmniTRACS service as well as the PNV Network.

     Internet/e-mail kiosks inside the truckstop. The Company believes that there is a company that has begun installing Internet/e-mail kiosks in truckstops. The Company believes that these kiosks do not pose a significant competitive threat since they will operate in the same fashion as pay telephones with limitations in privacy, availability, and convenience. The Company believes that this company is in the early start-up phase of its business. The Company believes that it can compete effectively with this service based on its capability to provide Internet access in the privacy of the truck cab at competitive rates. The Company believes that currently there are no other viable options available that provide Internet connectivity from the truck cab.

  Entertainment

     With respect to entertainment, the Company's competition currently consists of entertainment alternatives located outside the truck cab and primarily in the truckstop. The Company's competitive position with respect to existing and potential entertainment alternatives is outlined below.

     Televisions and game rooms inside the truckstop. Community television and game rooms inside the truckstop are the most readily available entertainment alternatives for long-haul truck drivers. These rooms offer no privacy and limited choice in programming and are typically crowded and smoke-filled. The Company believes that it can successfully compete against this alternative by offering full cable television programming in the privacy and comfort of the cab.

     Satellite dishes. A small number of professional truck drivers have purchased direct broadcast satellite dishes to receive television programming in their cab. Satellite dishes have high up-front costs (approximately $200 -- $700) and monthly usage fees of approximately $30 per month. They are awkward to use in the long-haul trucking environment since the driver must remount and realign the dish every time the driver parks. The Company believes that the sensitive electronics within the equipment also may not survive long in the high-vibration environment of a moving truck and the truck's engine is usually running even in the parking lot, so the dish may vibrate which could inhibit high-quality reception. The Company believes that it can successfully compete with satellite dishes since its bundled services include telecommunications service in addition to cable television programming for a comparable price and since the Company's service is easier to use and more reliable.

     Local cable television operators. The Company does not view local cable television operators as a likely source of competition due to: (i) federal and local regulations on uniform programming and pricing within franchise areas; and
(ii) programming agreements that commonly prohibit resale. Cable providers to such users as residential apartment buildings could seek to compete by offering these services to truckstops; however, the Company believes these operators are unlikely to have the capital or experience to compete nationwide or offer the range of services provided by the Company.

REGULATORY MATTERS

     The FCC and relevant state regulatory authorities ("PSC's") have the authority to regulate interstate and intrastate telephone rates, respectively, ownership of transmission facilities and the terms and conditions under which certain of the Company's telephone service offerings are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on the Company and its ability to compete. In general, neither the FCC nor the relevant state PSC's currently regulate the Company's domestic long distance rates or profit levels, although either or both may do so in the future. There can be no assurance that changes in current or future Federal or State regulations or future judicial changes would not have a material adverse effect on the Company's business, financial condition or results of operations.

     Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state.

     The FCC may regulate the Company's current telephone service offerings as a non-dominant carrier with respect to both its international and domestic interstate long distance services, unless the Company is deemed to be an agent or private network operator, and not a common carrier. In the domestic, as distinguished from the international sector, the FCC abstains from closely regulating the services and charges of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's international or domestic interstate service offerings.

     The Company, as a non-dominant carrier, has "blanket" authority to enter the domestic long-distance market without prior FCC approval, but must obtain specific authority to enter the international market. In addition, the Company is required to file with the FCC domestic and international tariffs containing charges and related practices, regulations and classifications. The FCC presumes the tariffs of non-dominant carriers to be lawful. The FCC could, however, investigate the Company's tariffs, upon its own motion or upon complaint by a member of the public. As a result of any such investigation, the FCC could order the company to revise its tariffs, or the FCC could prescribe revised tariffs. With respect to domestic long-distance services provided by the FCC has ordered non-dominant carriers to withdraw their tariffs, but that order has been stayed pending review by a court of appeals.

     Interstate telecommunications carriers are subject to a number of other federal regulatory obligations and reporting requirements, including obligations to contribute to universal service and other subsidy funds, to permit resale of their services by other carriers, and to take certain steps to protect consumers. While the Company does not believe the burdens imposed by federal regulations will be onerous, failure to comply with applicable regulations could result in fines or other penalties, including loss of authority to provide interstate service.

     The intrastate operations of the Company may be subject to various state laws and regulations. Most states require the Company to apply for certification to provide intrastate telecommunications services, operator services, payphones or competitive local exchange services or to register or be found exempt from regulation, before commencing intrastate services. Most states also require the Company to file and maintain detailed tariffs listing their rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, assignment of carrier assets, including customer bases, carrier stock offerings, incurrence by carriers of significant debt obligations and acquisitions of telecommunications operations. Other regulatory requirements may mandate that the Company permit resale of its services by other companies, make payments to intrastate universal service and similar funds, and take certain steps to protect consumers. Certificates of authority can generally be conditioned, modified, canceled, terminated and revoked by state regulatory authorities for failure to comply with state law and/or rules, regulations and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations.

     Although the Company has not determined whether its current and anticipated telephone service offerings are subject to regulation by all state and federal regulatory authorities, the Company is currently in the process of obtaining authority, pursuant to regulation, certification, tariffs, notifications, or on an unregulated basis, to provide intrastate interexchange service in the 48 contiguous states and Hawaii. The interpretation and enforcement of such laws and regulations in relation to the Company's current and future service offering may vary, and there can be no assurance that the Company will be in compliance with all such laws and regulations at any one point in time. However, the Company intends to meet any filing requirements to which it may be subject.

     In the future, when the enhanced PNV Network is fully deployed, the Company may decide that it would be advantageous to have the status of a competitive local exchange carrier (CLEC) in some or all of the states in which it operates, or some states may require the Company to register or seek certification as a CLEC. Current regulation provides CLECs with certain benefits, such as the right to interconnect with incumbent LECs (ILECs) on just, reasonable and non-discriminatory terms, access to the unbundled network elements of ILECs at cost-based rates, and the ability to purchase (for resale) the ILECs' retail telecommunications services at a significant wholesale discount (determined by the state PSCs). CLECs are also subject to certain regulatory obligations, which differ by state, but which include the obligations to interconnect with and permit resale of their services by other telecommunications carriers, to provide access to their poles, ducts, conduits and rights-of-way to competing service providers, and to provide number portability so customers may switch their LEC without changing their telephone number.

     Various state and federal regulatory factors may have an impact on the Company's ability to attract customers. Many of the rights and obligations created by statute and regulation are subject to ongoing regulatory implementation proceedings and review by the courts, and are subject to change. Changes to some regulations could benefit the Company, while other changes could make it more difficult for the Company to compete.

     Cable television companies are subject to extensive governmental regulation. The Company does not believe that it is subject to such regulations. However, in the event the Company is required to comply with such regulations, the expense, potential delay and management distraction potentially resulting from the compliance process could have a material adverse effect on the Company's results of operations and financial condition.

PROPRIETARY RIGHTS

     The Company believes that recognition of its products and services is an important competitive factor in its industry. Accordingly, it promotes (or intends to promote) the following in connection with its marketing activities and holds or has filed an application for a United States trademark registration for the following: "PARK 'N VIEW," "INCAB PNV," "PNV USA," "YOUR CAB. YOUR CABLE. YOUR CALL,"

"PARK 'N VIEW" (with design), "DEN" (with design), and "WHERE SMART DRIVERS STAY CONNECTED."

     The Company regards the PNV Software as proprietary and attempts to protect it as a trade secret. The Company holds no patents or copyrights on its software technology.

EMPLOYEES

     As of June 30, 1998, the Company had 189 employees, including 15 part-time employees, none of whom are represented by a collective bargaining agreement. The Company considers its employee relations to be good.

PROPERTIES

     The Company is headquartered in Coral Springs, Florida, where it leases an approximately 21,000 square foot facility in which its administrative offices and warehouse facility are located. The Company currently leases an approximately 11,650 square foot facility in Ft. Lauderdale which previously served as its headquarters and warehouse facilities prior to moving to Coral Springs. The Company has sublet the Ft. Lauderdale facility.

LEGAL MATTERS

     In July 1998, Lorenzo and Pat Ortiz instituted an action against a truckstop chain, as well as a contractor utilized by the Company in connection with the installation of the PNV Network at a truckstop owned by the chain, in the 111th Judicial District, Webb County, Texas, seeking unspecified actual and punitive damages allegedly resulting from an injury suffered by Mr. Ortiz at such truckstop in connection with such installation. Although the Company is not currently named as a party to this action, pursuant to the contract between the Company and the truckstop chain defendant, the Company agreed, among other things, to indemnify the truckstop chain for claims relating to the installation, operation or repair of the PNV Network. Further, pursuant to such contract, the Company and the truckstop chain each agreed to maintain at least $1,000,000 of liability insurance on each truckstop at which the PNV Network is available and the Company agreed to name the truckstop chain as an additional insured on its insurance policy. Similar indemnification and insurance maintenance provisions are currently included in the standard contract between the Company and other truckstop owners/operators. The Company inadvertently failed to timely name the truckstop chain defendant as an additional insured with the result that the Company's commercial general liability insurance carrier has denied coverage with respect to this action. The Company and the truckstop chain have agreed to the Company's assumption of the defense of this action, indemnification of the truckstop chain from any and all losses or expenses relating to the action and provision to the truckstop chain with a letter of credit or surety bond in the amount of $200,000 securing such indemnity.

     In addition, an action has been instituted against a truckstop chain in Lake County, Indiana, for actual damages relating to a slip and fall incident at a truckstop at which the PNV Network is available. Although the plaintiff in the action initially named the Company as a defendant in the lawsuit, the plaintiff amended its complaint to remove the Company as a defendant. Although the Company is not currently named as a party to this action, pursuant to the contract between the Company and the truckstop defendant, the Company agreed, among other things, to indemnify the truckstop for claims relating to the installation, operation or repair of the PNV Network. Further, pursuant to such contract, the Company and the truckstop each agreed to maintain at least $1,000,000 of liability insurance on each truckstop at which the PNV Network is available. The Company's commercial general liability insurance carrier has agreed to provide coverage to the Company with respect to any claim related to this lawsuit and has agreed to indemnify the Company with respect to any such claim. The Company's present understandings of both actions is preliminary. Based upon such understandings, however, management does not believe that the outcome of either such action will have a material adverse effect on the Company's financial condition or results of operations.

     The Company has received a demand that it pay $50,000 to reimburse a worker's compensation insurance carrier for amounts paid to one of its insured relating to injuries allegedly related to the PNV Network. The Company is in the preliminary stages of investigating this claim. The Company has also received claims of 12 to 15 slip and fall incidents relating to the PNV Network. It has advised its insurance carrier of these incidents and the carrier has denied coverage on several of these incidents due to the Company's alleged failure to provide timely notice of such incidents. Based on the Company's present preliminary understanding of the worker's compensation claim, as well as the other claims the Company has received, management does not believe that the outcome of such claims, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations.

     The Company anticipates that it will be, from time to time, subject to claims and suits for personal injury arising in the ordinary course of its business. The Company anticipates that such claims and suits, to the extent for actual damages, will generally be covered by insurance. In order to minimize insurance coverage denials due to the Company's failure to provide timely notice, the Company has recently implemented a new procedure whereby all incident reports received by the Company are routed to one Company employee who is responsible for notifying the Company's insurance agent and/or legal counsel of such incident. Such agent and/or counsel in turn notifies the insurance carrier of such incident and is responsible for appropriate follow-up. In addition, prior to February 1998, in order to be insured with respect to incidents at a particular truckstop, the Company's insurance policy required the Company to name each such site. Effective as of such date, the Company amended its policy so that it requires the Company to name only the truckstop chain and not, additionally, each site owned/operated by the chain at which the PNV Network is available in order to be insured with respect to incidents at a particular truckstop.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company.

NAME                                        AGE                POSITIONS WITH THE COMPANY
----                                        ---                --------------------------
Ian Williams..............................  49    Chairman of the Board, Chief Executive Officer and
                                                  Director
Stephen L. Conkling.......................  54    President and Chief Operating Officer
R. Michael Brewer.........................  55    Vice President-Finance and Chief Financial Officer
Anthony W. Allen..........................  37    Vice President-Operations and Secretary
Richard K. Brenner........................  44    Vice President-Sales
Bill J. Buzbee............................  53    Vice President-Business Development
A. Alexander Ezazi........................  38    Vice President-Marketing
James D. Green............................  40    Vice President-Product Development
Ralph A. Head.............................  52    Vice President-Fleet Sales
Yves Roland Maynard.......................  37    Vice President-Engineering
Robert M. Chefitz.........................  39    Director
Thomas P. Hirschfeld......................  35    Director
Richard M. Johnston.......................  63    Director
Daniel K. O'Connell.......................  69    Director
David C. Turner...........................  48    Director

     IAN WILLIAMS, a founder of the Company, has served as Chairman of the Board since August 1998 and as Chief Executive Officer and a director of the Company since the Company's incorporation in September 1995. From September 1995 to July 1998, Mr. Williams served as the Company's President. From 1993 to 1995, Mr. Williams served as President of Park 'N View, Ltd., the predecessor of the Company. Prior to joining Park 'N View, Ltd., from 1991 to March 1993, Mr. Williams served as President of Arden Technologies, Inc., a manufacturer and distributor of wireless cable transmitters. Mr. Williams' experience at Arden as well as other previous employment includes the design of numerous satellite master antenna television systems, multi-channel low-power television systems, FM rebroadcast and distribution systems and wireless television broadcast systems and the installation of low-power television and cable systems throughout Canada and the Arctic, as well as over thirty other countries throughout the world. Mr. Williams is a graduate of West Gloucestershire College of Education in the United Kingdom.

     STEPHEN L. CONKLING has served as President of the Company since August 1998 and as Chief Operating Officer since December 1997. Mr. Conkling served as Vice President-Finance of the Company from April 1996 to July 1998. Prior to joining the Company, from January 1995 to March 1996, Mr. Conkling served as Chief Financial Officer of Advanced Promotion Technologies, a publicly held database marketing company that filed for Chapter 11 bankruptcy protection within two years after Mr. Conkling left the company. From November 1993 to January 1995, Mr. Conkling was a consultant providing strategic and financial strategy services. From 1991 to November 1993, Mr. Conkling served as Chief Executive Officer of Imagery, a document imaging software company. Mr. Conkling served as Chief Financial Officer of Interactive Systems, a systems software company, from 1984 to January 1991. Prior to 1984, he was employed for 16 years by Xerox Corporation in various finance and marketing positions. He is a graduate of Purdue University, where he earned a Bachelor degree in industrial management, and the University of Southern California, where he earned a Masters of Business Administration.

     R. MICHAEL BREWER has served as Chief Financial Officer of the Company since August 1998. Prior to joining the Company, from January 1994 to August 1998, Mr. Brewer was Vice President of Finance and Chief Financial officer for Boca Research, Inc., a computer peripheral manufacturing company. From 1978 to January 1994 Mr. Brewer was Vice President of Finance for the U.S. operations of Mitel Corporation, a

Canadian company which manufactured PBX telephone equipment and semiconductors. Mr. Brewer is a graduate of the University of Minnesota where he earned a degree in business administration. Mr. Brewer received his Florida CPA Certificate in 1975.

     ANTHONY W. ALLEN has served as Vice President-Operations of the Company since March 1997 and Secretary since the Company's incorporation in September 1995. From 1993 to August 1997, Mr. Allen served as Director of Marketing for Arden Technologies, Inc., a manufacturer and distributor of wireless cable transmitters, which from September 1995 to March 1997 contracted with the Company to provide Mr. Allen's services to the Company. From 1990 to 1993 he served as Director & General Manager of IMDS International Microwave Distribution Systems, Ltd. in Barbados in which position he was responsible for the international distribution and installation of wireless cable products. From 1988 to 1990 he served as Regional Sales Manager for Southfields Coachworks Ltd. (located in the United Kingdom), a manufacturer of semi-trailers and heavy truck bodywork. He is a graduate of Harper Adams in the United Kingdom, where he earned a diploma in mechanical engineering.

     RICHARD K. BRENNER has served as Vice President-Sales of the Company since November 1997. Prior to joining the Company, Mr. Brenner was the founder and President of Brenner Consulting Group, a consulting firm that provided marketing consulting services to the Company, from February 1996 to October 1997. See "Certain Transactions." From June 1995 to February 1996, Mr. Brenner served as Vice President-World-wide Business Planning for Scott Paper Company, in which position he was responsible for directing business planning for all Scott brands. From January 1994 to June 1995, Mr. Brenner served as Vice President-Marketing of Advanced Promotion Technologies, a publicly held database marketing company that filed for Chapter 11 bankruptcy protection within two years after Mr. Brenner left the company. Mr. Brenner was employed by Procter and Gamble from 1986 to January 1994 in various marketing and product management positions. Prior to joining Procter and Gamble, Mr. Brenner was employed by Leo Burnett USA, an advertising agency, as an account supervisor. Mr. Brenner is a graduate of the University of Maryland, where he earned a Bachelor degree in business administration, and Northwestern University, where he earned a Masters of Management.

     BILL J. BUZBEE has served as Vice President-Business Development of the Company since October 1997 and Vice-President-Marketing and Sales from April 1995 to October 1997. Prior to joining the Company, he served as Manager of Fuel/Ancillary Sales for National Auto/Truckstops Corp., a truckstop operator, from October 1993 to April 1995. From 1989 to 1993 and from 1972 to 1984, Mr. Buzbee was employed by Truckstops of America and served in various capacities including as general manager of truckstop facilities located in Nashville, Tennessee; West Memphis, Arkansas; Gary, Indiana and Grovertown, Indiana. Mr. Buzbee was employed by a Petro Stopping Center franchisee from 1984 to 1986. Mr. Buzbee attended State Community College in Columbia, Tennessee, and David Lipscomb University in Nashville, Tennessee.

     A. ALEXANDER EZAZI has served as Vice President-Marketing of the Company since September 1997. Prior to joining the Company, from September 1995 to April 1997, Mr. Ezazi was Director of Marketing and Sales for PrimeCo, a joint venture formed by AirTouch Communications and Bell Atlantic, to provide personal communications services throughout the United States. From February 1993 to September 1995, Mr. Ezazi worked for AirTouch Cellular, a division of AirTouch Communications, as Director of Distribution Strategy for the Corporate Marketing Group, where he was responsible for directing various distribution initiatives. From 1992 to February 1993, Mr. Ezazi worked as Manager of Business Development for the Los Angeles Marketing and Sales Department of AirTouch Cellular, where he managed the evaluation and implementation of new products and services in the Los Angeles cellular market. Mr. Ezazi worked as a consultant for Andersen Consulting from 1988 to 1991. Mr. Ezazi is a graduate of the University of Pennsylvania and Columbia University, where he earned a Masters of Business Administration.

     JAMES D. GREEN has served as Vice President-Product Development of the Company since November 1996. Prior to joining the Company, Mr. Green was President of GreenLight Technologies, Inc., which was formed in 1994 as a software development company specializing in frequency marketing and transaction processing services for the truckstops and trucking companies and which performed certain software programming consulting services for the Company. See "Certain Transactions." From 1984 to 1994,

Mr. Green worked for Comdata Corporation as Senior Product Manager responsible for all transportation card based products. Mr. Green worked as Product Manager for Financial Institutional Services Inc. from 1982 to 1984 and as consultant for Computer Sciences Corporation from 1980 to 1982. Mr. Green is a graduate of The Evergreen State College in Olympia, Washington, where he earned a Bachelor degree in business administration and computer science.

     RALPH A. HEAD has served as Vice President-Fleet Sales of the Company since January 1996. Mr. Head was President of Ralph Head & Associates, a transportation consulting firm, from December 1994 to January 1996. Mr. Head served as Vice President of Fleet Sales for National Auto/Truckstops from May 1993 to December 1994 and as President of Direct Bill Management, a financial services company serving fleet trucking companies and truckstops, from January 1991 to May 1993. Mr. Head is a graduate of Auburn University, where he earned a Bachelor degree in business administration.

     YVES ROLAND MAYNARD has served as Vice President-Engineering of the Company since September 1995 but has been employed by the Company since June 1993. Mr. Maynard was employed by Glocom Engineering from August 1990 to June 1993, and by Glocom Engineering Ltd./Canada from 1987 to May 1990, as Director of Engineering, and as such was responsible for the engineering and installation of microwave distribution systems. His experience at Glocom includes the engineering and installation of microwave distribution systems for companies in Canada, the United States and the Caribbean, and the design of equipment and construction methods necessary to deliver cable television and telephone services. From 1986 to 1987, Mr. Maynard was employed by Island Engineering BWI as Director of Engineering. Mr. Maynard is a graduate of Red River Community College in Winnipeg, Manitoba, where he earned a diploma in industrial electronics.

     ROBERT M. CHEFITZ has served as a director of the Company since November 1995. Mr. Chefitz has served as a Managing Director of Patricof & Co. Ventures, Inc., a venture capital firm ("Patricof"), since 1991. Mr. Chefitz joined Patricof in 1987 and served as Vice-President until 1991. From 1981 to 1987, Mr. Chefitz served in various management positions with Golder, Thoma & Cressey Co. of Chicago, Illinois. Mr. Chefitz' experience includes consulting with management teams to consolidate fragmented industries, including communications, security and specialty retailing. Mr. Chefitz serves as a director of Protection One and several privately held companies in which the limited partnerships managed by Patricof are investors. Mr. Chefitz is a graduate of Northwestern University and Columbia University, where he earned a Bachelor degree and a Masters of Business Administration, respectively.

     THOMAS P. HIRSCHFELD has served as a director of the Company since November 1995. Mr. Hirschfeld has served as a Principal of Patricof since January 1995. From January 1994 to January 1995, he served as Assistant to the Mayor of New York City. From August 1986 to December 1993, Mr. Hirschfeld was employed by Salomon Brothers as an investment banker. Mr. Hirschfeld serves as a director of a number of privately held companies in which the limited partnerships managed by Patricof are investors. He is a graduate of Harvard College and Balliol College, Oxford.

     RICHARD M. JOHNSTON has served as a director of the Company since August 1997. Mr. Johnston has served as Vice President-Investments and a director of The Hillman Company, an investment holding company with diversified operations ("Hillman"), since 1970. Mr. Johnston served as Assistant to the President of Hillman from 1965 to 1970 and Assistant to the Vice President-Investments of Hillman from 1961 to 1965. Mr. Johnston serves as a director of Metrocall, Inc., a leading provider of paging and other wireless messaging services, Novoste Corporation and several privately held companies in each of which Hillman is an investor. Mr. Johnston is a graduate of Washington & Lee University and the Wharton School of Finance of the University of Pennsylvania, where he earned a Masters of Business Administration.

     DANIEL K. O'CONNELL has served as a director of the Company since November 1995. Mr. O'Connell has been a private investor since April 1991. Mr. O'Connell was employed by Ryder System, Inc., an international transportation services company, from 1964 to April 1991 and served in various capacities including Executive Vice President from 1974 to 1991, Financial Vice President from 1970 to 1974, General Counsel from 1968 to 1970 and attorney from 1964 to 1968. He is a director of American Retirement Corporation in Nashville, Tennessee, which develops, owns and manages assisted living, continuing care and congregate living retirement communities throughout the United States, and of Fortress-FAE Corporation in Boston, Massachusetts, which transports and stores art objects and other high-value personal property. He also serves as a director of Fiduciary Trust International of the South located in Miami, Florida, a subsidiary of Fiduciary Trust Company International, headquartered in New York. Mr. O'Connell is a graduate of Southern Illinois University of Carbondale, Illinois, and Georgetown University Law Center. Mr. O'Connell's son is a partner in the law firm of Kilpatrick Stockton LLP, which provides legal services to the Company.

     DAVID C. TURNER has served as a director of the Company since November 1996. Mr. Turner has worked as Senior Investment Analyst with the Michigan Retirement System since 1985 and in this capacity shares in the management of a $3.0 billion alternative investment portfolio. From 1978 to 1985, Mr. Turner held several policy advisory and management positions in the Michigan Department of Commerce with responsibilities for developing business and financial legislation, implementing large-scale industrial development projects, serving as a small business loan officer and overseeing the State of Michigan's Technology Transfer Program between university research departments and the private sector. Mr. Turner is a graduate of the State University of New York.

COMPOSITION OF THE BOARD OF DIRECTORS; EXECUTIVE OFFICERS

     The Company's Bylaws provide that the number of members of the Company's Board of Directors shall consist of between one and seven and that the Board has the power to determine the number of directors (when not determined by the stockholders) and to fill vacancies on the Board. The number of directors is presently fixed at seven. The Company presently has six directors and one vacancy on the Board of Directors. The Board of Directors, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock intend to fill the existing vacancy with a person who is not an employee of the Company as soon as practicable. All directors are elected annually to serve until the next annual stockholders' meeting following their election and until their successors are elected and qualified.

     The Board of Directors has established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are Robert M. Chefitz, David C. Turner and Ian Williams and the members of the Audit Committee are Daniel K. O'Connell, Thomas P. Hirschfeld and Richard M. Johnston. The Compensation Committee is responsible for reviewing the performance of all executive officers and determining all compensation for such officers. The Audit Committee is responsible for recommending to the Board of Directors the appointment of independent auditors, reviewing with the auditors the plans and results of the audit engagement, approving professional services provided by the auditors, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The Board of Directors may from time to time establish such other committees as circumstances warrant. Such committees will have such authority and responsibility as is delegated by the Board of Directors.

     Pursuant to an Amended and Restated Securityholders' Agreement and Exchange Agreement, dated as of November 13, 1996 (as amended pursuant to an amendment, dated as of August 22, 1997, the "Securityholders' Agreement"), (i) the Company's Board of Directors shall consist of not more than seven members, (ii) as long as the Series A Preferred Stock has not been redeemed and paid in full, the holders of the Series A Preferred Stock have the right to designate two directors, (iii) the holders of the Series B Preferred Stock have the right to designate one director, (iv) the holders of the Series C Preferred Stock have the right to designate one director, (v) certain holders of the Common Stock have the right to designate two directors, and (vi) the Board of Directors, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock will mutually agree upon the remaining director.

     Of the Company's current directors, Mr. Chefitz and Mr. Hirschfeld are the designees of the holders of the Series A Preferred Stock, Mr. Turner is the designee of the holders of the Series B Preferred Stock, Mr. Johnston is the designee of the holders of the Series C Preferred Stock, and Mr. Williams and Mr. O'Connell are the designees of the holders of the Common Stock.

     Pursuant to the respective Certificates of Designations for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the holders of the Series A Preferred Stock, voting as a separate class, are entitled to elect two directors and, prior to the consummation of a registered common stock offering that is a Qualifying Offering (as defined in the applicable Certificate of Designations), the holders of the Series B Preferred Stock and Series C Preferred Stock, each voting as a separate class are each entitled to elect one director of the Company. Subsequent to the consummation of a Qualifying Offering, but only for so long as at least 66 2/3% of the Common Stock issuable upon conversion of the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, is held of record by the original purchasers of such stock, the holders of a majority of the Common Stock issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock shall each be entitled to nominate one person for election as a director of the Company, which nominees the Company will include in management's slate of nominees for election as directors of the Company. Whenever (i) dividends declared on the Series B Preferred Stock or the Series C Preferred Stock are in arrears in an amount equivalent to the aggregate dividends required to be paid on such stock for any two quarterly periods, (ii) the Company fails to satisfy its redemption obligations, (iii) the Company otherwise fails to perform certain obligations under the Certificates of Designations authorizing such stock or (iv) certain other events of default occur, the holders of the Series C Preferred Stock, together with the holders of the Series B Preferred Stock, have the exclusive right to elect a majority of the Board of Directors.

     The Company currently pays no compensation to directors for serving in such capacity.

     The Company's executive officers are elected annually by the Board of Directors to serve until their successors are elected and qualify. The Company is not a party to an employment agreement with any of its executive officers. There are no family relationships among any of the directors and executive officers of the Company, except that Mr. Allen, Vice President-Operations of the Company, is the brother-in-law of Mr. Williams, President and Chief Executive Officer of the Company.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

     The Delaware General Corporation Law (the "DGCL") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for
(i) breaches of his or her duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful purchase or redemption of stock or unlawful payment of dividends, or (iv) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Company's Certificate of Incorporation contains a provision eliminating director liability to the extent permitted by the DGCL.

     Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by that person. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court to which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. The Company's Bylaws provide that each director and officer shall be indemnified by the Company to the fullest extent allowed by Delaware law.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information regarding the annual compensation for the fiscal year ended June 30, 1998, with respect to the Company's Chief Executive Officer and the Company's four other highest paid executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                              -----------------------
NAME AND PRINCIPAL POSITION                                   SALARY($)   BONUS($)(1)
---------------------------                                   ---------   -----------
Ian Williams................................................   157,500          --
  Chairman of the Board, Chief Executive Officer and
  Director
Stephen L. Conkling.........................................   132,501          --
  President and Chief Operating Officer
James D. Green..............................................   127,500          --
  Vice President-Product Development
A. Alexander Ezazi(2).......................................    87,083      27,500
  Vice President-Marketing
Richard Brenner(2)..........................................    73,333      27,500
  Vice President-Sales

---------------

(1) Represents guaranteed cash bonuses paid for fiscal 1997.
(2) Mr. Ezazi's employment by the Company commenced in September 1997 and Mr. Brenner's employment by the Company commenced in November 1997.

  Stock Options

     The following table summarizes the number and value of unexercised options held by Named Executive Officers as of June 30, 1998. No Named Executive Officers exercised any options during the year ended June 30, 1998.

                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                     AS OF JUNE 30, 1998(#)       AS OF JUNE 30, 1998($)(1)
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
Stephen L. Conkling..............................    27,151         40,727        222,640        333,960
                                                     12,000         18,000         74,400        111,600
James D. Green...................................    15,151         22,727        120,452        180,678

---------------

(1) There was no public trading market for the Common Stock as of June 30, 1998. These values have been calculated based on a fair market value of $9.20 per share on June 30, 1998 less the per share exercise price. Such value was determined by the Board of Directors based on the value of the Warrants agreed upon by the Company and the initial investors in the Units in the Unit Offering. See Note 5 to the financial statements.

EMPLOYMENT ARRANGEMENTS

     The Company does not have employment agreements with any of its executive officers. In connection with its acquisition in November 1996 of certain software from a software development company of which Mr. Green, an executive officer of the Company, owned 50%, the Company agreed to pay Mr. Green an annual salary of $100,000 as long as he is employed by the Company. See "Certain Transactions." The

Company's executive officers are not entitled to any payments in connection with a termination of employment or a change in control of the Company. Pursuant to the Company's Stock Option Plan, the exercisability of options granted under such plan is accelerated in the event of certain changes in control of the Company.

BONUS PLAN

     In February 1998, the Board of Directors adopted the Company's Compensation Plan (the "Compensation Plan") to provide cash and/or stock awards to certain key employees of the Company, including all of the Company's executive officers. Pursuant to the Compensation Plan, such employees are each eligible for bonuses based on a percentage of their annual base salary, which percentage may be up to 61% depending upon the employee's position with the Company (the "Potential Bonus"). The Potential Bonus for any employee is then subdivided into two components consisting of: (i) 40% for participants other than executive officers, and 60% for executive officers, of the Potential Bonus for the Company's achievement of certain goals for the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") during the applicable period (the "Company Component"), and (ii) 40% for executive officers, and 60% for participants other than executive officers, of the Potential Bonus for the employee's achievement of certain functional and personal goals for the applicable period (the "Personal Component"). The Company's Board of Directors establishes the Company's goals for EBITDA, as well as each employee's functional and personal goals, prior to the commencement of the applicable period.

     The percentage of the Company Component and the Personal Component that the employee actually may receive is determined based upon the percentage of the Company's goal for EBITDA that the Company achieves during the applicable period and the percentage of the employee's achievement of his or her functional and personal goals for the applicable period as determined by the Board of Directors. The allocation of the bonus between cash and/or stock awards shall be determined by the Board of Directors.

STOCK OPTION PLAN

     Under the Park 'N View, Inc. Stock Option Plan (the "Stock Option Plan"), options to purchase up to 800,000 shares of Common Stock may be granted to employees, directors, consultants and independent contractors of the Company. The Stock Option Plan is presently administered by the Board of Directors. Each option granted under the Stock Option Plan must be exercised within a period fixed by the Board of Directors which, subject to certain limitations, may not exceed ten years from the date of grant of the option. The Company may grant incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986) or nonqualified stock options. The exercise price of incentive stock options under the Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Stock Option Plan become exercisable at such time or times as the Board of Directors shall determine. Of the options outstanding under the Stock Option Plan as of March 31, 1998, options to purchase an aggregate of 219,390 shares of Common Stock were granted in August 1996 having an exercise price of $1.00, options to purchase an aggregate of 32,500 shares of Common Stock were granted in November 1996 having an exercise price of $1.00 per share, options to purchase an aggregate of 75,756 shares of Common Stock were granted in December 1996 having an exercise price of $1.25 per share, options to purchase an aggregate of 7,200 shares of Common Stock were granted in March 1997 having an exercise price of $1.50 per share, and options to purchase an aggregate of 75,000 shares of Common Stock were granted in June 1997 having an exercise price of $3.00 per share. All of such outstanding options become exercisable in five annual increments of 20% each commencing on the date of grant so long as employment with the Company continues. The exercise price of outstanding options to date has been the deemed fair market value of the Common Stock on the date of grant. No options have been granted to any director of the Company.

     The Company plans to grant options to purchase an aggregate of 259,000 shares of Common Stock to certain of its executive officers. The Company currently expects that such options to purchase 152,000 shares of Common Stock will have an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors and that such options to purchase 107,000 shares of Common Stock will have an exercise price substantially below such value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions concerning the compensation of the Company's executive officers for the year ended June 30, 1998 were made by the Company's Compensation Committee of which Mr. Williams, President and Chief Executive Officer of the Company, is a member.

                              CERTAIN TRANSACTIONS

     In November 1995, the Company, which was organized by Patricof, Ian Williams and the then-partners of Park 'N View, Ltd. (Sam Hashman, Monte Nathanson and Nelgo Investments, of which Daniel O'Connell is a general partner), acquired the business and assets, and assumed the liabilities, of Park 'N View, Ltd. In connection with such purchase, the Company issued approximately
2.3 million shares of Common Stock to Park 'N View, Ltd. Park 'N View, Ltd. subsequently distributed such shares to its partners. The amount of the net liabilities assumed by the Company was $84,446, including a promissory note of Park 'N View, Ltd., to Sam Hashman in the principal amount of $150,000, which was subsequently paid in full by the Company. In addition, over a 12-month period commencing in November 1995, the Patricof Managed Funds invested $3.8 million in the Company in exchange for which the Company issued to the Patricof Managed Funds an aggregate of 2.0 million shares of Common Stock, 70,010 shares of Series A Preferred Stock and $3.0 million aggregate principal amount of the Company's 8% Subordinated Notes. During the fall of 1996, the Company issued to the Patricof Managed Funds an additional $1.5 million aggregate principal amount of the Company's 8% Subordinated Notes and warrants to purchase 239,250 shares of Common Stock. In connection with the sale of the Series A Preferred Stock, the Company entered into certain agreements with certain holders of the capital stock of the Company. Pursuant to these agreements, certain holders of Common Stock and Series A Preferred Stock obtained rights of first refusal with respect to proposed sales of stock by the Company or by certain holders of shares of Common Stock of the Company. The holders of the Company's outstanding shares of Common Stock and Series A Preferred Stock also have certain co-sale rights. See "Description of Capital Stock."

     Park 'N View, Ltd., issued to Sam Hashman, its promissory note in the principal amount of approximately $150,000. This note was issued in connection with development of the PNV Network. This note was assumed by the Company in November 1995 and paid (in three installments during 1995 and 1996) from the net proceeds of the sale of the Series A Preferred Stock to the Patricof Managed Funds.

     In November 1996, in connection with the sale of the Series B Preferred Stock, (i) the Patricof Managed Funds (a) converted $3.0 million aggregate principal amount of the Company's 8% Subordinated Notes plus $180,000 in interest accrued thereon into 318,065 shares of the Series A Preferred Stock,
(b) converted $1.5 million aggregate principal amount of such notes, and warrants to purchase 239,250 shares of Common Stock, into 137,237 shares of the Series B Preferred Stock and (c) purchased 45,746 shares of Series B Preferred Stock for $500,000, (ii) the State of Michigan Retirement System purchased 731,930 shares of the Series B Preferred Stock for $8.0 million and (iii) Benefit Capital Management Corporation purchased 274,474 shares of the Series B Preferred Stock for $3.0 million. In connection with the sale of the Series B Preferred Stock, the Company entered into certain agreements with certain holders of the capital stock of the Company. Pursuant to these agreements, the Company granted certain registration rights to certain holders of shares of Common Stock and to holders of the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock and any additional shares of Common Stock acquired as a result of a stock dividend, stock split, or other distribution in respect of the Series B Preferred Stock. See "Description of Capital Stock -- Registration Rights." Certain holders of Common Stock and Series B Preferred Stock also obtained rights of first refusal with respect to proposed sales of stock by the Company or by certain holders of shares of Common Stock pursuant to these agreements. The holders of the Company's outstanding shares of Common Stock, and Series B Preferred Stock also have certain co-sale rights pursuant to these agreements. See "Description of Capital Stock."

     From November 1995 to November 1996, GreenLight Technologies, Inc. ("Greenlight"), of which 50% was owned by James Green and the remaining 50% was owned by Lewis Tatham, who is also an employee of the Company, provided certain software programming consulting services to the Company relating to the

PNV Software pursuant to a software development agreement. Pursuant to the provisions of this agreement, during this period, the Company paid Greenlight an aggregate of approximately $49,800 in fees. In November 1996, pursuant to a technology transfer agreement, Greenlight, Mr. Green and Mr. Tatham transferred and assigned to the Company certain software relating to the PNV Software developed by them, including rights in software developed pursuant to the software development agreement, in consideration of the Company's payment to each individual of a $100,000 annual salary as long as he is employed by the Company and the grant to each of them of an option to purchase 37,878 shares of Common Stock having an exercise price of $1.25 per share and becoming exercisable in five annual cumulative increments of 20% each commencing on the date of grant as long as employment continues.

     In August 1997, the Company issued an aggregate of 2,328,543 shares of Series C Preferred Stock for $18.6 million, of which (i) Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees, purchased 812,500 shares of Series C Preferred Stock for $6.5 million, (ii) the Patricof Managed Funds purchased 125,000 shares of Series C Preferred Stock for $1.0 million, (iii) Benefit Capital Management Corporation purchased 125,000 shares of Series C Preferred Stock for $1.0 million and (iv) the State of Michigan Retirement System purchased 125,000 shares of Series C Preferred Stock for $1.0 million. In connection with the sale of the Series C Preferred Stock, the Company entered into certain amendments to the agreements with certain holders of the capital stock of the Company that the Company had entered into in connection with the sale of the Series A Preferred Stock and the Series B Preferred Stock. Pursuant to these amendments, the Company granted certain registration rights to holders of the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock and any additional shares of Common Stock acquired as a result of a stock dividend, stock split, or other distribution in respect of the Series C Preferred Stock. See "Description of Capital Stock -- Registration Rights." These amendments also provided holders of Series C Preferred Stock rights of first refusal with respect to proposed sales of stock by the Company or by certain holders of shares of Common Stock. The holders of the Series C Preferred Stock also have certain co-sale rights pursuant to these amendments. See "Description of Capital Stock."

     Prior to his employment by the Company, Richard Brenner provided certain marketing consulting services to the Company, from December 1996 to October 1997. During this period, the Company paid Mr. Brenner an aggregate of approximately $52,000 in fees.

     Since December 1995, Mr. Williams has personally guaranteed the Company's obligations of $480,000 under lease agreements for construction equipment and telephone switches to which the Company is a party. In May 1997, the Company loaned $59,000 to Mr. Buzbee in connection with his relocation from the Company's Nashville, Tennessee office to its headquarters in Ft. Lauderdale, Florida. This loan was evidenced by Mr. Buzbee's promissory note payable to the Company, bearing interest at the prime rate announced by The Wall Street Journal on the date of such note. This note was satisfied in August 1997.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of June 15, 1998, certain information regarding the beneficial ownership of the Common Stock by (i) each person that is a member of the Board of Directors of the Company, (ii) each person or entity known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock of the Company and (iii) all executive officers and directors of the Company as a group. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as indicated in the footnotes below.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT OF SHARES
NAME                                                             OWNED          OUTSTANDING
----                                                          ------------   -----------------
Ian Williams(1).............................................     441,953            5.19%
Daniel K. O'Connell(2)......................................     270,810            3.18
Robert M. Chefitz(3)........................................   2,372,919           27.85
Thomas P. Hirschfeld(4).....................................   2,372,919           27.85
David C. Turner(5)..........................................   1,140,918           13.39
Richard M. Johnston(6)......................................      12,500               *
Sam Hashman(7)..............................................   1,011,560           11.87
Patricof & Co. Ventures, Inc., as Manager(8)................   2,372,919           27.85
MPN Partners, Ltd.(9).......................................     540,856            6.35
State of Michigan Retirement System(10).....................   1,140,918           13.39
Benefit Capital Management Corporation(11)..................     500,000            5.87
Henry L. Hillman, Elsie Hilliard Hillman and C.G.
  Grefenstette, Trustees(12)................................     812,500            9.53
All directors and officers as group (14 persons)(13)........   4,411,866           50.74

---------------

  *  Less than 1%

 (1) Includes 22,950 shares of Common Stock beneficially owned by PNV General Partner, Inc., of which Mr. Williams, Mr. Hashman and Monte Nathanson, the general partner of MPN Partners, Ltd., each owns one-third of such shares.
 (2) Represents an aggregate of 270,810 shares of Common Stock beneficially owned by Nelgo Investments, a partnership of which Mr. O'Connell is a general partner. Mr. O'Connell owns 15% of Nelgo Investments.
 (3) Represents an aggregate of 2,372,919 shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock beneficially owned by the Patricof Managed Funds. Mr. Chefitz, a director of the Company, is a Managing Director of Patricof, and a general partner in the limited partnerships which Patricof & Co. Ventures, Inc. manages. Mr. Chefitz does not exercise sole or shared voting or investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (4) Represents an aggregate of 2,372,919 shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock beneficially owned by the Patricof Managed Funds. Mr. Hirschfeld, a director of the Company, is a Principal of Patricof. Mr. Hirschfeld does not exercise sole or shared voting or investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (5) Represents an aggregate of 1,140,918 shares presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock beneficially owned by the State of Michigan Retirement System. Mr. Turner, a director of the Company, is a Senior Investment Analyst with the State of Michigan Retirement System. Mr. Turner does not exercise sole or shared voting or investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (6) Represents shares of Common Stock presently issuable upon conversion of outstanding shares of Series C Preferred Stock beneficially owned by Richard M. Johnston Trust #2, for which Mr. Johnston is the sole trustee and beneficiary. Does not include 1,250,000 shares beneficially owned by affiliates and related parties of The Hillman Company. Mr. Johnston is Vice President-Investments and a director of

     The Hillman Company. Mr. Johnston does not exercise sole or shared voting or investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (7) Includes 22,950 shares of Common Stock beneficially owned by PNV General Partner, Inc., of which Mr. Williams, Mr. Hashman and Monte Nathanson, the general partner of MPN Partners, Ltd., each owns one-third of such shares.
 (8) Consists of shares of Common Stock and shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock owned of record as follows: (i) an aggregate of 1,755,193 shares held by APA Excelsior IV, L.P., (ii) an aggregate of 309,513 shares held by APA Excelsior IV/Offshore, L.P. and (iii) an aggregate of 308,213 shares held by The P/A Fund, L.P. Patricof & Co. Ventures, Inc., directly or indirectly, controls, and has sole voting or investment power with regard to shares held by, such limited partnerships.
 (9) MPN Partners, Ltd. is a limited partnership of which Monte Nathanson, a founder of the Company, is the general partner. Includes 22,950 shares of Common Stock beneficially owned by PNV General Partner, Inc., of which Mr. Williams, Mr. Hashman and Mr. Nathanson each own one-third.
(10) Consists of shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock. Does not include shares held by APA Excelsior IV, L.P., a limited partnership of which the State of Michigan Retirement System is a limited partner.
(11) Consists of shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock owned of record by Benefit Capital Management Corporation as Investment Manager for The Prudential Insurance Company of America Separate Account No. VCA-GA-5298 ("Benefit"). Benefit has voting power as to the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock held by Benefit. Benefit is a wholly owned subsidiary of Union Carbide Corporation, a New York Corporation ("UCC"). Benefit manages the assets of UCC's retirement program plan for employees of UCC and its participating subsidiaries (the "Plan"). In connection with the purchase of certain annuities by the Plan, Prudential has established a separate insurance account with respect to the Plan. Prudential disclaims beneficial ownership of the shares.
(12) Consists of shares of Common Stock presently issuable upon conversion of outstanding shares of Series C Preferred Stock owned of record as follows:
     (i) 187,500 shares held by a trust for the benefit of Henry L. Hillman (the "HLH Trust"), and (ii) 625,000 shares owned by Juliet Challenger, Inc., an indirect, wholly-owned subsidiary of The Hillman Company ("THC"). THC is controlled by the HLH Trust. The Trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust and the assets of THC. Does not include an aggregate of 250,000 shares held by four trusts for the benefit of members of the Hillman family, as to which shares the HLH Trustees (other than Mr. Grefenstette, who is one of the trustees of such family trusts) disclaim beneficial ownership. Also does not include 187,500 shared held by Venhill Limited Partnership, as to which shares the HLH Trustees disclaim beneficial ownership. Howard B. Hillman, the general partner of Venhill Limited Partnership, is a step-brother of Henry L. Hillman.
(13) Includes an aggregate of 172,786 shares of Common Stock subject to options that are presently exercisable or become exercisable by November 30, 1998.

     The addresses of the persons named in the foregoing table who beneficially own 5% or more of the outstanding Common Stock (including shares of Common Stock currently issuable upon the conversion of the outstanding Series B Preferred Stock and the Series C Preferred Stock) are as follows: (i) Ian Williams and Sam Hashman, c/o Park 'N View, Inc., 11711 NW 39th Street, Coral Springs, Florida 33065, (ii) Robert M. Chefitz, Thomas P. Hirschfeld and the Patricof Managed Funds, c/o Patricof & Co. Ventures, Inc., 445 Park Avenue, New York, New York 10022, (iii) MPN Partners, Ltd., 17058 White Haven Drive, Boca Raton, Florida 33496, (iv) David C. Turner and State of Michigan Retirement System, 430 West Allegan Street, Lansing, Michigan 48922, (v) Benefit Capital Management Corporation, 39 Old Ridgebury Road, Danbury, Connecticut 06817, and (vi) Henry
L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees, 2000 Grant Building, Pittsburgh, Pennsylvania 15219.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the actual terms and conditions of the capital stock contained in the Company's Certificate of Incorporation, as amended, and the respective Certificates of Designation, each as amended, of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock. The following summary reflects the Company's Certificate of Incorporation, as amended, the respective Certificates of Designation, each as amended, of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, and certain agreements entered into in connection with the Company's sale of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

     The Company's Certificate of Incorporation authorizes 12,000,000 shares of common stock, par value $.001 per share, and 5,750,000 shares of preferred stock, par value $.01 per share. The Company has designated 627,630 shares of the Preferred Stock as Series A Preferred Stock, 1,372,370 shares of the Preferred Stock as Series B 7% Cumulative Convertible Preferred Stock, and 3,750,000 shares of the Preferred Stock as Series C 7% Cumulative Convertible Preferred Stock.

     As of June 15, 1998, there were issued and outstanding 4,318,182 shares of Common Stock, 388,065 shares of Series A Preferred Stock, 1,372,370 shares of Series B Preferred Stock, and 2,328,543 shares of Series C Preferred Stock. The Company has not issued any other shares of the Company's capital stock. Immediately prior to the consummation of this Offering, options to acquire 409,846 shares of the Company's Common Stock will be outstanding. In addition, the Company has reserved (i) 390,154 shares of Common Stock for issuance upon the exercise of stock options available for future grants under the Stock Option Plan; (ii) 1,875,000 shares of Common Stock for issuance upon conversion of the issued and outstanding Series B Preferred Stock; (iii) 2,328,543 shares of the Common Stock for issuance upon conversion of the issued and outstanding Series C Preferred Stock; and (iv) an aggregate of 785,774 shares of Common Stock subject to outstanding warrants consisting of: (A) 280,399 having an exercise price of $8.00 per share, including presently exercisable warrants to purchase 100,399 shares of Common Stock granted to BT Alex. Brown Incorporated in connection with the offer and sale of the Series C Preferred Stock, and (B) 505,375 having an exercise price of $0.01 per share granted to the Initial Purchaser in connection with the Unit Offering (and subsequently resold by the Initial Purchaser in the form of the Units to qualified institutional buyers pursuant to Rule 144A under the Securities Act).

COMMON STOCK

     All shares of Common Stock now outstanding are fully paid and non-assessable. The holders of Common Stock: (i) subject to preferences that may be applicable to the Preferred Stock, have equal and ratable rights to dividends from funds legally available for distribution, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have subscription or conversion rights (there are no redemption or sinking fund provisions applicable to the Common Stock); and (iv) are entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. In any election of directors, no holder of shares of Common Stock will be entitled to cumulate his or her votes by giving one candidate more than one vote per share. The rights and preferences of holders of Common Stock are subject to the rights of the Preferred Stock currently issued and outstanding or issued and outstanding in the future. In addition, each outstanding series of the Company's Preferred Stock contains certain dividend rights, liquidation preferences, redemption and voting rights.

PREFERRED STOCK

     All shares of Preferred Stock now outstanding are fully paid and non-assessable.

  Series A Preferred Stock

     The Series A Preferred Stock has the following rights and preferences:

          Dividends. Commencing on November 2, 1996, the holders of shares of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends payable quarterly in cash or in kind at the Company's option at a rate of 7% per annum, computed on the basis of $10.00 per share (the "Series A Stock Value"), before any dividends are set apart for or paid on the Common Stock. Such dividends will accrue until paid, whether or not declared by the Board of Directors and whether or not there are funds legally available. Dividends paid in cash on the shares of Series A Preferred Stock (or Series B Preferred Stock or Series C Preferred Stock, which shall rank pari passu with the Series A Preferred Stock) in an amount less than the total amount of such dividends shall be allocated pro rata so that the total value of dividends paid on the Preferred Stock shall in all cases bear to each other the same ratio that the total value of accrued and unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock bear to each other.

          Without the written consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, the Company shall not declare or make any cash distribution with respect to any shares of capital stock of the Company unless all dividends on the shares of Series A Preferred Stock shall have been paid or declared and set aside for payment.

          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock are entitled, before any amount is payable to the holders of the Common Stock, to receive the Series A Stock Value plus an amount equal to all unpaid dividends accrued to the date of payment. In the event of such a liquidation, dissolution or winding up of the Company, the Series A Preferred Stock will rank pari passu with the Series B Preferred Stock and the Series C Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of Series A Preferred Stock shall be insufficient to pay in full the aggregate preferential amounts on all of the then outstanding shares of Series A Preferred Stock, then such assets or proceeds will be distributed among such holders of the Series A Preferred Stock equally and ratably in proportion to the full liquidation preference to which each such holder is entitled.

          Redemption Rights. On the date six months after the payment of the Notes in full in cash (the "Mandatory Redemption Date") the Company shall redeem all of the shares of Series A Preferred Stock outstanding for $10.00 per share plus an amount equal to all accrued and unpaid dividends to the date of redemption (the "Series A Redemption Price"), payable in cash. Except as described below, upon the consummation of a Series A Qualifying Offering (as defined in the immediately succeeding paragraph), the Company shall redeem each share of Series A Preferred Stock, payable in cash, at the Series A Redemption Price. Moreover, except as described below, upon a Change of Control (as defined in the immediately succeeding paragraph), each holder of shares of Series A Preferred Stock may elect to require the Company to redeem all of such holder's shares of Series A Preferred Stock, payable in cash, at the Series A Redemption Price. If, on a respective redemption date, the funds of the Company legally available for redemption of the Series A Preferred Stock (or Series B Preferred Stock or Series C Preferred Stock, which shall rank pari passu with the Series A Preferred Stock) are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, the Company will use the funds legally available therefor to redeem the maximum number of shares of Preferred Stock ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. In addition, the Company has the option to redeem shares of Series A Preferred Stock at any time for an amount equal to the Series A Stock Value plus all accrued dividends due thereon as of the date of redemption. The Company may not redeem, under any circumstances, any shares of Series A Preferred Stock until the Company pays the Notes in full in cash; if the Company has not paid the Notes in full in cash on any redemption date, the Company will redeem the shares of Series A Preferred Stock only after payment of the Notes in full in cash.

          A "Change of Control" means: (i) the merger or consolidation of the Company with or into another person or any person shall consolidate with or merge into the Company; (ii) the transfer of all or substantially all of the Company's assets; (iii) a reorganization, share exchange or reclassification; or (iv) an acquisition or purchase such that any person beneficially owns more than 50% of the Company's Common Stock or more than 50% of the Company's voting stock as a result of the acquisition or purchase. A "Series A Qualifying Offering" means: (i) the Company shall have consummated a firm commitment underwritten public offering of its Common Stock by a nationally recognized investment banking firm pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds to the Company of at least $20,000,000; (ii) the Company's Common Stock is quoted or listed by The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange; and (iii) the price of the Company's Common Stock in the offering is at least equal to 200% of the Series A Redemption Price or would represent a compound annual rate of return of 35% based upon the initial issuance price of the Series A Preferred Stock.

          Voting. Unless otherwise provided by law or except as indicated below, holders of the Series A Preferred Stock have no voting rights with respect to the election of directors of the Company or otherwise. Upon the failure of the Company to redeem the Series A Preferred Stock on the Mandatory Redemption Date, the holders of the Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock and shall be entitled to vote as a separate class only in respect of any merger, consolidation, sale of assets or creation of any class or series (other than the Series B Preferred Stock or Series C Preferred Stock) equal to or superior to the Series A Preferred Stock. The holders of at least two-thirds of the Series A Preferred Stock as a class have the right to elect two directors of the Company.

          Without the authorizing vote or consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting as a class, the Company shall not: (i) amend, waive or repeal any provisions of (or add any provision to) the Certificate of Designations authorizing the Series A Preferred Stock, the Company's Certificate of Incorporation or any certificates of designations with respect to the Company's preferred stock;
     (ii) amend, waive or repeal any provisions of (or add any provision to) the Company's Bylaws; (iii) authorize, create, issue or sell any stock having preferential rights in the distribution of earnings or assets of the Company prior to or on a parity with those of the outstanding Series A Preferred Stock other than the Series B Preferred Stock or Series C Preferred Stock; (iv) except under certain circumstances, issue any shares of Series A Preferred Stock; (v) enter into any agreements that restrict the Company's obligation to pay dividends on or redeem the shares of Series A Preferred Stock; or (vi) dissolve the Company.

          Other than the rights described above, the holders of the Series A Preferred Stock have no preemptive, subscription, sinking fund or conversion rights.

  Series B Preferred Stock

     The Series B Preferred Stock has the following rights and preferences:

          Dividends. Commencing on January 31, 1997, the holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends payable in cash or to accrue quarterly at a rate of $0.7651 (7%) per share per annum ($0.9837 (9%) per share per annum upon an Event of Default), before any dividends are set apart for or paid on the Common Stock. Dividends paid in cash on the shares of Series B Preferred Stock (or Series A Preferred Stock or Series C Preferred Stock, which shall rank pari passu with the Series B Preferred Stock) in an amount less than the total amount of such dividends shall be allocated pro rata so that the total value of dividends paid on the Preferred Stock shall in all cases bear to each other the same ratio that the total value of accrued and unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock bear to each other. An "Event of Default" shall mean: (i) any failure by the Company to pay a cash dividend on the payment date, such failure lasting for two (2) consecutive quarterly periods; (ii) failure by the Company to satisfy its redemption obligations, such failure lasting five (5) days beyond the redemption date; (iii) failure by the

     Company to comply with its obligations upon liquidation, dissolution or winding up of the Company and conversion of shares of Series B Preferred Stock; and regarding anti-dilution adjustments, certain notice provisions and voting and preemptive rights; (iv) a representation or warranty is untrue in the Securities Purchase Agreement; (v) failure to comply with covenants in the Securities Purchase Agreement; (vi) default by the Company in the performance or observance of any obligation or condition with respect to the indebtedness of the Company; or (vii) if the Company shall become insolvent or bankrupt.

          Without the written consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock, the Company shall not declare or make any cash distribution with respect to any other shares of capital stock of the Company unless all dividends on the shares of Series B Preferred Stock shall have been paid or declared and set aside for payment.

          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock are entitled, before any amount is payable to the holders of the Common Stock or any other class or series of stock ranking junior to the Series B Preferred Stock, to receive $10.93 per share plus an amount equal to all accrued and unpaid dividends to the date of payment. In the event of such a liquidation, dissolution or winding up of the Company, the Series B Preferred Stock will shall rank pari passu with the Series A Preferred Stock and the Series C Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of Series B Preferred Stock shall be insufficient to pay in full the aggregate preferential amounts on all of the then outstanding shares of Series B Preferred Stock, then such assets or proceeds will be distributed among such holders of Preferred Stock equally and ratably in proportion to the full respective liquidation preference to which each such holder is entitled.

          Conversion. Each holder of Series B Preferred Stock has the right to convert such holder's shares of Series B Preferred Stock into shares of Common Stock at any time. Each share of Series B Preferred Stock is initially convertible into one share of Common Stock. The number of shares of Common Stock into which a share of Series B Preferred Stock is convertible will be equal to the ratio of $10.93, divided by the conversion price, which initially will be $8.00. Under the antidilution provisions, the conversion price of the Series B Preferred Stock will be subject to adjustment in the event of (i) any subdivision or combination of the Company's outstanding Common Stock; (ii) a dividend to holders of Common Stock payable in Common Stock; or (iii) the issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock in certain circumstances. The conversion price of Series B Preferred Stock also will be adjusted on a "weighted average" basis upon the Company's issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock for a consideration per share which is less than the greater of the Fair Market Price in effect immediately prior to such issue or the conversion price in effect immediately prior to such issue. The "Fair Market Price" means the average closing bid price of the Common Stock as reported by The Nasdaq National Market (or the last sale price if traded on an exchange) for a period of thirty (30) consecutive trading days ending on the third day prior to the date of determination or (if the Common Stock is not quoted on The Nasdaq National Market or listed on an exchange) the fair market value determined by two-thirds of the Corporation's Board of Directors, or (if the Board of Directors cannot reach agreement), as determined by a qualified independent investment banking firm of national reputation appointed by the vote of two-thirds of the Board of Directors. The conversion price of the Series B Preferred Stock will not be adjusted for issuances of Common Stock upon the conversion of the Series B Preferred Stock, up to 800,000 shares of Common Stock issuable upon the exercise of options issued to officers, directors and employees of the Company, up to 186,750 shares of Common Stock issuable upon exercise of the warrant granted to BT Alex. Brown Incorporated in connection with the offer and sale of the Series C Preferred Stock, or up to 505,375 shares of Common Stock issuable upon exercise of warrants granted to certain lenders and guarantors or purchasers of loans to the Company under certain circumstances.

          In the event of (i) any consolidation, merger or similar business combination of the Company, (ii) a capital reorganization of the Company or
     (iii) a reclassification of the Common Stock, and the holders of the Series B Preferred Stock have elected not to require redemption of their shares, the Series B Preferred Stock then outstanding will thereafter be convertible, at the option of the holder, into the kind and number of shares of Common Stock or other securities or property (including cash) to which the holders thereof would have been entitled if such holders had converted such shares of Series B Preferred Stock into Common Stock immediately prior to the effective date of such merger, consolidation, disposition, reorganization or reclassification.

          Each share of Series B Preferred Stock automatically will convert into fully paid and nonassessable shares of Common Stock at the conversion rate, upon the occurrence of a Series B Qualifying Offering. A "Series B Qualifying Offering" means (i) the Corporation shall have consummated a firm commitment underwritten public offering of its Common Stock by a nationally recognized investment banking firm pursuant to an effective registration under the Securities Act covering the offering and sale of both primary and secondary shares of Common Stock which results in gross proceeds of at least $20,000,000, (ii) the Common Stock is quoted or listed on either The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange, (iii) the price at which the Common Stock is sold in such offering is at least equal to an amount which (a) is 200% of the then effective conversion price of the Series B Preferred Stock or (b) would represent, on an as converted basis, a compound annual rate of return of 35% based upon the original issuance price of the Series B Preferred Stock.

          Redemption Rights. On the date six months after the payment of the Notes in full in cash, the Company shall redeem all of the shares of Series B Preferred Stock outstanding for $10.93 per share plus an amount equal to all accrued and unpaid dividends to the date of redemption (the "Series B Redemption Price"), payable in cash. Except as described below, upon a Change of Control ("-- Preferred Stock -- Series A Preferred Stock"), the Company shall redeem each share of Series B Preferred Stock, payable in cash, at the Series B Redemption Price. If on a respective redemption date, the funds of the Company legally available for redemption of the Series B Preferred Stock (or Series A Preferred Stock or Series C Preferred Stock, which shall rank pari passu with the Series B Preferred Stock) are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, the Company will use the funds legally available therefor to redeem the maximum number of shares of Preferred Stock ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The Company may not redeem, under any circumstances, any shares of Series B Preferred Stock until the Company pays the Notes in full in cash; if the Company has not paid the Notes in full in cash on any redemption date, the Company will redeem the shares of Series B Preferred Stock only after payment of the Notes in full in cash.

          Voting. Holders of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series B Preferred Stock is then convertible. Unless otherwise required by law or except as described below, the Series B Preferred Stock and the Common Stock shall vote together on each matter submitted to stockholders, and not by class or series.

          Prior to the consummation of a Series B Qualifying Offering, the holders of the Series B Preferred Stock, voting together as a class, shall be entitled to elect one director of the Company. Subsequent to a Series B Qualifying Offering and only so long as at least 66 2/3% of the Common Stock issuable upon the conversion of the Series B Preferred Stock is held of record by the original purchasers of such stock, the holders of a majority of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be entitled to nominate one person for election as a director of the Company and the Company will include such person in management's slate of nominees for election as directors. Upon the occurrence of an Event of Default, the holders of the Series B Preferred Stock, together with the holders of the Series C Preferred Stock, have the exclusive right to elect a majority of the Board of Directors.

          Without the authorizing vote or consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock, voting as a class, the Company shall not: (i) amend, waive or repeal any provisions of (or add any provision to) the Certificate of Designations authorizing the Series B Preferred Stock, the Company's Certificate of Incorporation or any certificates of designations with respect to the

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

     Company's preferred stock; (ii) amend, waive or repeal any provisions of (or add any provision to) the Company's Bylaws; (iii) authorize, create, issue or sell any stock having preferential rights in the distribution of earnings or assets of the Company prior to or on a parity with those of the outstanding Series B Preferred Stock other than shares of Series A Preferred Stock or Series C Preferred Stock; (iv) except under certain circumstances, issue any shares of Series B Preferred Stock; (v) enter into any agreements that restrict the Company's obligation to pay dividends on or redeem the Series B Preferred Stock; or (vi) dissolve the Company.

          Without the authorizing vote of the holders of ninety percent (90%) of the outstanding Series B Preferred Stock, voting as a class, the Company shall not amend the Company's Certificate of Incorporation or the Certificate of Designations creating the Series B Preferred Stock to change
     (i) the dividend rate, (ii) redemption provisions, (iii) anti-dilution provisions, (iv) the place or currency of payments with respect to the Series B Preferred Stock, (v) the right to institute suit for payment, (vi) conversion rights, or (vii) voting rights to adversely affect the foregoing.

          Preemptive Rights. Except pursuant to a Series B Qualifying Offering, a stock option plan approved by the Company's Board of Directors, as a form of consideration in a merger or acquisition in which the Company is the surviving entity, or where the aggregate gross proceeds are less than $500,000 in any single transaction in which the sale price per share is not less than the then-applicable conversion price of the Series B Preferred Stock, or $1,500,000 in all of such transactions, the Company shall not issue or sell any shares of Common Stock, Preferred Stock or other securities convertible into or exchangeable for shares of Common Stock, unless prior to such issuance or sale, in the same proportion as the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock bears to the total number of fully-diluted shares of Common Stock outstanding, the holders of the Series B Preferred Stock shall have been given the opportunity to purchase such securities on the same terms as such securities are proposed to be sold. The holders of two-thirds of the Series B Preferred Stock may waive the preemptive rights afforded to the holders of Series B Preferred Stock.

  Series C Preferred Stock

     The Series C Preferred Stock has the following rights and preferences:

          Dividends. Commencing on August 31, 1997, the holders of Series C Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends payable in cash or to accrue quarterly at a rate of $0.56 (7%) per share per annum ($0.72 (9%) upon an Event of Default) before any dividends are set apart for or paid on the Common Stock or on any prior series of Preferred Stock. Dividends paid in cash on the shares of Series C Preferred Stock (or Series A Preferred Stock or Series B Preferred Stock, which shall rank pari passu with the Series C Preferred Stock) in an amount less than the total amount of such dividends shall be allocated pro rata so that the total value of dividends paid on the Preferred Stock shall in all cases bear to each other the same ratio that the total value of accrued and unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock bear to each other.

          Without the written consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, the Company shall not declare or make any cash distribution with respect to any other shares of capital stock of the Company unless all dividends on the shares of Series C Preferred Stock shall have been paid or declared and set aside for payment.

          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series C Preferred Stock are entitled, before any amount is payable to the holders of the Common Stock or any other class or series of stock ranking junior to the Series C Preferred Stock, to receive $8.00 per share plus an amount equal to all accrued and unpaid dividends to the date of payment. In the event of such a liquidation, dissolution or winding up of the Company, the Series C Preferred Stock will shall rank pari passu with the Series A Preferred Stock and the Series B Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of Series C Preferred

     Stock shall be insufficient to pay in full the aggregate preferential amounts on all of the then outstanding shares of Series C Preferred Stock, then such assets or proceeds will be distributed among such holders of Preferred Stock equally and ratably in proportion to the full respective liquidation preference to which each such holder is entitled.

          Conversion. Each holder of Series C Preferred Stock has the right to convert such holder's shares of Series C Preferred Stock into shares of Common Stock at any time. Each share of Series C Preferred Stock is initially convertible into one share of Common Stock. The number of shares of Common Stock into which a share of Series C Preferred Stock is convertible will be equal to the ratio of the original purchase price of $8.00, divided by the conversion price, which initially will be $8.00. Under the antidilution provisions, the conversion price of the Series C Preferred Stock will be subject to adjustment in the event of (i) any subdivision or combination of the Company's outstanding Common Stock; (ii) a dividend to holders of Common Stock payable in Common Stock; or (iii) the issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock in certain circumstances. The conversion price of Series C Preferred Stock also will be adjusted on a "weighted average" basis upon the Company's issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock for a consideration per share which is less than the greater of the Fair Market Price in effect immediately prior to such issue or the conversion price in effect immediately prior to such issue. The "Fair Market Price" means (i) prior to the first anniversary of the initial issuance of the Series C Preferred Stock, $8.00; and (ii) after the first anniversary of the initial issuance of the Series C Preferred Stock, the average closing bid price of the Common Stock as reported by The Nasdaq National Market (or the last sale price if traded on an exchange) for a period of thirty (30) consecutive trading days ending on the third day prior to the date of determination or (if the Common Stock is not quoted on The Nasdaq National Market or listed on an exchange) the fair market value determined by two-thirds of the Corporation's Board of Directors, or (if the Board of Directors cannot reach agreement), as determined by a qualified independent investment banking firm of national reputation appointed by the vote of two-thirds of the Board of Directors. The conversion price of the Series C Preferred Stock will not be adjusted for issuances of Common Stock upon the conversion of the Series C Preferred Stock, up to 800,000 shares of Common Stock issuable upon the exercise of options issued to officers, directors and employees of the Company, up to 186,750 shares of Common Stock issuable upon exercise of the warrant granted to BT Alex. Brown in connection with the offer and sale of the Series C Preferred Stock, or up to 505,375 shares of Common Stock issuable upon exercise of warrants granted to certain lenders and guarantors or purchasers of loans to the Company under certain circumstances.

          The conversion price of the Series C Preferred Stock also will be adjusted if the Company reports earnings before interest, taxes, depreciation, and amortization, as determined in accordance with generally accepted accounting principles ("EBITDA") for the fiscal year ending June 30, 2000 (the "Period"), of less than $27,614,500. If the Company reports EBITDA for the Period of less than or equal to $16,568,700, then the conversion price of the Series C Preferred Stock will be reduced to equal $5.00. If the Company reports EBITDA for the Period of less than $27,614,500, but more than $16,568,700, then the conversion price of the Series C Preferred Stock will be reduced to equal: (i) the then-current conversion price, less (ii) the product of (A) a fraction, the numerator of which will be $27,614,500, minus the EBITDA reported by the Company for the Period, and the denominator of which will be $27,614,500, minus $16,568,700, multiplied by (B) the then-current conversion price minus $5.00. However, the adjustments of the conversion price of the Series C Preferred Stock based on the EBITDA for the Period will not result in a reduction of the conversion price to less than $5.00.

          In addition to the foregoing, if, on or before December 31, 2000, the Company sells all or substantially all of its assets, merges or consolidates with any other business entity where the Company is not the surviving Company, or completes a public offering of the Company's Common Stock pursuant to an effective registration under the Securities Act of 1933, as amended, then (i) the adjustments based on the EBITDA reported for the Period, as described in the preceding paragraph, will terminate immediately and be of no effect, and (ii) if necessary to cause the holders of the Series C Preferred Stock to obtain an internal rate of return of 35%, calculated as if each such holder purchased such shares of Series C Preferred Stock at the purchase price per paid by such holder on the date such holder purchased such shares, the then-current conversion price will be reduced concurrently with any such transaction to an amount that results in the holders of the Series C Preferred Stock obtaining such an internal rate of return.

          In the event of (i) any consolidation, merger or similar business combination of the Company, (ii) a capital reorganization of the Company or
     (iii) a reclassification of the Common Stock, and the holders of the Series C Preferred Stock have elected not to require redemption of their shares, the Series C Preferred Stock then outstanding will thereafter be convertible, at the option of the holder, into the kind and number of shares of Common Stock or other securities or property (including cash) to which the holders thereof would have been entitled if such holders had converted such shares of Series C Preferred Stock into Common Stock immediately prior to the effective date of such merger, consolidation, disposition, reorganization or reclassification.

          Each share of Series C Preferred Stock will automatically convert into fully paid and nonassessable shares of Common Stock at the conversion rate, upon the occurrence of a Series C Qualifying Offering. A "Series C Qualifying Offering" means (i) the Corporation shall have consummated a firm commitment underwritten public offering of its Common Stock by a nationally recognized investment banking firm pursuant to an effective registration under the Securities Act covering the offering and sale of both primary and secondary shares of Common Stock which results in gross proceeds of at least $20,000,000, (ii) the Common Stock is quoted or listed on either The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange, (iii) the price at which the Common Stock is sold in such offering is at least equal to an amount which (a) is 200% of the then effective conversion price of the Series C Preferred Stock or (b) would represent, on an as converted basis, a compound annual rate of return of 35% based upon the original issuance price of the Series C Preferred Stock.

          Redemption Rights. On the date six months after the payment of the Notes in full in cash, the Company shall redeem all of the Shares of Series C Preferred Stock outstanding for $8.00 per share plus an amount equal to all unpaid dividends accrued to the date of redemption (the "Series C Redemption Price"), payable in cash. Except as described below, upon a Change of Control (as defined above), the Company shall redeem each share of Series C Preferred Stock, payable in cash, at the Series C Redemption Price. If on a respective redemption date, the funds of the Company legally available for redemption of the Series C Preferred Stock (or Series A Preferred Stock or Series B Preferred Stock, which shall rank pari passu with the Series C Preferred Stock) are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, the Company will use the funds legally available therefor to redeem the maximum number of shares of Preferred Stock ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The Company may not redeem, under any circumstances, any shares of Series C Preferred Stock until the Company pays the Notes in full in cash; if the Company has not paid the Notes in full in cash on any redemption date, the Company will redeem the shares of Series C Preferred Stock only after payment of the Notes in full in cash.

          Voting. Holders of shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series C Preferred Stock is then convertible. Unless otherwise required by law or except as described below, the Series C Preferred Stock and the Common Stock shall vote together on each matter submitted to stockholders, and not by class or series.

          Prior to the consummation of a Series C Qualifying Offering, the holders of the Series C Preferred Stock, voting together as a class, shall be entitled to elect one director of the Company. Subsequent to a Series C Qualifying Offering and only so long as at least 66 2/3% of the Common Stock issuable upon the conversion of the Series C Preferred Stock is held of record by the original purchasers of such stock, the holders of a majority of the Common Stock issuable upon conversion of the Series C Preferred Stock shall be entitled to nominate one person for election as a director of the Company and the Company will include such person in management's slate of nominees for election as directors. Upon the occurrence of an Event of Default, the holders of the Series C Preferred Stock, together with the holders of the Series B Preferred Stock, have the exclusive right to elect a majority of the Board of Directors.

          Without the authorizing vote or consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, voting as a class, the Company shall not: (i) amend, waive or repeal any provisions of (or add any provision to) the Certificate of Designations authorizing the Series C Preferred Stock, the Company's Certificate of Incorporation or any certificates of designations with respect to the Company's preferred stock;
     (ii) amend, waive or repeal any provisions of (or add any provision to) the Company's Bylaws; (iii) authorize, create, issue or sell any stock having preferential rights in the distribution of earnings or assets of the Company prior to or on a parity with those of the outstanding Series C Preferred Stock; (iv) except under certain circumstances, issue any additional shares of Series C Preferred Stock; (v) enter into any agreements that restrict the Company's obligation to pay dividends on or redeem the shares of Series C Preferred Stock; or (vi) dissolve the Company.

          Without the authorizing vote of the holders of ninety percent (90%) of the outstanding Series C Preferred Stock, voting as a class, the Company shall not amend the Company's Certificate of Incorporation or the Certificate of Designations creating the Series C Preferred Stock to change
     (i) the dividend rate, (ii) redemption provisions, (iii) anti-dilution provisions, (iv) the place or currency of payments with respect to the Series C Preferred Stock, (v) the right to institute suit for payment, (vi) conversion rights, or (vii) voting rights to adversely affect the foregoing.

          Preemptive Rights. Except pursuant to a Series C Qualifying Offering, a stock option plan approved by the Company's Board of Directors, as a form of consideration in a merger or acquisition in which the Company is the surviving entity, or where the aggregate gross proceeds are less than $500,000 in any single transaction in which the sale price per share is not less than the then-applicable conversion price of the Series C Preferred Stock, or $1,500,000 in all of such transactions, the Company shall not issue or sell any shares of Common Stock, Preferred Stock or other securities convertible into or exchangeable for shares of Common Stock, unless prior to such issuance or sale, in the same proportion as the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock bears to the total number of fully-diluted shares of Common Stock outstanding, the holders of the Series C Preferred Stock shall have been given the opportunity to purchase such securities on the same terms as such securities are proposed to be sold. The holders of two-thirds of the Series C Preferred Stock may waive the preemptive rights afforded to the holders of Series C Preferred Stock.

RIGHTS OF FIRST REFUSAL AND CO-SALE

     Rights of First Refusal. Certain holders of Preferred Stock and Common Stock have rights of first refusal with respect to proposed sales of stock by the Company or by certain holders of shares of the Common Stock.

     Pursuant to rights of first refusal, if the Company proposes to sell any shares of Common Stock, Preferred Stock or other securities convertible into or exchangeable for shares of Common Stock, other than any issuance or sale (i) pursuant to a Series B Qualifying Offering or Series C Qualifying Offering, (ii) pursuant to a stock option plan approved by the Board of Directors, (iii) as a form of consideration in connection with a merger or acquisition where the Company is the surviving entity or (iv) where the aggregate gross proceeds are less than $500,000 in any single transaction (provided that the sale price per share is not less than the then-applicable conversion price of the Series B Preferred Stock or Series C Preferred Stock, and provided further that the aggregate gross proceeds of all such transactions shall not exceed $1,500,000 (the "Subject Shares"), then the Company must first offer to sell the Subject Shares to the holders of Common Stock and Series B Preferred Stock and Series C Preferred Stock upon the same terms and conditions as the proposed sale. If such holders do not purchase all of such Subject Shares to which they are entitled, then the other holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock shall have the right to purchase their pro rata portion of the subject shares which such holders did not elect to purchase. If such holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock do not collectively elect to purchase all of the Subject Shares, the Company may proceed to sell or assign the Subject Shares not purchased by such holders to the proposed transferee on the same terms offered the holders within three months after the 30 day period in which the holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock could have elected to purchase the Subject Shares.

     Pursuant to rights of first refusal, if certain holders of Common Stock propose to sell any or all of such holder's Common Stock, other than any sale in the event of a public offering, merger, consolidation or exchange of securities of the Company approved by the stockholders of the Company, then the holder of Common Stock must first offer to sell such shares of Common Stock to the other holders of the Company's Common Stock and the holders of the Series A Preferred Stock upon the same terms and conditions as the proposed sale. If such holders of Common Stock and Series A Preferred Stock do not individually or collectively elect to purchase all of such shares of Common Stock, then the selling holder of Common Stock must notify the other holders of the Company's Common Stock and the holders of the Series A Preferred Stock of the number of shares of Common Stock that remain to be sold to the prospective purchaser. Each holder of the Company's Common Stock then will have, for a period of twenty days after the date of such notice, the pro rata right (in proportion to their respective ownership percentages of Common Stock) to purchase the remaining shares. The holders of Series B Preferred Stock and Series C Preferred Stock do not have rights equivalent to the rights of first refusal described in this paragraph.

     Rights of Co-Sale. The current holders of the Company's outstanding shares of Common Stock have certain co-sale rights. As noted above, pursuant to rights of first refusal, if a holder of Common Stock proposes to sell any or all of such holder's Common Stock, other than any sale in the event of a public offering, merger, consolidation or exchange of securities of the Company approved by the stockholders of the Company, then the holder of Common Stock must first offer to sell such shares of Common Stock to the other holders of the Company's Common Stock and the holders of the Series A Preferred Stock upon the same terms and conditions as the proposed sale. If such holders of Common Stock and Series A Preferred Stock do not individually or collectively elect to purchase all of such shares of Common Stock, then the selling holder of Common Stock must notify the other holders of the Company's Common Stock and the holders of the Series A Preferred Stock of the number of shares of Common Stock that remain to be sold to the prospective purchaser. Each holder of the Company's Common Stock then will have, for a period of twenty days after the date of such notice, the pro rata right (in proportion to their respective ownership percentages of Common Stock) to sell, instead of the holder of Common Stock, shares of Common Stock to the proposed purchaser on the same terms and conditions as the proposed seller of Common Stock. The holders of Series B Preferred Stock and Series C Preferred Stock do not have rights equivalent to the rights of co-sale described in this paragraph.

     The holders of the Company's outstanding shares of Series B Preferred and Series C Preferred Stock have certain co-sale rights. If a current holder of shares of the Company's outstanding Common Stock proposes to sell shares of Common Stock (other than shares of Common Stock issuable upon the conversion of Series B Preferred Stock or Series C Preferred Stock), the holders of Series B Preferred Stock and Series C Preferred Stock will have the pro rata right (in proportion to their respective ownership percentages of the Company's total outstanding shares on an as-converted to Common Stock basis) to sell, instead of the holder of Common Stock, shares of Common Stock (issuable upon conversion of their Series B Preferred Stock or Series C Preferred Stock) to the proposed purchaser on the same terms and conditions as the Common Stock holder's proposed sale. The co-sale rights terminate upon a Series B Qualifying Offering or a Series C Qualifying Offering, the consolidation, merger or capital reorganization of the Company, the sale, lease or transfer by the Company of all or substantially all of its assets, or a reclassification of the Company's outstanding shares of Common Stock, the date on which those who purchased the Series B Preferred Stock pursuant to the Stock Purchase Agreement dated as of November 13, 1996, or their affiliates, cease to own of record 50% or more of the Series B Preferred Stock (or shares of Common Stock into which such Series B Preferred Stock may have been converted) purchased pursuant to such agreement, or the date on which those who purchased the Series C Preferred Stock pursuant to the Stock Purchase Agreement dated as of August 22, 1997, or their affiliates, cease to own of record 50% or more of the Series C Preferred Stock (or shares of Common Stock into which such Series C Preferred Stock may have been converted) purchased pursuant to such agreement.

WARRANTS

     In addition to the Warrants, the Company has granted warrants to purchase an aggregate of 785,774 shares of Common Stock, as follows: (i) 280,399 having an exercise price of $8.00 per share, including presently exercisable warrants to purchase 100,399 shares of Common Stock granted to BT Alex. Brown Incorporated in connection with the offer and sale of the Series C Preferred Stock, and (ii) 505,375 having an exercise price of $0.01 per share granted to the Initial Purchaser in connection with the Unit Offering (and subsequently resold by the Initial Purchaser in the form of the Units to qualified institutional buyers pursuant to Rule 144A under the Securities Act). The exercise price and the number of shares of the Common Stock for which the warrants may be exercised are subject to adjustment in the event of any subdivision or combination of the Company's outstanding Common Stock, a dividend to holders of Common Stock payable in Common Stock or the issuance of additional shares of Common Stock in certain circumstances.

CERTAIN PROVISIONS OF THE CERTIFICATES OF DESIGNATIONS, BYLAWS AND DELAWARE LAW

     The Company's Bylaws contain certain provisions that may have the effect of rendering more difficult certain possible takeover proposals to acquire control of the Company and of making removal of management of the Company more difficult. Pursuant to the Company's Bylaws, only a director may call a special meeting of the stockholders of the Company. In addition, the Certificates of Designations creating the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock each provide for the immediate redemption of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock upon a Change of Control (as discussed above). However, in the event of such a Change of Control prior to the payment in full in cash of the Notes, the Company may not redeem any shares of Series A Preferred Stock, Services B Preferred Stock or Series C Preferred Stock until the Notes are paid in full in cash. In such event, the Company must redeem the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock immediately after payment of the Notes in full in cash.

REGISTRATION RIGHTS

     The Company has granted certain registration rights to the holders of shares of Common Stock held by the Patricof Managed Funds and to holders of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Series C Preferred Stock and the exercise of the warrants granted to BT Alex. Brown Incorporated, and any additional shares of Common Stock acquired as a result of a stock dividend, stock split or other distribution in respect of the Series B Preferred Stock or the Series C Preferred Stock (all such shares, together, the "Registrable Securities").

     At any time and from time to time after January 1, 1999, holders of Registrable Securities will be entitled to demand that the Company on three occasions register the resale of Registrable Securities under the Securities Act (a "Demand Registration"). Such demand must be made by the holders of the lesser of at least 25% of the Registrable Securities or of Registrable Securities having a minimum aggregate offering price of $7,500,000 (the "Minimum Offering Price"). An offering pursuant to any Demand Registration may be in the form of an underwritten offering. In addition to the foregoing demand rights, if the resale of the Registrable Securities may be registered on Form S-3, the holders of Registrable Securities are entitled to require the Company to so register the Registrable Securities once per year without regard to the Minimum Offering Price or the aggregate number of such registrations.

     In addition, the Company is required to give notice to holders of the Registrable Securities of its filing of a registration statement (other than on Form S-4 or Form S-8) for its own account or the account of another stockholder of the Company and to offer such holders the opportunity to include Registrable Securities on such registration statement subject to the compliance by any such holder with certain notice conditions (a "Piggyback Registration"). In the event the offering pursuant to such registration statement is an underwritten one, the Company will use its reasonable best efforts to cause the managing underwriter to permit the Registrable Securities to be included.

     The Company shall be responsible for all expenses in connection with all of the foregoing registrations, other than underwriting discounts and commissions, except under certain limited circumstances.

     If, in an underwritten offering pursuant to a Demand Registration, the managing underwriter requires cutbacks of the number of shares of Common Stock to be included in the offering, the number of shares to be offered for the account of the Company or any other person (other than the holders of Registrable Securities) participating in such offering will be reduced or limited pro rata in proportion to the respective number of shares requested to be registered. If, in an underwritten offering pursuant to a Piggyback Registration, the managing underwriter requires cutbacks of the number of shares of Common Stock to be included in the offering, cutbacks shall be made in the following order (i) shares of Common Stock to be offered by holders of Common Stock other than the holders of Registrable Securities, to the extent necessary to reduce the total number of shares as recommended by the managing underwriter and (ii) if further reduction is necessary, shares held by the holders of Registrable Securities shall be reduced on a pro rata basis in proportion to the relative number of Registrable Securities of the holders of Registrable Securities participating in such offering. If an offering pursuant to a Demand Registration is not an underwritten offering, neither the Company nor any stockholder of the Company (other than the holders of Registrable Securities) shall be permitted to include securities in such offering without the consent of the holders of Registrable Securities being offered pursuant to such Demand Registration.

     All holders of Registrable Securities agree not to make any sale of Registrable Shares within a period of up to 180 days prior to or following the effective date of a registration statement of the Company filed under the Securities Act, except for Common Stock included in the registration and unless otherwise permitted by the Company or such underwriter.

     In addition to the registration rights granted to the holders of Registrable Securities, the Company also has granted certain registration rights to the holder of a warrant to purchase up to 180,000 shares of the Company's Common Stock. The Company is required to give notice to the holder of the warrant of the Company's filing of a registration statement (other than on Form S-4 or Form S-8) for its own account or the account of another stockholder of the Company and to offer to the holder of the warrant the opportunity to include on such registration statement shares of the Company's Common Stock issuable upon exercise of the warrant, subject to the compliance by the holder of the warrant with certain conditions, including the exercise of the warrant by the holder of the warrant for at least the number of shares of the Company's Common Stock being registered. In the event the offering pursuant to such registration statement is an underwritten one and the managing underwriter requires cutbacks of the number of shares of Common Stock to be included in the offering, then the number of shares of Common Stock to be included in the offering by the holder of the warrant will be reduced pro rata based on the number of shares of Common Stock which each selling stockholder (other than the holders of the Registrable Securities) has requested to include in the registration statement. The registration rights granted to the holder of the warrant are subordinate to the registration rights granted to the holders of the Registrable Securities.

CERTAIN APPOINTMENTS TO THE BOARD OF DIRECTORS

     Pursuant to an Amended and Restated Securityholders' Agreement and Exchange Agreement, dated as of November 13, 1996 (as amended pursuant to an amendment, dated as of August 22, 1997, the "Amended Securityholders' Agreement") (i) the Company's Board of Directors shall consist of not more than seven members, (ii) as long as the Series A Preferred Stock has not been redeemed and paid in full, the holders of the Series A Preferred Stock have the right to designate two directors, (iv) the holders of the Series B Preferred Stock have the right to designate one director, (iii) the holders of the Series C Preferred Stock have the right to designate one director, (v) certain holders of the Common Stock have the right to designate two directors, and (vi) the Board of Directors and the holders of the Series B Preferred Stock and Series C Preferred Stock will mutually agree upon the remaining director.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, a copy of which is available as set forth under "Description of the New Notes -- Additional Information."

TERMS OF THE EXCHANGE OFFER

     In connection with the issuance of the Old Notes pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights Agreement. Under the Registration Rights Agreement, the Company is required to file within 60 days after May 27, 1998 (the date the Registration Rights Agreement was entered into (the "Closing Date")) a registration statement (the "Exchange Offer Registration Statement") for a registered exchange offer with respect to an issue of new notes identical in all material respects to the Old Notes except that the new notes shall contain no restrictive legend thereon. Under the Registration Rights Agreement, the Company is required to (i) cause the Exchange Offer Registration Statement to be filed with the Commission no later than 60 days after the Closing Date, (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective within 120 days after the Closing Date, (iii) use its best efforts to keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law),
(iv) use its best efforts to consummate the Exchange Offer on or prior to the 30th business day following the date on which the Exchange Offer Registration Statement is declared effective by the Commission and (v) cause the Exchange Offer to comply with all applicable federal and state securities laws. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000 of principal amount. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders as of November 12, 1998. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered in exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions."

     Old Notes shall be deemed to have been accepted as validly tendered when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Company that, among other things (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Company; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

     In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or (ii) if any holder of Old Notes shall notify the Company within 10 business days following the consummation of the Exchange Offer that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Old Notes acquired directly from the Company or one of its affiliates, then the Company shall (x) cause to be filed a shelf registration statement pursuant to Rule 415 under the Act (the "Shelf Registration Statement") on or prior to 30 days after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above or 90 days after the date on which the Company receives the notice specified in clause (ii) above and shall
(y) use its best efforts to cause such Shelf Registration Statement to become effective within 90 days after the date on which the Company becomes obligated to file such Shelf Registration Statement. If, after the Company has filed an Exchange Offer Registration Statement, the Company is required to file and make effective a Shelf Registration Statement solely because the Exchange Offer shall not be permitted under applicable federal law, then the filing of the Exchange Offer Registration Statement shall be deemed to satisfy the requirements of clause (x) above. Such an event shall have no effect on the requirements of clause (y) above. The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended, subject to the exceptions provided for in the Registration Rights Agreement, to the extent necessary to ensure that it is available for sales of Transfer Restricted Securities by the holders thereof for a period of at least two years following the date on which such Shelf Registration Statement first becomes effective under the Securities Act. The term "Transfer Restricted Securities" means each Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) or (d) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act, or is eligible for sale under Rule 144(k).

     If (i) the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed with the Commission on or prior to the date specified in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement, (iii) the Exchange Offer has not been consummated on or prior to the date specified in the Registration Rights Agreement or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective immediately, other than as provided in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Company has agreed to pay Liquidated Damages to each holder of Transfer Restricted Securities. With respect to the first 90-day period immediately following the occurrence of such Registration Default the Liquidated Damages shall equal $.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. The amount of the Liquidated Damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Transfer Restricted Securities. Notwithstanding anything to the contrary set forth herein, (1) upon filing of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (i) above, (2) upon the effectiveness of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (ii) above, (3) upon consummation of the Exchange Offer, in the case of (iii) above, or (4) upon the filing of a post-effective amendment to the Registration Statement or an additional Registration Statement that causes the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement) to again be declared effective or made usable in the case of (iv) above, the Liquidated Damages payable with respect to the Transfer Restricted Securities a result of such clause (i), (ii), (iii) or (iv), as applicable, shall cease.

     All accrued Liquidated Damages shall be paid to the holder of the global note representing the Old Notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses on each May 15 and November 15. All obligations of the Company set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.

     Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors -- Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "Expiration Date" shall mean December 11, 1998 (20 business days following the commencement of the Exchange Offer), unless the Exchange Offer is extended, if and as required by applicable law, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under " -- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS OF THE NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders of Notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its reasonable discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under " -- Conditions", (ii) to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (iii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted, promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See "-- Conditions" below. For purposes of the Exchange Offer, Old Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Old Notes will not be required to be accepted for exchange, nor will New Notes be issued in exchange for any Old Notes, and the Company may terminate or amend the Exchange Offer as provided herein prior to the Expiration Date, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that they are not permitted to effect the Exchange Offer. The Company has no obligation to, and will not knowingly, permit acceptance of tenders of Old Notes from affiliates (within the meaning of Rule 405 under the Securities Act) of the Company or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     State Street Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

      By Registered or Certified Mail:                By Overnight or Hand Delivery:
         Corporate Trust Department                     Corporate Trust Department
                P.O. Box 778                        Two International Place, 4th Floor
      Boston, Massachusetts 02102-0078                  Boston, Massachusetts 02110
          Attention: Kellie Mullen                       Attention: Kellie Mullen

                                 By Facsimile:

                           Corporate Trust Department
                                 (617) 664-5290
                            Attention: Kellie Mullen

                             For information call:
                                 (617) 664-5587

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                          DESCRIPTION OF THE NEW NOTES

     The Old Notes were issued, and the New Notes will be, issued pursuant to the Indenture which is dated as of May 27, 1998 and is between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the New Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes will be subject to all such terms, and prospective holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture, Registration Rights Agreement and the Escrow Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Park 'N View, Inc.

GENERAL

     The New Notes will be general senior obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Company. In addition, a portion of the net proceeds from the Offering were used to purchase the Pledged Securities in an amount sufficient to provide for payment in full when due of the first four scheduled interest payments on the Notes. The Pledged Securities were pledged as security for repayment of principal and interest on the Notes under the Escrow Agreement. See "-- Disbursement of Funds; Escrow Account." As of March 31, 1998, on a pro forma basis after giving effect to the Unit Offering and the application of the net proceeds therefrom, the Company would have had approximately $70.5 million of long-term debt outstanding.

     As of the date of the Indenture, the Company had no Subsidiaries. The Indenture requires that if the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall become a Guarantor and execute a supplemental indenture in accordance with the terms of the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be limited in aggregate principal amount of $75.0 million and will mature on May 15, 2008. Interest on the New Notes will accrue at the rate of 13% per annum, and will be payable semi-annually on May 15 and November 15 of each year commencing November 15, 1998, to holders of record on the immediately preceding May 1 and November 1, respectively. Interest on the Notes will accrue from the most recent date of which interest has been paid, or if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of the Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to New Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at the Company's option prior to May 15, 2003. Thereafter, the New Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................   106.500%
2004........................................................   104.333%
2005........................................................   102.167%
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, any time after the issue date of the Old Notes and prior to May 15, 2001, the Company, at its option, may redeem up to 35% of the then outstanding New Notes with the net proceeds of an Initial Public Equity Offering of the Company at a redemption price of 113.0% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of redemption; provided that at least 65% in aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company, its subsidiaries and its Affiliates); and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Initial Public Equity Offering.

MANDATORY REDEMPTION

     Except as set forth under "-- Repurchase at the Option of Holders -- Change of Control," and "-- Asset Sales," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the New Notes.

SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New
Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. Any New Note not tendered will continue to accrue interest. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction. Finally, the Company's ability to pay cash to the Holders of New Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors -- Risk of Inability to Repurchase Notes Upon a Change of Control."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person", other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," such "person" shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 40% of the Voting Stock of the Company (measured by voting power rather than number of shares); or
(iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. If the Trustee, the Holders of at least 25% in principal amount of the then outstanding Notes, the Holders of a majority in principal amount of the then outstanding Notes or, under certain limited circumstances, a Holder of Notes, notifies the Company of an Event of Default based on such a sale, lease, transfer, conveyance or other disposition of less than all of the Company's assets, the Company could dispute the occurrence of such an Event of Default and, in such event, such persons could sue the Company to resolve among other things, the uncertainty regarding the phrase "substantially all." See "Description of New Notes -- Certain Covenants -- Events of Default and Remedies."

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Principals" means Patricof & Co. Ventures, Inc. and its affiliated entities, State of Michigan Retirement System, Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette and their affiliated entities, Sam Hashman, MPN Holdings, Inc. and Ian Williams.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 70% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 70% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in accordance with the third paragraph of this covenant) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds to (a) to repay Indebtedness under a Credit Facility, (b) acquire all or substantially all of (1) the assets of, or a majority of the Voting Stock of, a Person engaged in a Telecommunications or Entertainment Business or (2) the assets of a line of business of a Person engaged in the Telecommunications or Entertainment Business; provided that such assets relate to the Telecommunications or Entertainment Business; or (c) to make a capital expenditure or otherwise acquire other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of New Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The determination of the Fair Market Value of any Asset Sale shall be based upon: (i) an Officer's Certificate delivered to the Trustee if such Fair Market Value is less than or equal to $500,000; (ii) the resolution of a majority of the disinterested members of the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, if such Fair Market Value is greater than $500,000 but less than $5.0 million; and (iii) an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing, if such Fair Market Value is equal to or exceeds $5.0 million. Not later than the date of making any Asset Sale, the Company shall deliver to the Trustee an Officers' Certificate stating that such Asset Sale is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with any other documents required by the Indenture.

DISBURSEMENT OF FUNDS; ESCROW ACCOUNT

     The New Notes are collateralized pursuant to the Escrow Agreement by a pledge of the Escrow Account (as defined in the Escrow Agreement), which initially contained $19.2 million of the net proceeds from the Unit Offering (the "Escrow Collateral"), representing funds that, together with the proceeds from the investment thereof, will be sufficient to pay interest on the New Notes for the first four scheduled interest payments on the New Notes (but will not be in an amount sufficient to pay any Liquidated Damages that may arise under the Registration Rights Agreement).

     The Company entered into the Escrow Agreement providing for the grant by the Company to the Trustee, for the benefit of the Holders, of a security interest in the Escrow Collateral. All such security interests collateralize the payment and performance when due of all obligations of the Company under the Indenture and Notes, as provided in the Escrow Agreement. The Liens created by the Escrow Agreement are the first priority security interests in the Escrow Collateral. The ability of Holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company.

     Pursuant to the Escrow Agreement, funds may be disbursed from the Escrow Account only to pay interest on the Notes (or, if a portion of the Notes has been retired by the Company, funds representing the lesser of (i) the excess of the amount sufficient to pay interest through and including May 15, 2000, on the Notes not so retired and (ii) the interest payments which have not previously been made on such retired Notes for each Interest Payment Date through and including the Interest Payment Date). The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy limitations in the event of a bankruptcy of the Company.

     Pending such disbursements, all funds contained in the Escrow Account will be invested in the Pledged Securities. Interest earned on the Pledged Securities will be placed in the Escrow Account. Upon the acceleration of the maturity of the Notes, the Escrow Agreement will provide for foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and second, to all obligations under the New Notes and the Indenture. Under the Escrow Agreement, assuming that the Company makes the first four scheduled interest payments on the Notes in a timely manner with funds or Pledged Securities held in the Escrow Account, the balance of the Pledged Securities in the Escrow Account will be released to the Company on no later than May 15, 2001.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Notes (other than Notes), except a payment of interest or principal at Stated Maturity and reasonable fees and expenses incurred in connection therewith; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the two most recent fiscal quarters ending immediately prior to the date of such Restricted Payment for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption " -- Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

     So long as no Default has occurred and is continuing or would be caused thereby, the foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) Investments by the Company or any of its Subsidiaries in any Permitted Joint Venture; provided that the aggregate Fair Market Value of all such Investments does not exceed $5.0 million at any one time outstanding (with the Fair Market Value of each

Investment being measured at the time made and without giving effect to subsequent changes in value); (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any employee or any member of the Company's (or any of its Subsidiaries') management pursuant to any management or employee equity subscription or purchase agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period; and (vii) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, not exceeding $2.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     Except to the extent specifically provided to the contrary herein, the amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be based upon: (i) an Officer's Certificate delivered to the Trustee if such Fair Market Value is less than or equal to $500,000; (ii) the resolution of a majority of the disinterested members of the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, if such Fair Market Value is greater than $500,000 but less than $5.0 million; and (iii) an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing, if such Fair Market Value is equal to or exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with any other documents required by the Indenture.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if the Company's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended two full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than 5 to 1.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt") so long as no Default shall have occurred and be continuing or would be caused thereby:

          (i) the incurrence by the Company of no more than $10.0 million in connection with a Credit Facility at any one time outstanding; provided that the amount of Indebtedness permitted to be incurred pursuant to this clause (i) shall be reduced by the amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "-- Asset Sales";

          (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes and the Exchange Notes;

          (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money or similar obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or

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

     improvement of property, plant or equipment used in the Permitted Business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

          (v) the incurrence by the Company or any of its Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v) and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (v), does not exceed $5.0 million;

          (vi) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (i), (ii), (v) or (x) of this paragraph;

          (vii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause
     (vii);

          (viii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (ix) the guarantee by the Company or any of its Subsidiary of Indebtedness of the Company or a Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; and

          (x) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (x), not to exceed $5.0 million.

     The Indenture also provides that the Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant and may treat revolving credit Indebtedness incurred in accordance with the first paragraph of this covenant, as being incurred in its entire committed (whether or not at the time drawn) amount at the date on which the initial borrowing thereunder is made. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of

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

Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture and the New Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (i) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limit the right of the Company or any of its Subsidiaries to dispose of the assets subject to such Lien, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period on an annualized basis, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock." The Indenture will also provide that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Wholly Owned Subsidiaries.

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (ii) transactions between or among the Company and/or its Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, and (v) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

  Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any of its Subsidiaries may enter into a Sale and Leaseback Transaction if (i) the Company or such Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to either (1) the Debt to Cash Flow test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" or
(2) clause (iv) of the second paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of such sale and leaseback transaction and
(iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

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

  Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption
" -- Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company; provided that the provisions of this covenant shall not apply to Investments by the Company in Subsidiaries that are made in accordance with clause (iv) of the covenant entitled " -- Restricted Payments."

  Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries

     The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company ("Guaranteed Debt") unless each such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the New Notes by such Subsidiary, which Guarantee shall be (i) if the New Notes or the Guarantee of such Subsidiary is subordinated in right of payment to the Guaranteed Debt, the Guarantee under the supplemental indenture shall be subordinated to such Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the New Notes or the Guarantee are subordinated to the Guaranteed Debt under the Indenture; or (ii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the New Notes or the Guarantee of such Subsidiary, any such guarantee of such Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Subsidiary's Guarantee with respect to the New Notes substantially to the same extent as the Guaranteed Debt is subordinated to the Notes or the Guarantee of such Subsidiary. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

  Business Activities

     The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

  Payments for Consent

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Limitation on Status as Investment Company

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, conduct its business in a fashion that would cause the Company to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act. For purposes of

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

establishing the Company's compliance with this provision, any exemption which is or would become available under Section 3 (c) (1) or Section 3 (c) (7) of the Investment Company Act will be disregarded.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any New Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the New Notes, other than as provided in clause (ii); (ii) default in payment pursuant to the Escrow Agreement or a default in payment when due of the principal of or premium, if any, on the New Notes; (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "-- Change of Control," "-- Asset Sales," "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; (iv) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the New Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $3.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or

Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to May 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Notes prior to May 15, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the New Notes, the Indenture or the Escrow Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such New Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company
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

shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the New Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration),
(v) make any New Note payable in money other than that stated in the New Notes,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company and the Trustee may amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's obligations to Holders of New Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture, Registration Rights Agreement and the Escrow Agreement without charge by writing to Park 'N View, Inc., 11711 NW 39th Street, Coral Springs, Florida 33065,
Attention: Steve Conkling.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange New Notes in accordance with the Indenture. The Company, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the

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

ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 5% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory or services in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a Fair Market Value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary,
(iii) Permitted Revenue Sharing Agreements and (iv) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and demand deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and
(vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) -- (v) of this definition.

     "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common shares.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such

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

Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period (other than items that were accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the aggregate amount of Indebtedness and the liquidation preference of the Disqualified Stock of such Person and its Subsidiaries outstanding as of such date of determination, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Credit Facility" means one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loans or facilities to the Company, which may, pursuant to the terms of the Indenture, be guaranteed by the Subsidiaries, with a bank or syndicate of banks or other financial institutions, as such may be amended, renewed, extended, supplemented, refinanced and replaced or refunded from time to time.

     "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company as of such date to (b) two times the Consolidated Cash Flow of the Company for the two most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such two-quarter period on an annualized basis through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such two-quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the two-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the two-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $400,000 in aggregate principal amount of Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and informed and willing buyer under no compulsion to buy; provided that in each case in which the Fair Market Value of an item is determined to be greater than $500,000, such determination shall be evidenced by a resolution of a majority of the disinterested members of the Board of Directors; and provided, further, that in each case in which the Fair Market Value of an item is determined to be greater than $5.0 million, such determination shall be evidenced by the written opinion of nationally recognized appraisal, accounting or investment banking firm.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other
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

entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means a Subsidiary that executes and delivers a Guarantee of the Notes.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, notes or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees (ii) accounts receivable arising in respect of services rendered to unaffiliated third parties, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

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

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the provision of: (a) the following services or products (i) voice, enhance data, data, internet, video, wire or wireless and other telecommunications related services, (ii) local, dedicated access, closed circuit, or satellite delivered network, cable or wired or wireless television or similar or related television services or (iii) other services including, but not limited to, (A) load matching, home shopping and games; (B) payment processing, transmissions and card processing transmissions, (C) facsimile transmissions and load matching, (D) advertising to: (b) the following customer base: fleet trucking companies, truckstops, individual truck drivers, others in or related to the long-haul trucking industry, and others interested in purchasing the products and services described in this Prospectus, and all products and services ancillary, similar or related thereto.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; and (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company.

     "Permitted Joint Venture" means any Person engaged in a Telecommunications or Entertainment Business.

     "Permitted Liens" means (i) Liens securing Indebtedness and other Obligations under a Credit Facility that were permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any of its Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;
(iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock" provided that such Liens cover the assets permitted to be acquired with Indebtedness; (vii) Liens to secure Permitted Refinancing Indebtedness, provided that such Liens only cover the same assets that were covered under the Indebtedness being refinanced; (viii) Liens existing on the date of the Indenture; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and (x) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Revenue Sharing Agreements" means (i) all agreements that the Company has entered into as of the date of the Indenture with truckstop locations and/or truckstop chains to provide the PNV Network and (ii) any agreements or arrangements that the Company enters into after the date of the Indenture to provide services through the PNV Network which are entered into in the ordinary course of business consistent with past practice or are approved by the Board of Directors; provided that if such agreements or arrangements provide for more than 50% of the gross income or net revenues, gross profits, operating cash flow, operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA") or similar measure of financial performance to be paid to any entity other than the Company or its Subsidiaries, the Board of Directors shall be required to approve such contract.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Telecommunications or Entertainment Business" means the provision of: (i) voice, enhanced data, data, internet, wireless and other telecommunications related services, (ii) local, dedicated access, closed circuit or satellite delivered network, cable or wireless television or similar or related television services or (iii) other services including but not limited to (A) local matching, home shopping and games for the drivers, (B) payment processing transmissions and card processing transmissions and load matching for fleets or
(C) advertising for fleets, local and/or regional businesses.

     "U.S. Government Obligations" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which in either case, are not callable or redeemable at the option of the Company thereof, and (y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the Board of Directors or comparable body of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.
                             ---------------------

     The Indenture provides that, for purposes of the definition of "Change of Control," the definition of "Asset Sales" and for purposes of the provisions under the covenant entitled "Merger, Consolidation, or Sale of Assets," any grant of a security interest by the Company that is otherwise permitted by the Indenture (as opposed to any transfer as a result of the exercise of remedies under any instrument or document creating such interest) will not be deemed to be a sale, lease, transfer or other disposition of an asset.

BOOK-ENTRY; DELIVERY AND FORM

     The Old Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A. The New Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in Global Notes may not be exchanged for Notes in certificated form except in the circumstances described below. See "-- Exchange of Book-Entry Securities for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar with respect to the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depository Procedures

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on the New Notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture and the Warrant Agreement. Under the terms of the Indenture, the Company and the Trustee or Warrant Agent, as the case may be, will treat the persons in whose names the New Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company, or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Securities, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-- Same Day Settlement and Payment."

     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

     A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Securities") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Securities and the Company thereupon fails to appoint a successor depositary or
(y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated Notes, (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the New Notes or
(iv) otherwise as provided in the Indenture. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated Notes delivered in exchange for any Global Notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

  Exchange of Certificated Notes for Book-Entry Notes

     Notes issued in certificated form may not be exchanged for beneficial interests in any Global Notes unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

  Same Day Settlement and Payment

     The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Notes in certificated form, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof, or, if no such account is specified, by mailing a check to each such Holder's registered address. The New Notes represented by the Global Notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discusses the material U.S. federal income tax considerations relating to the exchange of Old Notes for New Notes, and the ownership and disposition of New Notes, by holders who exchange Old Notes for New Notes pursuant to the Exchange Offer. The discussion deals only with Notes that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address all of the tax consequences that may be relevant to a holder of Notes in light of the holder's particular circumstances. In addition, the discussion does not address the federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as holders who are not U.S. Holders (as defined below), brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as a position in a "straddle" or as part of a "synthetic security," a "hedging" or "conversion" transaction or other integrated instrument, persons that have a "functional currency" other than the U.S. dollar, and certain U.S. expatriates. Further, the discussion does not address any U.S. federal alternative minimum tax consequences, or any state, local or foreign tax consequences relating to the exchange of Old Notes for New Notes, or the ownership or disposition of New Notes.

     This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could alter the tax considerations discussed herein.

     Holders considering the exchange of Old Notes for New Notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction, to their particular situations.

     The following discussion applies only to holders of New Notes who are "U.S. Holders." For purposes of this discussion, "U.S. Holder" generally means (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust.

EXCHANGE OF NOTES

     A holder of Old Notes will not recognize any taxable gain or loss on the exchange of Old Notes for New Notes pursuant to the Exchange Offer, and such holder's tax basis and holding period in the New Notes will be the same as in the Old Notes.

THE NEW NOTES

  Payments of Interest

     Stated interest paid or accrued on the New Notes will constitute qualified stated interest and will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for U.S. federal income tax purposes. Alternatively, a U.S. Holder may elect to include stated interest on the New Notes (as well as original issue discount ("OID") and, if any, market discount, de minimis market discount and unstated interest on the Notes, as adjusted by any amortizable bond premium or acquisition premium) in gross income on a constant yield basis. The mechanics and implications of such an election are complex and, as a result, U.S. Holders should consult their tax advisors regarding the advisability of making such an election.

  Original Issue Discount

     A New Note will have OID for U.S. federal income tax purposes equal to the difference, if any, between the stated redemption price at maturity on the New Note and its issue price, as discussed in more detail below. U.S. Holders of New Notes issued with OID will be subject to special rules relating to the accrual of income for tax purposes. U.S. Holders of New Notes generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. Holders generally will include OID in income in advance of the receipt of cash attributable to such income. However, U.S. Holders of New Notes generally will not be required to include separately in income cash payments received on such Notes, even if denominated as interest, to the extent such payments constitute payments of previously accrued OID.

     The New Notes will be treated as issued with OID equal to the excess of a New Note's "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity of a New Note is the total of all payments on the Note that are not payments of "qualified stated interest." A qualified stated interest payment is a payment of stated interest unconditionally payable, in cash or property (other than debt instruments of the Company), at least annually at a single fixed rate during the entire term of the New Note that appropriately takes into account the length of intervals between payments. Stated interest on the New Notes will be treated as qualified stated interest. The issue price of a New Note will be the fair market value of the Old Note exchanged therefor, as determined on the first date that a substantial amount of New Notes are issued in exchange for Old Notes.

     The amount of OID includible in income by a U.S. Holder of a New Note is the sum of the "daily portions" of OID with respect to the New Note for each day during the taxable year or portion thereof in which such U.S. Holder holds such Note ("accrued OID"). A daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. The "accrual period" of a New Note may be of any length and may vary in length over the term of the New Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the New Note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The "adjusted issue price" of a New Note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such Note (other than payments of qualified stated interest).

     If the Company is required to pay Liquidated Damages with respect to Old Notes or New Notes exchanged for Old Notes, as described under "Exchange
Offer -- Terms of the Exchange Offer," such payment would result in ordinary income to a U.S. Holder. Although not free from doubt, the Company believes the likelihood that Liquidated Damages will be paid is "remote" for purposes of applicable Treasury Regulations, and intends to treat any such payments as additional interest payable on the New Notes, which should be taxable to a U.S. Holder at the time such interest accrues or is received in accordance with the U.S. Holder's regular method of accounting. If such treatment is not respected, in the event of a payment of Liquidated Damages the New Notes may be treated as reissued for OID purposes, which may affect the calculation of OID and the timing of income inclusion for a U.S. Holder.

  Impact of Applicable High Yield Discount Obligation Rules

     If the "yield to maturity" on the New Notes equals or exceeds the sum of 5% and the appropriate "applicable federal rate" in effect for the month in which the New Notes are issued and the Notes have "significant" OID, the New Notes will be considered "applicable high yield discount obligations" ("AHYDOS"). A debt instrument has "significant" OID if the aggregate amount of unpaid interest (including OID) as of the close of any accrual period ending after the date five years after the date of issue exceeds the product of the issue price of such instrument and its yield to maturity.

     If the New Notes are AHYDOS, the Company will not be permitted to deduct for U.S. federal income tax purposes OID accrued on the New Notes until such time as the Company actually pays such OID in cash or in property other than stock or debt of the Company (or persons related to the Company). Moreover, to the extent that the yield to maturity of the New Notes exceeds the sum of 6% and the appropriate applicable federal rate, such excess (the "Dividend-Equivalent Interest") will not be deductible at any time by the

Company for U.S. federal income tax purposes (regardless of whether the Company actually pays such Dividend-Equivalent Interest in cash or in other property). Such Dividend-Equivalent Interest would be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. Accordingly, a U.S. Holder that is domestic corporation may be entitled to a dividends received deduction with respect to any Dividend-Equivalent Interest received by such corporate U.S. Holder with respect to the New Note.

  Sale or Redemption

     Upon the disposition of a New Note by sale, exchange or redemption, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest, which will be taxed as ordinary interest income) and (ii) the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a New Note generally will equal the tax basis in its Old Note exchanged therefor, increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition of the New Note, and reduced by any payments other than payments of qualified stated interest made on such New Note. When a New Note is sold, disposed of or redeemed between interest payment dates, the portion of the amount realized on the disposition that is attributable to interest accrued to the date of sale must be reported as interest income by a cash method U.S. Holder, and an accrual method U.S. Holder that has not included the interest in income as it accrued.

     Assuming a New Note is held as a capital asset, gain or loss on the sale, exchange or other disposition on the Note generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the New Note for longer than one year. U.S. Holders should contact their tax advisors for more information regarding the particular capital gain tax rates applicable to their sale or disposition of New Notes at any given time.

     Under the market discount rules of the Code, an exchanging U.S. Holder (other than a U.S. Holder who has made the election described below) that purchased an Old Note at a "market discount" (in general, defined as the amount by which the revised issue price of the Old Note on the U.S. Holder's date of purchase exceeded the holder's purchase price therefor) will be required to treat any gain recognized on the sale, exchange or redemption of the New Note as ordinary income to the extent of the market discount that accrued during the holding period of the New Note. Alternatively, a U.S. Holder who has elected to include market discount in gross income as ordinary income as such discount accrues on its market discount obligations will not be subject to this gain recognition rule. U.S. Holders should consult their tax advisors as to the effect, if any, of the market discount rules to their particular situations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to "reportable payments" that are made to certain noncorporate U.S. Holders, including payments of principal and interest on a New Note, and payment of the proceeds of sale with respect to a New Note. Backup withholding at a rate of 31% may apply to such payments if the holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly or (iii) under certain circumstances, fails to certify under penalty of perjury that it has furnished a correct taxpayer identification number and that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Certain holders (including, among others, all corporations) are not subject to the backup withholding and information reporting requirements. U.S. Holders should consult their tax advisors regarding their potential qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

     The Company will report to U.S. Holders of New Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. In addition, until such date, all broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Starting on the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the New Notes offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, Raleigh, North Carolina. As of June 30, 1998, James M. O'Connell, a partner in the law firm of Kilpatrick Stockton LLP is a general partner of Nelgo Investments, a general partnership that owns 270,810 shares of the Common Stock. Mr. O'Connell owns 17.0% of Nelgo Investments. Mr. O'Connell is the son of Daniel K. O'Connell, a director of the Company.

                                    EXPERTS

     The financial statements of the Company as of June 30, 1997 and 1998 and for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998; and of Park 'N View, Ltd. for the period from January 1, 1995 to November 2, 1995, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               PARK 'N VIEW, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheets as of June 30, 1997 and 1998.................   F-3
Statements of Operations for the Predecessor for the period
  from January 1, 1995 to November 2, 1995 and for the
  Successor for the period from September 18, 1995 (Date of
  Incorporation) to June 30, 1996 and for the years ended
  June 30, 1997 and 1998....................................   F-4
Statements of Changes in Partnership Capital for the
  Predecessor for the period from January 1, 1995 to
  November 2, 1995 and Statements of Changes in Common
  Stockholders' Deficit for the Successor for the period
  from September 18, 1995 (Date of Incorporation) to June
  30, 1996 and for the years ended June 30, 1997 and 1998...   F-5
Statements of Cash Flows for the Predecessor for the period
  from January 1, 1995 to November 2, 1995 and for the
  Successor for the period from September 18, 1995 (Date of
  Incorporation) to June 30, 1996 and the years ended June
  30, 1997 and 1998.........................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Park 'N View, Inc.:

     We have audited the accompanying balance sheets of Park 'N View, Inc. (the "Company") as of June 30, 1997 and 1998, and the related statements of operations, changes in partnership capital and common stockholders' deficit, and cash flows of Park 'N View, Ltd. (the "Predecessor") for the period from January 1, 1995 to November 2, 1995, and of the Company for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and 1998, and the results of operations and cash flows of the Predecessor for the period from January 1, 1995 to November 2, 1995, and of the Company for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and for the years ended June 30, 1997 and 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida

September 11, 1998

                               PARK 'N VIEW, INC.

                                 BALANCE SHEETS

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 4,717,394    $19,810,656
  Short-term investments....................................                  32,039,916
  Restricted investments (Note 5)...........................                   9,750,000
  Accounts receivable, net of allowance for doubtful
    accounts of $5,400 at June 30, 1997 and 1998............       11,526        184,180
  Inventory.................................................      259,825        362,738
  Prepaid expenses and other................................      138,613        100,877
                                                              -----------    -----------
         Total current assets...............................    5,127,358     62,248,367
Property and Equipment, Net (Note 3)........................    7,650,753     18,448,601
Restricted Investments (Note 5).............................                   9,513,000
Deferred Financing Costs....................................      143,869      3,744,366
Other Assets................................................       16,803        623,793
                                                              -----------    -----------
         Total..............................................  $12,938,783    $94,578,127
                                                              ===========    ===========
                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..........................................  $ 1,116,464    $ 2,067,113
  Accrued expenses..........................................      866,759      2,471,719
  Deferred revenue..........................................       31,929        205,853
  Current portion of capital lease obligations (Note 4).....      265,032        330,814
  Current portion of long-term debt (Note 5)................       33,630         33,727
                                                              -----------    -----------
         Total current liabilities..........................    2,313,814      5,109,226
                                                              -----------    -----------
Obligations Under Capital Leases (Note 4)...................      366,566        185,174
                                                              -----------    -----------
Long-Term Debt (Note 5).....................................       58,864     70,419,566
                                                              -----------    -----------
Commitments and Contingencies
Series A Redeemable Preferred Stock and Accrued
  Dividends -- Par value $.01 per share; 627,630 shares
  authorized; 388,075 shares issued and outstanding ($10.00
  per share liquidation preference, including accrued
  dividends of $212,252 and $542,538 as of June 30, 1997 and
  1998, respectively). (Note 6).............................    3,931,320      4,301,345
                                                              -----------    -----------
Series B Redeemable Convertible Preferred Stock and Accrued
  Dividends -- Par value $.01 per share; 1,372,370 shares
  authorized, issued and outstanding ($10.93 per share
  liquidation preference, including accrued dividends of
  $662,068 and $1,712,083 as of June 30, 1997 and 1998).
  (Note 6)..................................................   15,200,146     16,316,432
                                                              -----------    -----------
Series C Redeemable Convertible Preferred Stock and Accrued
  Dividends -- Par value $.01 per share; 3,750,000 shares
  authorized, 2,328,543 issued and outstanding ($8.00 per
  share liquidation preference, including accrued dividends
  of $1,115,631 as of June 30, 1998). (Note 6)..............                  18,516,147
                                                                             -----------
Common Stockholders' Deficit:
  Common stock -- par value $.001 per share; 7,000,000 and
    12,000,000 shares authorized at June 30, 1997 and 1998,
    respectively; 4,318,182 shares issued and outstanding...        4,318          4,318
  Additional paid-in capital................................     (929,988)     1,465,923
  Accumulated deficit.......................................   (8,006,257)   (21,740,004)
                                                              -----------    -----------
         Total common stockholders' deficit.................   (8,931,927)   (20,269,763)
                                                              -----------    -----------
         Total..............................................  $12,938,783    $94,578,127
                                                              ===========    ===========

                       See notes to financial statements.

                               PARK 'N VIEW, INC.

                            STATEMENTS OF OPERATIONS

                                         PREDECESSOR                           SUCCESSOR
                                      ------------------   --------------------------------------------------
                                                              PERIOD FROM
                                                           SEPTEMBER 18, 1995
                                         PERIOD FROM            (DATE OF
                                      JANUARY 1, 1995 TO   INCORPORATION) TO     YEAR ENDED      YEAR ENDED
                                       NOVEMBER 2, 1995      JUNE 30, 1996      JUNE 30, 1997   JUNE 30, 1998
                                      ------------------   ------------------   -------------   -------------
Revenues:
  Service revenue...................                          $    68,451        $   755,057    $  3,333,564
  Equipment sales...................                               76,953             51,909          97,489
  Advertising.......................                                4,050             22,500
  Other.............................                                  301             58,931          72,723
                                                              -----------        -----------    ------------
          Total revenues............                              149,755            888,397       3,503,776
                                                              -----------        -----------    ------------
Cost of Revenues
  Service cost......................                              287,792            996,260       3,336,176
  Service depreciation..............                               84,341            643,316       1,906,732
  Equipment cost....................                               62,821            422,557       1,356,085
  Advertising.......................                                1,875             15,556
                                                              -----------        -----------    ------------
          Total cost of revenues....                              436,829          2,077,689       6,598,993
                                                              -----------        -----------    ------------
Gross margin........................                             (287,074)        (1,189,292)     (3,095,217)
Selling, general and administrative
  expenses..........................      $ 475,891             1,576,209          4,431,889      10,378,471
Write-down of equipment.............                                                 594,691          35,151
                                          ---------           -----------        -----------    ------------
Loss from operations................       (475,891)           (1,863,283)        (6,215,872)    (13,508,839)
Interest expense....................                              103,079            157,416       1,030,594
Interest income and other...........                               (5,125)          (328,268)       (805,686)
                                          ---------           -----------        -----------    ------------
          Net loss..................      $(475,891)           (1,961,237)        (6,045,020)    (13,733,747)
                                          =========
          Preferred stock dividends
            and amortization of
            preferred stock issuance
            costs...................                              (21,370)          (917,382)     (2,792,537)
                                                              -----------        -----------    ------------
          Net loss attributable to
            common stockholders.....                          $(1,982,607)       $(6,962,402)   $(16,526,284)
                                                              ===========        ===========    ============
          Basic loss per share......                          $     (0.46)       $     (1.61)   $      (3.83)
                                                              ===========        ===========    ============

                       See notes to financial statements.

                               PARK 'N VIEW, INC.

                STATEMENTS OF CHANGES IN PARTNERSHIP CAPITAL AND
                          COMMON STOCKHOLDERS' DEFICIT

                                                    PARTNERSHIP
PREDECESSOR                                           CAPITAL
-----------                                         -----------
Balance, January 1, 1995..........................   $ (55,292)
Contributions from partners.......................     446,737
Net loss..........................................    (475,891)
                                                     ---------
Balance, November 2, 1995.........................   $ (84,446)
                                                     =========

--------------------------------------------------------------------------------

                                          COMMON STOCK      ADDITIONAL
                                       ------------------    PAID-IN     ACCUMULATED
SUCCESSOR                               SHARES     AMOUNT    CAPITAL       DEFICIT         TOTAL
---------                              ---------   ------   ----------   ------------   ------------
Net liabilities transferred from Park
  'N View, Ltd. in exchange for
  shares in Park 'N View, Inc........  2,318,182   $2,318   $  (86,764)                 $    (84,446)
Shares issued at initial closing.....  2,000,000    2,000       98,000                       100,000
Financing costs......................                           (2,472)                       (2,472)
Dividends accrued for Series A
  preferred stock....................                          (21,370)                      (21,370)
Net loss.............................                                    $ (1,961,237)    (1,961,237)
                                       ---------   ------   ----------   ------------   ------------
Balance, June 30, 1996...............  4,318,182    4,318      (12,606)    (1,961,237)    (1,969,525)
Dividends accrued for Series A
  preferred stock....................                         (190,882)                     (190,882)
Dividends accrued for Series B
  preferred stock....................                         (662,068)                     (662,068)
Amortization of preferred stock
  issuance cost......................                          (64,432)                      (64,432)
Net loss.............................                                      (6,045,020)    (6,045,020)
                                       ---------   ------   ----------   ------------   ------------
Balance, June 30, 1997...............  4,318,182    4,318     (929,988)    (8,006,257)    (8,931,927)
Dividends accrued for Series A
  preferred stock....................                         (330,286)                     (330,286)
Dividends accrued for Series B
  preferred stock....................                       (1,050,015)                   (1,050,015)
Dividends accrued for Series C
  preferred stock....................                       (1,115,631)                   (1,115,631)
Amortization of preferred stock
  issuance cost......................                         (296,605)                     (296,605)
Issuance of common stock warrants....                        5,188,448                     5,188,448
Net loss.............................                                     (13,733,747)   (13,733,747)
                                       ---------   ------   ----------   ------------   ------------
Balance, June 30, 1998...............  4,318,182   $4,318   $1,465,923   $(21,740,004)  $(20,269,763)
                                       =========   ======   ==========   ============   ============

                       See notes to financial statements.

                               PARK 'N VIEW, INC.

                            STATEMENTS OF CASH FLOWS

                                                     PREDECESSOR                         SUCCESSOR
                                                   ---------------   --------------------------------------------------
                                                                        PERIOD FROM
                                                     PERIOD FROM     SEPTEMBER 18, 1995
                                                   JANUARY 1, 1995        (DATE OF
                                                   TO NOVEMBER 2,    INCORPORATION) TO     YEAR ENDED      YEAR ENDED
                                                        1995           JUNE 30, 1996      JUNE 30, 1997   JUNE 30, 1998
                                                   ---------------   ------------------   -------------   -------------
Operating Activities:
  Net loss.......................................     $(475,891)        $(1,961,237)       $(6,045,020)   $(13,733,747)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization................        27,966             174,360            705,418       2,117,387
    Write-down of equipment......................                                              594,691          35,151
    Provision for losses on accounts
      receivable.................................                             5,411
    Loss on disposal of property and equipment...                                                2,150
    Changes in assets and liabilities:
      Accounts receivable........................                           (57,801)            40,864        (172,653)
      Inventories................................                          (141,698)          (118,127)       (102,912)
      Prepaid expenses and other.................        (5,000)           (116,917)           (21,696)         37,737
      Other assets...............................                           (13,027)            (3,776)       (285,567)
      Accounts payable...........................        54,116             399,090            717,374         950,649
      Accrued expenses...........................                           210,556            744,622       1,604,960
      Deferred revenue...........................                            48,557            (16,628)        173,924
                                                      ---------         -----------        -----------    ------------
         Net cash used in operating activities...      (398,809)         (1,452,706)        (3,400,128)     (9,375,071)
                                                      ---------         -----------        -----------    ------------
Investing Activities:
    Purchase of short-term investments...........                                                          (32,039,916)
    Purchase of restricted investments...........                                                          (19,263,000)
    Purchases of property and equipment..........          (909)         (1,650,177)        (6,443,899)    (12,596,875)
                                                      ---------         -----------        -----------    ------------
         Net cash used in investing activities...          (909)         (1,650,177)        (6,443,899)    (63,899,791)
                                                      ---------         -----------        -----------    ------------
Financing Activities:
  Proceeds from issuance of long-term debt and
    common stock warrants, net of offering
    commission...................................                         3,000,000          1,500,000      72,375,000
  Proceeds from issuance of common and preferred
    stock........................................                           800,000         13,500,000      18,628,344
  Contributions from partners....................        70,070
  Loans from partners............................       310,000
  Payment of stock and debt issuance costs and
    other........................................                          (152,000)          (509,560)     (1,225,705)
  Payment of obligation under capital lease......                                             (227,327)       (365,412)
  Deferred financing costs.......................                          (195,434)          (143,869)     (1,010,700)
  Notes payable..................................                            16,048             76,446         (33,403)
                                                      ---------         -----------        -----------    ------------
         Net cash provided by financing
           activities............................       380,070           3,468,614         14,195,690      88,368,124
                                                      ---------         -----------        -----------    ------------
Net Increase (Decrease)In Cash And Cash
  Equivalents....................................       (19,648)            365,731          4,351,663      15,093,262
Cash And Cash Equivalents, Beginning Of Period...        19,856                                365,731       4,717,394
                                                      ---------         -----------        -----------    ------------
Cash And Cash Equivalents, End Of Period.........     $     208         $   365,731        $ 4,717,394    $ 19,810,656
                                                      =========         ===========        ===========    ============
Supplemental Cash Flow Information:
  Interest paid..................................                       $    14,660        $    48,987    $     33,030
                                                                        ===========        ===========    ============
Non-Cash Financing And Investing Activities:
  Conversion of partnership loans into
    partnership capital..........................     $ 376,667
                                                      =========
  Historical carrying value of net liabilities
    assumed at formation in exchange for Common
    Stock........................................                       $   (84,446)
                                                                        ===========
  Capital lease obligations relating to
    acquisition of property and equipment........                       $   472,029        $   357,932    $    249,801
                                                                        ===========        ===========    ============
  Exchange of promissory notes and accrued
    interest for Series B Preferred Stock........                                          $ 1,533,000
                                                                                           ===========
  Exchange of promissory notes and accrued
    interest for Series A Preferred Stock........                                          $ 3,180,646
                                                                                           ===========
  Issuance of common stock warrants..............                                                         $    538,998
                                                                                                          ============

                       See notes to financial statements.

                               PARK 'N VIEW, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. FORMATION OF THE COMPANY AND NATURE OF BUSINESS

     Park 'N View, Inc. (the "Company") was incorporated on September 18, 1995 and provides cable television and telephone service to long-haul truck drivers at truckstops ("sites") throughout the country. As of June 30, 1998, the Company has 118 sites in operation. The Company has contracts to provide their service to over 600 sites. The final determination on the number of sites to be provided with the service will be made by the Company on a site-by-site basis.

     The Company commenced commercial operations as a result of the Securities Purchase Agreement (the "Agreement") dated November 2, 1995 between the former partners of Park 'N View, Ltd., the Company's predecessor entity, and an investor group led by Patricof & Company ("Patricof").

     Pursuant to the Agreement, Park 'N View, Ltd. transferred certain of its assets, intangible assets, contractual rights, and certain liabilities to the Company in exchange for 2,318,182 shares of Common Stock issued to the former partners of Park 'N View, Ltd. These net liabilities were recorded by the Company at the historical carrying amounts. Patricof was issued 2,000,000 shares of Common Stock for $100,000.

     Park 'N View, Ltd. was incorporated for the purpose of developing cable television and telephone service technology for use by long-haul truck drivers at truckstops. The accompanying financial statements identified as for the Predecessor are for Park 'N View, Ltd. for the period from January 1, 1995 to November 2, 1995. The accompanying financial statements identified as for the Successor are for Park 'N View, Inc. as of June 30, 1997 and 1998 and for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and for the years ended June 30, 1997 and 1998.

     The Company has experienced net operating losses since its inception and as of June 30, 1998 had an accumulated deficit of $21.7 million. Management believes that the Company must significantly increase the sales of Park 'N View service subscriptions in order to achieve profitability. Management further believes that a significant increase in sales of subscriptions is dependent on truck drivers' perception that the Park 'N View system is installed and operating at a sufficient number and location of truckstops that potential uses of the Park 'N View system justify the subscription fee. The Company's future success will depend on achieving market acceptance in sufficient numbers and at commercially viable subscription rates, the timely and cost-effective installation of the Park 'N View system at a significant number of additional truckstops, and obtaining the financing necessary to install its system in a sufficient number of locations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

          Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's cash and cash equivalents are primarily composed of bank deposits and overnight funds held by a bank.

          Inventory -- Consists principally of telephones and components and is stated at lower of cost (first-in, first-out method) or market.

          Property and Equipment -- Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets,

                               PARK 'N VIEW, INC.

     generally three to ten years. Expenditures for improvements that substantially extend the capacity or useful life of an asset are capitalized. Routine repairs and maintenance are expensed as incurred.

          The Company currently expenses the costs associated with developing internal use proprietary software. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes that computer software costs that are incurred in the preliminary project stage should be expensed as incurred. Once the application development stage criteria is met, certain costs are required to be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.

          Deferred Financing Costs -- Costs incurred in connection with obtaining financing are being amortized based on the interest method over the term of the related obligations. Amortization of deferred financing costs relating to debt are amortized to interest expense and amortization of deferred financing costs relating to preferred stock are amortized to additional paid-in capital.

          Revenue Recognition/Deferred Revenue -- Initial membership provides a new member identification within but no access to or usage of the Company's network and provides a starter kit. To the extent initial membership fees exceed the incremental direct cost (primarily the cost of the starter kit) of obtaining a subscriber, such amount is deferred and recognized over the expected membership life of the customer. An allowance for defective starter kits has been established based on past experience. The starter kits do not have a warranty and cannot be returned once the service is activated. Subscription fees charged by the Company provide the customer with unlimited access to 16 channels of cable television programming, unlimited local telephone access and 60 minutes of long distance telephone time. Such fees are apportioned to these services based on estimated fair value. Revenue is apportioned to the long distance telephone time based on market rates for such service. The remaining revenue which is not attributed to the long distance usage is apportioned to the cable television and local telephone services which are provided throughout the subscription period. Net revenues apportioned to the cable television and local telephone services are recognized ratably throughout the period the service is activated. The revenue related to the long distance telephone time that is provided with each monthly subscription is deferred and recognized when the service is provided. The revenue associated with additional long distance telephone time to current members is recognized as such telephone time is used. Revenue attributable to unused minutes is deferred. Fees from the daily and premium programs, which allow access for a 24 hour period, are recognized as revenue when activated. Advertising revenue, specifically designed commercials, ads or programming designed to run on the PNV Network, is recognized throughout the period the service is provided. The production costs associated with this advertising are amortized throughout the period the service is provided. Driver referral program cost consists of one hour of long distance telephone time and is accrued and expensed in the month the driver is referred to the Company. Revenues from equipment sales are derived from the sale by the Company of cable and telephone line extension kits to truckstops for resale to truckdrivers. Net unearned revenue associated with the Company's subscription and advertising sales are reported as deferred revenue on the Company's balance sheet.

          Income Taxes -- In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of the Predecessor is required to be reported in the tax returns of the partners. Accordingly, no provision has been made in the accompanying Predecessor financial statements for any federal or state income taxes.

          The provision for income taxes for the Company represents the amount payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for

                               PARK 'N VIEW, INC.

     differences between the financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are recorded when necessary to reduce deferred tax assets to the amount that management believes is more likely than not to be realized.

          Long-Lived Assets -- Management reviews long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Assets, if any, which management has committed to a plan to dispose, whether by sale or abandonment, are reported at the lower of carrying amount or fair value, less cost to sell. Preparation of estimated expected future cash flows is inherently subjective and is based on management's best estimate of assumptions concerning future conditions.

          Financial Instruments -- The carrying amount for cash, accounts receivable and accounts payable approximates fair value due to their short-term maturity. Short-term investments consist of commercial paper that is carried at amortized cost, which approximates fair value. Restricted investments consist of US Treasury securities that are actively traded and are carried at fair value, with unrealized gains and losses included in earnings.

          The fair value of the Company's long-term debt approximates carrying value based on the quoted market prices for the same or similar issues or on the current rate offered to the Company for debt of the same remaining maturities. The Company believes that it is not practical to estimate a fair value different from the preferred stocks' carrying value as these securities have numerous features unique to these securities.

          Basic Loss Per Share -- Basic loss per share is computed by dividing the net loss attributable to common stockholders by the number of weighted average common shares outstanding. The effect of potential common stock would have been antidilutive and therefore basic loss per share for the Company is equivalent to diluted loss per share. The weighted average common shares outstanding was 4,318,182 for the period from September 18, 1995 to June 30, 1996 and the years ended June 30, 1997 and 1998.

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This statement supercedes Accounting Principles Board ("APB") Opinion No. 15 and replaces primary and fully diluted earnings per share with a dual presentation of basic and diluted earnings per share. Basic earnings per share equals net loss attributable to common stockholders divided by the number of weighted average common shares outstanding. Diluted earnings per share includes potentially dilutive securities such as stock options. The adoption by the Company of this standard had no effect on the Company's reported net loss per share.

          Reclassifications -- Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

          New Accounting Pronouncement -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. This standard is effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company

                               PARK 'N VIEW, INC.

     has not yet determined the effect, if any, that SFAS No. 131 will have on its financial statements and notes thereto.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                 1997         1998
                                                              ----------   -----------
Site equipment and improvements.............................  $5,404,620   $16,484,956
Construction equipment......................................     127,912       150,059
Computer equipment..........................................     231,907       352,643
Vehicles....................................................     255,467       451,382
Furniture, fixtures and other equipment.....................      28,739        65,869
                                                              ----------   -----------
          Subtotal..........................................   6,048,645    17,504,909
Less accumulated depreciation...............................     616,482     2,630,706
                                                              ----------   -----------
          Subtotal..........................................   5,432,163    14,874,203
Component inventory.........................................   2,218,590     3,574,398
                                                              ----------   -----------
Property and equipment, net.................................  $7,650,753   $18,448,601
                                                              ==========   ===========

     Component inventory represents equipment that is awaiting installation at a site. Upon installation the cost of the related equipment is transferred to site equipment and improvements and depreciation commences once the site is operational. Component inventory is temporarily staged at the Company's warehouse until all equipment for a site is received, certain assembly operations are complete and the site is ready to accept the equipment for installation. The period of time that the component inventory is staged at the Company's warehouse is approximately 45 days and the construction period at the site is approximately 30 days. Accordingly the time period between the date of acquisition of the component inventory and the completion date for the installation at the site is approximately 75 days. Component inventory is reclassified to site equipment upon completion of the site on a FIFO basis for all components.

     During the year ended June 30, 1997, the Company replaced certain telephone switches with updated technology. At the time this equipment was taken out of service there existed a related capital lease obligation of $538,957. The Company is continuing to make the scheduled capital lease payments and has written-off the idle equipment, which had a carrying value $594,691.

                               PARK 'N VIEW, INC.

4. LEASE COMMITMENTS

     The Company leases an office site and equipment maintained at various facilities under operating leases. Capital leases primarily consist of construction equipment. Future minimum lease payments under capital leases and noncancellable operating leases are as follows:

YEAR ENDING JUNE 30:                                          OPERATING    CAPITAL
--------------------                                          ----------   --------
1999........................................................  $  277,528   $355,385
2000........................................................     268,759    153,880
2001........................................................     272,083     44,458
2002........................................................     188,637         --
2003........................................................      28,962         --
                                                              ----------   --------
          Total.............................................  $1,035,969    553,723
                                                              ==========
Imputed interest on capital leases..........................                (37,735)
                                                                           --------
Present value of capital leases.............................                515,988
Current portion.............................................                330,814
                                                                           --------
Long-term portion...........................................               $185,174
                                                                           ========

     Rent expense was $77,569, $149,401 and $355,765 for the period ended June 30, 1996 and for the years ended June 30, 1997 and 1998, respectively.

     In July 1998, the Company entered into contracts with AT&T to lease T-1 lines and purchase long distance and local telephone service. The minimum lease payments for the T-1 lines approximate $5.1 million, $7.7 million and $7.7 million per year during the first, second, and third years of the lease, respectively. The Company's minimum purchase for the long distance and local telephone service is $480,000 per year for a two year term.

     In August 1998, the Company entered into an operating lease for a wide area network. The annual minimum rental amount approximates $1.2 million for a three year term.

5. NOTES PAYABLE

     In May 1998, the Company issued $75 million of 13% Senior Notes (the "Senior Notes"). The Senior Notes are general senior obligations of the Company and will rank pari passu with all current and future unsecured senior indebtedness of the Company. The Senior Notes have a maturity date of May 15, 2008. Interest will be paid semiannually on May 15 and November 15 to holders of record on the immediately preceding May 1, and November 1, respectively. The Company placed $19.2 million of the net proceeds from the Senior Notes in an escrow account. The escrow account is pledged as security for payment of the first four scheduled interest payments on the Senior Notes. The current and long-term amounts in this escrow account are presented as restricted investments in the accompanying balance sheet.

     The Senior Notes are redeemable at the Company's option after May 15, 2003, at which time the Company will pay a decreasing premium for this redemption until maturity at May 15, 2008. At any time prior to May 15, 2001, the Company, at its option, may redeem up to 35% of the then outstanding Senior Notes with the net proceeds of an initial public equity offering at a redemption price of 113% of the principal amount and accrued interest. The Senior Notes are mandatorily redeemable at the option of the holders in the event of a change in control or an asset sale.

     The Senior Notes were issued together with 75,000 detachable warrants in the form of units. Each warrant, when exercised, will entitle the holder to receive 6.73833 shares of Common Stock at an exercise price of $.01 per share. The warrants will become exercisable upon the earlier of November 23, 1998, the effective date of a registration statement related to a registered exchange offer of the Senior Notes or the

                               PARK 'N VIEW, INC.

occurrence of certain other events (including a change in control or default) as specified in the related agreements and will automatically expire on May 15, 2008. The relative fair market values for the Senior Notes and warrants were determined by the negotiations with the purchasers of the units. The agreed upon original issue discount resulted in an allocation of $70,350,000 of the proceeds to the Senior Notes and $4,650,000 to the warrants, their deemed fair value.

     At June 30, 1997 and 1998, the Company had outstanding $92,494 and $59,092, respectively, of notes payable relating to the purchase of vehicles. These notes have an average interest rate of 10% and mature on various dates through March 2000.

     Scheduled debt maturities are as follows:

YEAR ENDING JUNE 30
-------------------
     1999...................................................  $    33,727
     2000...................................................       25,365
     2001...................................................           --
     2002...................................................           --
     2003...................................................           --
     Thereafter.............................................   75,000,000
                                                              -----------
     Subtotal                                                  75,059,092
     Less debt discount                                         4,605,799
                                                              -----------
     Total                                                    $70,453,293
                                                              ===========

     At June 30, 1996, the Company had outstanding $3,000,000 of 8% Subordinated Promissory Notes ("Notes") due November 1, 2000, with interest payable semiannually on June 30 and December 31. The Notes were held by Patricof. On August 5, 1996, Patricof provided the Company with an additional $1,500,000 in exchange for 8% Subordinated Promissory Notes due November 2, 2000 and 239,250 common stock warrants. On November 13, 1996, the Company completed a private placement (the "1996 Offering") with certain investors of 1,372,370 shares of Series B 7% Cumulative Convertible Preferred Stock (the "Series B Preferred") due November 7, 2003 for a purchase price of $10.93 per share and a total offering amount of $15,000,000. As payment for 137,237 shares of the Series B Preferred, Patricof exchanged the $1,500,000 8% Subordinated Promissory Notes and the 239,250 common stock warrants. In addition, the $3,000,000 in Notes and related accrued interest of $180,646 were exchanged by Patricof for 318,065 shares of Series A Redeemable Preferred Stock (the "Series A Preferred").

6. REDEEMABLE PREFERRED STOCK

     Series A Redeemable Preferred Stock -- On November 13, 1996, in connection with the 1996 Offering, $3,000,000 in Notes and related accrued interest of $180,646 were exchanged for 318,065 shares of Series A Preferred. In November 1995, in accordance with the Agreement, 32,210 shares of Series A Preferred were issued at $10 per share to Patricof. In April 1996, Patricof purchased an additional 37,800 shares of Series A Preferred at $10 per share. The Series A Preferred provides for an annual dividend of 7%, payable in arrears quarterly in cash or in kind. Cumulative unpaid dividends in arrears were $212,252 and $542,538 at June 30, 1997 and 1998, respectively.

     The Company is required to redeem for $10 per share all of the issued and outstanding shares of Series A Preferred as follows: (a) six months after the Senior Notes are paid in full, (b) upon the receipt of proceeds of an initial public offering of not less than $20 million, net of underwriting expenses ("Qualifying Offer"), (c) in the event the Company consolidates or merges with or into another entity, or (d) upon sale of the Company's assets. The Company has the option to redeem shares of Series A Preferred at any time for $10 per

                               PARK 'N VIEW, INC.

share plus all accrued dividends thereon. The Company may not redeem any shares of Series A Preferred until the Company pays the Senior Notes in full.

     Upon the failure of the Company to redeem the Series A Preferred as required, the shareholders of the Series A Preferred shall be entitled to vote as a separate class only in respect to any merger, consolidation, sale of assets or creation of any class or series, other than Series B Preferred and Series C Preferred, equal to or superior to its Series A Preferred. The shareholders of at least 66.6% of the outstanding Series A Preferred voting as a separate class shall be entitled to elect two members of the Board of Directors.

     Series B 7% Cumulative Convertible Preferred Stock -- In connection with the 1996 Offering, the Company authorized and issued 1,372,370 shares of Series B Preferred, par value of $.01 for $10.93 per share and a total offering amount of $15,000,000.

     Commencing on January 31, 1997, the shareholders of the Series B Preferred are entitled to receive dividends payable in cash at 7% per annum (9% per annum upon an event of default). An "Event of Default" includes any of the following:
(a) failure by the Company to declare and pay a dividend on the payment due date for two consecutive quarterly periods, (b) failure by the Company to satisfy its redemption obligations, (c) default by the Company in the performance or observance of any obligation or condition with respect to the indebtedness of the Company, (d) failure to comply with covenants in the agreement, (e) failure by the Company to comply with its obligations upon liquidation, dissolution or winding up, or (f) insolvency. Cumulative unpaid dividends accrued were $662,068 and $1,712,083 at June 30, 1997 and 1998.

     The Company is required to redeem for $10.93 per share all of the issued and outstanding shares of Series B Preferred as follows: (a) six months after the Senior Notes are paid in full, (b) upon receipt of a Qualifying Offer, (c) in the event the Company consolidates or merges with or into another entity, or
(d) upon sale of the Company's assets. The Company may not redeem any shares of Series B Preferred until the Company pays the Senior Notes in full.

     The shareholders of Series B Preferred can convert their shares at any time at the option of the holder into Common Stock at a conversion rate of one Series B Preferred Share for 1.37 shares of Common Stock. Under antidilution provisions, the conversion price of Series B Preferred will be adjusted upon the Company's issuance of additional shares of Common Stock, warrants or rights to purchase Common Stock or securities convertible into Common Stock.

     Series B Preferred shareholders are entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series B Preferred is then convertible. Shareholders of Series B Preferred and Common Stock shall vote together on each matter submitted to stockholders and not by class or series. Prior to the consummation of a Qualifying Offer, the shareholders of the Series B Preferred, voting together as a class, shall be entitled to elect one director. Subsequent to a Qualifying Offer and only so long as at least 66.6% of the shares of Series B Preferred originally issued remain outstanding, the holders of a majority of the shares of Common Stock issuable upon conversion of the Series B Preferred shall be entitled to nominate one director. Upon the occurrence of an event of default, the shareholders of the Series B Preferred, together with the shareholders of Series C Preferred, have the exclusive right to elect a majority of the Board of Directors.

     Series C Redeemable Preferred Stock -- In August 1997, the Company entered into a private placement offering (the "1997 Offering") with certain investors to raise additional working capital through the sale of 2,328,543 shares of Series C 7% Cumulative Convertible Preferred Stock (the "Series C Preferred") for a purchase price of $8.00 per share and a total offering amount of $18,628,344. Upon an Event of Default, the annual dividend rate will be 9%. The Series C Preferred votes in conjunction with the Series B Preferred on an as-if-converted basis. The Series C Preferred is convertible into 2,328,543 shares of Common Stock at a price of $8.00 per share. Also, as part of the 1997 Offering, the Company issued a warrant to the underwriting agent

                               PARK 'N VIEW, INC.

for the purchase of 100,399 shares of Common Stock exercisable at $8.00 per share at any time within five years from the date of this offering. Cumulative unpaid dividends accrued were $1,115,631 at June 30, 1998.

     The Company is required to redeem for $8.00 per share all of the issued and outstanding shares of Series C Preferred as follows: (a) six months after the Senior Notes are paid in full, (b) upon receipt of a Qualifying Offer, (c) in the event the Company consolidates or merges with or into another entity, or (d) upon sale of the Company's assets. The Company may not redeem any shares of Series C Preferred until the Company pays the Senior Notes in full.

     The shareholders of Series C Preferred can convert their shares at any time at the option of the holder into Common Stock at an initial conversion rate of one Series C Preferred share for one share of Common Stock. Under antidilution provisions, the conversion price of Series C Preferred will be adjusted upon the Company's issuance of additional shares of Common Stock, warrants or rights to purchase Common Stock.

     Series C Preferred shareholders are entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series C Preferred is then convertible. Shareholders of Series C Preferred and Common Stock shall vote together on each matter submitted to stockholders and not by class or series. Prior to the consummation of a Qualifying Offer, the shareholders of the Series C Preferred, voting together as a class, shall be entitled to elect one director. Subsequent to a Qualifying Offer and only so long as at least 66.6% of the shares of Series C Preferred originally issued remain outstanding, the holders of a majority of the shares of Common Stock issuable upon conversion of the Series C Preferred shall be entitled to nominate one director. Upon the occurrence of an event of default, the shareholders of the Series C Preferred, together with the shareholders of Series B Preferred, as a class have the exclusive right to elect a majority of the Board of Directors.

7. RELATED PARTY TRANSACTIONS

     A common stockholder of the Company is also a partner in a law firm that provides legal services to the Company. Fees and expenses paid to the law firm were $293,647 for the year ended June 30, 1998. Fees and expenses paid to the law firm for the period ended June 30, 1996 and for the year ended June 30, 1997 were not significant.

     Prepaid expenses and other at June 30, 1997 includes $64,000 in cash advances to a Company executive. A promissory note was executed for $59,000 of the advances. The advances were satisfied in August 1997.

8. STOCK OPTIONS AND WARRANTS

     The Company has incentive and non-qualified stock option plans for directors and key employees and has 800,000 shares of Common Stock reserved for issuance under the plans. The incentive and non-qualified options become exercisable as determined by the Board of Directors and have a term of ten years.

                               PARK 'N VIEW, INC.

     Option activity for the year ended June 30, 1997 and 1998 is as follows:

                                                                     AVERAGE
                                                       NUMBER     EXERCISE PRICE      RANGE OF
                                                      OF SHARES     PER SHARE      EXERCISE PRICE
                                                      ---------   --------------   --------------
Granted options:
  Granted during the year ended June 30, 1997 and
     outstanding at June 30, 1997...................   409,846        $1.42        $1.00-$3.00
  Forfeited during the year ended June 30, 1998.....      (500)        1.00         1.00
                                                       -------
  Outstanding at June 30, 1998......................   409,346         1.42         1.00-3.00
                                                       =======
Vested options:
  Exercisable at June 30, 1997......................    81,969         1.42         1.00-3.00
  Vested during the year ended June 30, 1998........    81,869         1.42         1.00-3.00
  Forfeited during the year ended June 30, 1998.....      (100)        1.00         1.00
                                                       -------
  Exercisable at June 30, 1998......................   163,738         1.42         1.00-3.00
                                                       =======

     Vesting of these options occurs as follows: 20% immediately and 20% on each of the four anniversary dates immediately succeeding the grant.

     The weighted average remaining contractual life of options outstanding is
9.5 years and 8.4 years at June 30, 1997 and 1998, respectively.

     The Company accounts for stock options in accordance with APB Opinion No.
25. Compensation is recognized based on the fair value of Common Stock, considering objective evidence such as issuances of other securities for cash.

     SFAS No. 123 requires entities that account for awards for stock-based compensation in accordance with APB Opinion No. 25 to present pro forma disclosure as if compensation cost was measured at the date of grant based on the fair value of the award. No options were granted during the year ended June 30, 1998. The fair value of the options granted during the year ended June 30, 1997 were estimated at the date of grant using the minimum value method with the following weighted-average assumptions: a risk free interest rate of 6.8%, no dividend yield and an expected life of six years. The weighted average grant date fair value per option is approximately $.46.

     The minimum value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's net loss determined in accordance with SFAS No. 123 on a pro forma basis for the years ended June 30, 1997 and 1998 would have been as follows:

                                                                1997           1998
                                                                ----           ----
Net loss:
  As reported.............................................  $ (6,045,020)  $(13,733,747)
  Pro forma...............................................    (6,082,726)   (13,771,453)
Loss per share:
  As reported.............................................         (1.61)         (3.83)
  Pro forma...............................................         (1.62)         (3.84)

                               PARK 'N VIEW, INC.

     The pro forma amount may not be representative of the future effects on reported net income that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable and new option awards are granted each year.

     At June 30, 1998, the Company had outstanding warrants which allow the holders to purchase 280,399 shares of Common Stock at $8 per share and units that include warrants which allow the holders to purchase 505,375 shares of Common Stock at $.01 per share.

9. INCOME TAXES

     No current income taxes have been provided for any periods presented as the Company has had net operating losses since inception. The Company had approximately $20.6 million in net operating loss carryforwards at June 30, 1998 for income tax purposes, with approximately $2 million expiring in 2011, $5.4 million expiring in 2012 and $13.2 million expiring in 2013.

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The Company has not recognized any benefit for its net deferred tax asset and has offset the net deferred tax asset by a valuation allowance, as it is more likely than not that this asset will not be realized prior to its expiration. The tax effects of significant items comprising the Company's net deferred tax asset as of June 30, 1997 and 1998 are as follows:

                                                                 1997          1998
                                                              -----------   -----------
Deferred tax assets:
  Net operating loss carryforward...........................  $ 2,385,208   $ 6,876,586
  Nondeductible lease accrual...............................      237,876        88,932
  Bad debt reserve..........................................        2,164         2,164
  Vacation accrual..........................................       14,536        45,981
                                                              -----------   -----------
                                                                2,639,784     7,013,663
                                                              -----------   -----------
Deferred tax liabilities:
  Differences between book and tax basis of property........          409        45,771
  Amortization..............................................       14,095         8,821
                                                              -----------   -----------
                                                                   14,504        54,592
                                                              -----------   -----------
Valuation allowance.........................................   (2,625,280)   (6,959,070)
                                                              -----------   -----------
          Net deferred tax asset............................  $        --   $        --
                                                              ===========   ===========

10. LEGAL MATTERS

     In July 1998, Lorenzo and Pat Ortiz instituted an action against a truckstop chain, as well as a contractor utilized by the Company in connection with the installation of the PNV Network at a truckstop owned by the chain, in the 111th Judicial District, Webb County, Texas, seeking unspecified actual and punitive damages allegedly resulting from an injury suffered by Mr. Ortiz at such truckstop in connection with such installation. Although the Company is not currently named as a party to this action, pursuant to the contract between the Company and the truckstop chain defendant, the Company agreed, among other things, to indemnify the truckstop chain for claims relating to the installation, operation or repair of the PNV Network. Further, pursuant to such contract, the Company and the truckstop chain each agreed to maintain at least $1,000,000 of liability insurance on each truckstop at which the PNV Network is available and the Company agreed to name the truckstop chain as an additional insured on its insurance policy. Similar indemnification and insurance maintenance provisions are currently included in the standard contract between the Company and

                               PARK 'N VIEW, INC.

other truckstop owners/operators. The Company inadvertently failed to timely name the truckstop chain defendant as an additional insured with the result that the Company's commercial general liability insurance carrier has denied coverage with respect to this action. The Company and the truckstop chain have agreed to the Company's assumption of the defense of this action, indemnification of the truckstop chain from any and all losses or expenses relating to the action and provision to the truckstop chain with a letter of credit or surety bond in the amount of $200,000 securing such indemnity.

     In addition, an action has been instituted against a truckstop chain in Lake County, Indiana, for actual damages relating to a slip and fall incident at a truckstop at which the PNV Network is available. Although the plaintiff in the action initially named the Company as a defendant in the lawsuit, the plaintiff amended its complaint to remove the Company as a defendant. Although the Company is not currently named as a party to this action, pursuant to the contract between the Company and the truckstop defendant, the Company agreed, among other things, to indemnify the truckstop for claims relating to the installation, operation or repair of the PNV Network. Further, pursuant to such contract, the Company and the truckstop each agreed to maintain at least $1,000,000 of liability insurance on each truckstop at which the PNV Network is available. The Company's commercial general liability insurance carrier has agreed to provide coverage to the Company with respect to any claims related to this lawsuit and has agreed to indemnify the Company with respect to any such claim. The Company's present understandings of both actions is preliminary. Based upon such understandings, however, management does not believe that the outcome of either such action will have a material adverse effect on the Company's financial condition or results of operations.

     The Company has received a demand that it pay $50,000 to reimburse a worker's compensation insurance carrier for amounts paid to one of its insured relating to injuries allegedly related to the PNV Network. The Company is in the preliminary stages of investigating this claim. The Company has also received claims of 12 to 15 slip and fall incidents relating to the PNV Network. It has advised its insurance carrier of these incidents and the carrier has denied coverage on several of these incidents due to the Company's alleged failure to provide timely notice of such incidents. Based on the Company's present preliminary understanding of the worker's compensation claim, as well as the other claims the Company has received, management does not believe that the outcome of such claims, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations.

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

  UNTIL FEBRUARY 1, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................  iii
Disclosure Regarding Forward-Looking
  Statements..........................  iii
Prospectus Summary....................    1
Risk Factors..........................   10
Use of Proceeds.......................   21
Capitalization........................   21
Selected Financial Data...............   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24
Business..............................   31
Management............................   52
Certain Transactions..................   59
Principal Stockholders................   61
Description of Capital Stock..........   63
The Exchange Offer....................   75
Description of the New Notes..........   82
Federal Income Tax Considerations.....  107
Plan of Distribution..................  110
Legal Matters.........................  110
Experts...............................  110
Index to Financial Statements.........  F-1

             ------------------------------------------------------
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                               PARK 'N VIEW, INC.
                               OFFER TO EXCHANGE

                           SERIES B 13% SENIOR NOTES
                                    DUE 2008

                                      FOR

                           SERIES A 13% SENIOR NOTES
                                    DUE 2008
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                               NOVEMBER 12, 1998
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